Exhibit 2.1

STOCK PURCHASE AGREEMENT*

dated as of july 11, 2012

by and among

AUSTRALIA ACQUISITION CORP.,

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.,

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.,

and

CREDIT DISTRESSED BLUE LINE MASTER FUND, LTD.

*This Agreement contains a number of representations and warranties which the parties hereto have made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure letters to this Agreement that the parties hereto have exchanged in connection with signing this Agreement. The disclosure letters contain information that has been included in the general public disclosures of the Purchaser, as well as additional non-public information. While the parties hereto do not believe that this non-public information is required to be publicly disclosed by the Purchaser under the applicable securities Laws, that information does modify, qualify and create exceptions to the representations and warranties set forth in this Agreement. In addition, these representations and warranties were made as of the date of this Agreement. Information concerning the subject matter of the representations and warranties may have changed since the date of this Agreement, which subsequent information may or may not be fully reflected in the public disclosures of the Purchaser. Moreover, representations and warranties are frequently utilized in securities purchase agreements (including in this Agreement) as a means of allocating risks, both known and unknown, rather than to make affirmative factual claims or statements. ACCORDINGLY, ONLY THE PARTIES TO THIS AGREEMENT SHOULD RELY ON THE REPRESENTATIONS AND WARRANTIES AS CURRENT CHARACTERIZATIONS OF FACTUAL INFORMATION ABOUT THE PARTIES HERETO AND THE MATTERS ADDRESSED BY THIS AGREEMENT.

4.4	Not Affiliated Entities	31

4.5	Not a USRPI	31

Article V RESERVED		31

Article VI REPRESENTATIONS AND WARRANTIES OF THE ACDL SELLERS WITH RESPECT TO ACDL		31

6.1	Organization	31

6.2	No Breach	32

6.3	Consents	32

6.4	Organizational Documents; Directors and Officers	32

6.5	Capitalization	33

6.6	Financial Statements	34

6.7	Tax Matters	34

6.8	Real Property	37

6.9	Title to Properties	38

6.10	Sufficiency and Condition of Property	38

6.11	Contracts	38

6.12	Permits	39

6.13	Human Resources; Benefit Plans	39

6.14	Litigation; Proceedings	42

6.15	Environmental Conditions	42

6.16	Health and Safety Matters	43

6.17	Absence of Certain Business Practices	43

6.18	Gaming Licenses/Approvals	44

6.19	Takeover Statutes	44

Article VII REPRESENTATIONS AND WARRANTIES with respect TO HARBINGER ACDL BLOCKER aND Blue Line ACDL Blocker		44

7.1	Harbinger ACDL Blocker	44

7.2	Blue Line ACDL Blocker	45

Article VIII REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		45

8.1	Existence; Good Standing; Authority; Enforceability	45

8.2	No Conflict	46

8.3	Issuance of Shares	46

8.4	Capitalization	47

8.5	Purchase for Investment; Access to Information	48

8.6	Tax Matters	49

8.7	Contracts	50

8.8	Permits	50

8.9	Litigation; Proceedings	50

8.10	Takeover Statutes	51

8.11	No Undisclosed Liabilities	51

8.12	Employees and Labor Matters	51

8.13	Exchange Quotation	51

8.14	Business Activities	51

8.15	Interested Party Transactions	51

8.16	Purchaser SEC Documents; Financial Statements; Internal Controls	52

8.17	Trust Agreement; AAC Trust Account	53

8.18	Absence of Certain Business Practices	53

8.19	Accredited Investor Status	53

8.20	Brokers	53

8.21	Investment Company Act of 1940	53

8.22	No Other Representations or Warranties	53

Article IX COVENANTS		54

9.1	Conduct by Purchaser Prior to the Closing	54

9.2	Conduct by Sellers Prior to the Closing	55

9.3	Tender Offer	57

9.4	Preference Share Resolutions	59

9.5	Waiver of Right, Title, Interest or Claim to AAC Trust Account	59

9.6	Insurance and Indemnification	60

9.7	Purchaser Board of Directors; Indemnification Agreements; Going-Private Transaction; Affiliate Transactions; Corporate Opportunities.	61

9.8	Director Compensation	68

9.9	Commercially Reasonable Efforts; Further Assurances	68

9.10	Access to Information; Confidentiality; Public Announcements	69

9.11	Regulatory Approval	71

9.12	No Solicitation	71

9.13	Listing	72

9.14	Amendment to Articles of Association	72

9.15	Loan to Purchaser	73

9.16	Seller’s Representative	73

9.17	ACDL Contingent Obligation	73

9.18	AAC Name Change	73

9.19	HRG Corporate Opportunities	74

9.20	US Income Tax Reporting Covenants	74

9.21	Canadian Withholding Tax Matter	75

9.22	Extension of Termination Date	75

Article X TAX MATTERS		75

10.1	Transfer Taxes	75

10.2	Tax Treatment	75

Article XI CONDITIONS TO CLOSING		75

11.1	Conditions to Obligation of Sellers	75

11.2	Conditions to Obligation of Purchaser	77

Article XII TERMINATION		78

12.1	Termination	78

12.2	Effect of Termination	78

Article XIII GENERAL PROVISIONS		79

13.1	Nonsurvival of Representations and Warranties	79

13.2	Notices	79

13.3	Fees and Expenses	80

13.4	Amendments; Waivers	80

13.5	Entire Agreement	81

13.6	Severability	81

13.7	Governing Law	81

13.8	Consent to Jurisdiction; Waiver of Jury Trial	81

13.9	Assignment	82

13.10	Remedies; Specific Performance	82

13.11	Third Party Beneficiaries	82

13.12	Interpretation	83

13.13	Counterparts	84

EXHIBIT A	Ownership Table of the Subject Shares
EXHIBIT A-1	Additional Ownership Table
EXHIBIT B	Preference Share Resolutions
EXHIBIT C	ACDL Financial Information and Access Agreement
EXHIBIT D	Reserved
EXHIBIT E	Insider Securities Transfer Agreement
EXHIBIT F	Tender Offer Conditions
EXHIBIT G	Director Indemnification Agreements
EXHIBIT H	Registration Rights Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of July 11, 2012, by and among Australia Acquisition Corp., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Purchaser”), Harbinger Capital Partners Master Fund I, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Harbinger Master”), Harbinger Capital Partners Special Situations Fund, L.P., a limited partnership organized under the laws of the State of Delaware (“Harbinger Special Situations”), and Credit Distressed Blue Line Master Fund, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Blue Line”, and together with Harbinger Master and Harbinger Special Situations, the “Sellers” and each, a “Seller”).

Recitals:

A.           Each of Harbinger Special Situations and Harbinger Master own and intend to sell to Purchaser pursuant to this Agreement the number of ordinary shares, par value GBP 0.0001 per share (the “Subject Ferrous Shares”) of Ferrous Resources Ltd., a company organized under the laws of the Isle of Man (“Ferrous”) set forth next to the name of each such Seller on Exhibit A hereto.

B.           Each of Harbinger Master and Harbinger Special Situations own and intend to sell pursuant to this Agreement the number of shares of Class A, €1 (one euro) par value per share, and the number of convertible preferred equity certificates (CPECs) of Series A, €1 (one euro) par value per share (together, the “Subject Harbinger Blocker Shares”), of Harbinger II S.a.r.l., a private limited liability company organized under the laws of Luxembourg (“Harbinger ACDL Blocker”), set forth next to the name of such Seller on Exhibit A hereto, and Harbinger ACDL Blocker in turn owns the number of common shares, no par value per share (the “ACDL Common Shares”), and the number of Series V Special Shares, no par value per share (the “ACDL Preferred Shares”), in each case of Asian Coast Development (Canada) Ltd., a company organized under the laws of British Columbia (“ACDL”), set forth next to the name of Harbinger ACDL Blocker on Exhibit A hereto. Blue Line owns and intends to sell to Purchaser pursuant to this Agreement the number of ACDL Common Shares set forth next to the name of such Seller on Exhibit A hereto (the “Blue Line Direct ACDL Shares”). In addition, Blue Line owns and intends to sell pursuant to this Agreement the number of shares of common stock, $0.001 par value per share, of Blue Line ACDL, Inc., a company incorporated under the laws of the State of Delaware (“Blue Line ACDL Blocker”), set forth next to the name of such Seller on Exhibit A hereto (the “Blue Line Blocker Shares”, and together with the Blue Line Direct ACDL Shares, the “Subject Blue Line ACDL Shares”), and Blue Line ACDL Blocker in turn owns the number of ACDL Preferred Shares set forth next to the name of Blue Line ACDL Blocker on Exhibit A hereto. The Subject Harbinger Blocker Shares and the Subject Blue Line ACDL Shares are sometimes hereinafter collectively referred to as the “Subject ACDL Shares”. The Subject Ferrous Shares and the Subject ACDL Shares are sometimes hereinafter collectively referred to as the “Subject Shares.” Notwithstanding anything to the contrary herein, in connection with the consummation of the ACDL financing referenced in Sections 11.1(m) and 11.2(g), Harbinger ACDL Blocker and/or Blue Line may receive shares in a new class of preferred shares of ACDL to be designated the Class VI Special Shares, no par value per share (the “Subject Class VI ACDL Shares”), and if Harbinger ACDL Blocker or Blue receive any Subject Class VI ACDL Shares, then such Subject Class VI ACDL Shares shall be included in the definition of “Subject ACDL Shares” for all purposes of this Agreement and Exhibit A shall be revised by the parties to reflect the addition of such Subject Class VI ACDL Shares to the Transaction.

C.           Each Seller wishes to sell the Subject Shares held by such Seller to Purchaser, and Purchaser wishes to purchase the Subject Shares from Sellers, for the consideration, and upon the terms and subject to the conditions, set forth in this Agreement.

D.           Prior to or simultaneously with this execution of this Agreement, the ACDL Financial Information and Access Agreement and the Insider Securities Transfer Agreement have been duly executed and delivered by each of the parties thereto.

E.           Purchaser has authorized the issuance and sale of Class A Preference Shares (as defined herein) to the Sellers pursuant to this Agreement (the “Class A Preference Shares”). The rights, preferences and privileges of the Class A Preference Shares to be issued to Sellers pursuant to this Agreement shall be as set forth in Purchaser's Articles of Association and the resolutions of the board of directors of Purchaser approving the designation and issuance of such shares in the form attached hereto as Exhibit B (the “Preference Share Resolutions”), which shall be duly adopted by the board of directors of Purchaser at or prior to the Closing. The Class A Preference Shares shall be convertible into Purchaser Ordinary Shares in accordance with the terms of Purchaser's Articles of Association and the Preference Share Resolutions.

F.           The parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

Agreement:

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I

DEFINITIONS

1.1           Definitions. Except as otherwise provided herein, all capitalized terms used herein shall have the meanings assigned to them below.

“AAC Trust Account” means the trust account established by Purchaser for the benefit of its public shareholders at JP Morgan Chase Bank, N.A., and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to an Investment Management Trust Agreement, dated as of November 15, 2010, between Purchaser and Trustee (the “Trust Agreement”).

“Accredited Investor” has the meaning set forth in Section 3.8.

“ACDL” has the meaning set forth in the recitals.

“ACDL Annual Financial Statements” has the meaning set forth in Section 6.6.

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“ACDL Contingent Obligation” means that certain backstop loan commitment for the benefit of ACDL in the amount of $30,000,000, as evidenced by the Backstop Loan Agreement, dated August 8, 2011, by and among ACDL, Blue Line ACDL Blocker, Global ACDL Blocker and Harbinger ACDL Blocker.

“ACDL Financial Information and Access Agreement” means the ACDL Financial Information and Access Agreement substantially in the form attached hereto as Exhibit C.

“ACDL Financial Statements” has the meaning set forth in Section 6.6.

“ACDL Interim Financial Statements” has the meaning set forth in Section 6.6.

“ACDL Common Shares” has the meaning set forth in the recitals.

“ACDL Obligors” has the meaning set forth in Section 9.17.

“ACDL Preferred Shares” has the meaning set forth in the recitals.

“ACDL Real Property” has the meaning set forth in Section 6.8(a).

“ACDL Real Property Lease” has the meaning set forth in Section 6.8(a).

“ACDL Seller” has the meaning set forth in Article VI.

“Acquisition Agreement” has the meaning set forth in Section 9.12(a).

“Affiliate” means with respect to any Person, any Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Agreement” means this Stock Purchase Agreement.

“Alternative Proposal” means with respect to a party hereto, any inquiry, proposal or offer from any third party relating to, or the public announcement or other public disclosure of the intention to undertake or engage in, (a) any transaction involving the merger, amalgamation, consolidation, recapitalization (including any filing with the Commission in respect of, or to consummate, an initial public offering or other similar public offering of equity securities of such party or their controlled Affiliates), change in capital structure, arrangement, business combination, share exchange, take-over bid, going private transaction, tender offer, exchange offer, spin-off, split-off, sale, liquidation, dissolution or winding up of such party, (b) the acquisition (by lease, license, long-term supply agreement or other arrangement having the same economic effect as an acquisition), exchange or transfer directly or indirectly of assets or businesses that constitute or generate 20% or more of the total revenue, net income or assets of such party or any of its Subsidiaries, taken as a whole, immediately prior to such acquisition, exchange or transfer, (c) the acquisition of 20% or more of the issued and outstanding capital stock or other securities (including options, rights or warrants to purchase, or securities convertible into such securities) or voting interests in such party or any of its controlled Affiliates, taken as a whole, or (d) similar transactions, or series of transactions, involving such party or any of its controlled Affiliates; provided, however, that the term “Alternative Proposal” shall not include the Transaction.

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“Amendment Time” has the meaning set forth in Section 9.7(i)(v).

“Antitrust Laws” means the HSR Act and any foreign antitrust Laws.

“Antitrust Regulatory Requirements” has the meaning set forth in Section 9.11(a).

“Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” have the meanings specified in Rule 13d-3 promulgated under the Exchange Act, including the provision that any member of a “group” will be deemed to have beneficial ownership of all securities beneficially owned by other members of the group, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any Person or (y) securities directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock of such Person.

“Benefit Plan” means a bonus, incentive compensation, severance, employment, termination, pension, savings, profit sharing, retirement, health, dental, disability, life insurance, loan, vacation, tuition reimbursement, relocation, accidental death and dismemberment or other welfare plan, policy, program, arrangement or agreement under which any employee or former employee of ACDL or any of its Subsidiaries has any current or future rights to benefits or under which ACDL has or may have any liability, other than (a) a collective bargaining agreement or other contract with a labor union or association, (b) a contract relating to the appointment of a sales agent or representative or distributor, (c) a contract relating to the indemnification of a director, officer or employee, (d) a contract relating to the employment of any employee or the engagement of any consultant or (e) any Organizational Document.

“Blue Line” has the meaning set forth in the preamble.

“Blue Line ACDL Blocker” has the meaning set forth in the recitals.

“Blue Line Blocker Shares” has the meaning set forth in the recitals.

“Blue Line Direct ACDL Shares” has the meaning set forth in the recitals.

“Business” means, with respect to any Person, any business conducted by such Person.

4

“Business Day” means any day of the year other than: (a) any Saturday or Sunday, or (b) any other day on which banks located in the State of New York, the Cayman Islands or Melbourne, Australia are authorized or required by law to be closed for business.

“Cap Amount” has the meaning set forth in Section 9.6(b).

“CFC” has the meaning set forth in Section 9.20(a).

“China Dragon” has the meaning set forth in Section 2.8.

“Claim” means any complaint, allegation, charge, petition, appeal, demand, notice, filing or claim of any kind that commences, alleges a basis to commence or threatens to commence any Proceeding by or before any Governmental Authority or Judicial Authority or that asserts, alleges a basis to assert or threatens to assert any right, breach, default, violation, noncompliance, termination, cancellation or other action or omission that would reasonably be expected to result in a Liability or Loss.

“Class A Preference Shares” has the meaning set forth in the recitals.

“Class B Board Members” has the meaning set forth in Section 9.7(a).

“Class B Preference Shares” has the meaning set forth in Section 2.4.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Committee” has the meaning set forth in Section 9.7(e).

“Consent” means any approval, authorization, clearance, exemption, waiver, permission or consent of any kind of any Person whether related to any Contract, Law or otherwise, other than a Permit.

“Contract” means any written contract, agreement, undertaking, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, sublicense, purchase or sale order, quotation or other commitment, obligation or instrument that is, or is intended to be, binding or enforceable under applicable Law.

“control” of a Person means possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, through rights under Contracts, or otherwise.

“Deferred Compensation Plan” has the meaning set forth in Section 6.13(e).

5

“Divested Benefit Plan” means any Benefit Plan (i) previously maintained or required to be maintained by ACDL, (ii) to which ACDL, or any of its Subsidiaries, previously made or was required to make contributions, or (iii) with respect to which ACDL, or any of its Subsidiaries, previously had any Liability.

“Domestic Benefit Plan” means a Benefit Plan (i) maintained or required to be maintained by ACDL, or any of its Subsidiaries, (ii) to which ACDL or any of its Subsidiaries, makes or is required to make contributions or (iii) with respect to which ACDL, or any of its Subsidiaries, currently has any Liability, in each case other than a Foreign Benefit Plan or a Divested Benefit Plan.

“Employees” means all employees of ACDL or any of its Subsidiaries, in each case, as of the relevant time.

“Environmental Claim” means any Claim or Proceeding arising from (a) any Environmental Law, (b) any Environmental Condition, (c) any Hazardous Substance or any Release or Remediation thereof or (d) any pollution of or failure to protect the indoor or outdoor environment (including failure to protect human health and safety, other than in respect of occupational health and safety) from Hazardous Substances Contamination.

“Environmental Condition” means any condition (including any Hazardous Substances Contamination) with respect to the indoor or outdoor environment (including failure to protect human health and safety, other than in respect of occupational health and safety) as a result of which any Person (a) has incurred or could incur any Liability or Loss, (b) has or could become subject to any Claim or Proceeding or (c) has or could become subject to any obligation to Remediate such condition, including any condition resulting from the business or activities of ACDL or any of its Subsidiaries or the business or activities of any other Person on any of the ACDL Real Property.

“Environmental Law” means any Law or any regulatory policy statement or similar guidance of any kind relating to pollution or protection of the indoor or outdoor environment (including protection of human health and safety, other than in respect of occupational health and safety), or any Hazardous Substance or any Release or Remediation thereof, including (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1984, (b) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, (c) the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, (d) the Toxic Substances Control Act of 1976, (e) the Emergency Planning and Community Right-To-Know Act of 1986, (f) the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, (g) the National Environmental Policy Act of 1970, (h) the Endangered Species Act of 1973, (i) the Safe Drinking Water Act of 1974 and (j) the Atomic Energy Act of 1954.

“Environmental Liabilities” means all Liabilities arising from any Environmental Claim or Environmental Condition.

“Equitable Exceptions” has the meaning set forth in Section 3.2.

6

“Equity Interests” of a Person means (a) capital stock, capital stock equivalents (including stock options, restricted stock units, stock appreciation rights and phantom stock), partnership interests, membership interests, participations, shares and other equity interests of any class or kind (however designated) of such Person and (b) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Continental Stock Transfer & Trust Company in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means that certain Securities Escrow Agreement, dated as of November 15, 2010, by and among Purchaser, the Escrow Agent and each Insider Holder.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Existing Coverage” has the meaning set forth in Section 9.6(b).

“Expiration Time” has the meaning set forth in Section 9.3(a).

“Ferrous” has the meaning set forth in the recitals.

“Ferrous Seller” has the meaning set forth in Article IV.

“Final Order” means an Order that is final and non-appealable.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Foreign Benefit Plan” means any Benefit Plan (a) maintained or required to be maintained by ACDL, (b) to which ACDL, or any of its Subsidiaries, makes or is required to make contributions, or (c) with respect to which ACDL or any of its Subsidiaries, currently has any Liability, in each case, that is maintained outside of the United States and, in each case, other than a Divested Benefit Plan.

“GAAP” means generally accepted accounting principles in the United States as in effect on the relevant date.

“Gaming Regulatory Authority” means any Governmental Authority that licenses, regulates or otherwise exercises authority over the business of gambling or gaming activities, including the qualifications, conduct, practices and other activities of Persons seeking to engage or engaging in such business in any jurisdiction.

“Global ACDL Blocker” has the meaning set forth in Section 2.6.

“Global Blocker ACDL Shares” has the meaning set forth in Section 2.6.

“Global Direct ACDL Shares” has the meaning set forth in Section 2.6.

7

“Global Opportunities” has the meaning set forth in Section 2.6.

“Going-Private Transaction” means either (a) a Rule 13e-3 transaction, as such term is defined in Rule 13e-3 of the Exchange Act as in effect on the date of this Agreement, with respect to the Purchaser to which such Rule 13e-3 applies or (b) regardless of whether Rule 13e-3 applies to a transaction, any transaction or series of transactions involving (i) a “purchase” (as such term is defined in Rule 13e-3 of the Exchange Act) of any Equity Interest of the Purchaser by a Significant Shareholder or a member of the Restricted Group, (ii) a tender offer for or request or invitation for tenders of an Equity Interest of the Purchaser by a Significant Shareholder or a member of the Restricted Group, or (iii) a solicitation subject to Regulation 14A by a Significant Shareholder or a member of the Restricted Group of the Exchange Act of any proxy, consent or authorization of, or a distribution subject to Regulation 14C of the Exchange Act of information statements to, any equity security holder of the Purchaser by a Significant Shareholder or a member of the Restricted Group in connection with (x) a merger, consolidation, reclassification, recapitalization, reorganization or similar corporate transaction of the Purchaser or between the Purchaser (or its Subsidiaries) and a Significant Shareholder or a member of the Restricted Group, (y) a sale of substantially all of the assets of the Purchaser to a Significant Shareholder or a member of the Restricted Group (or a group in which one of such Persons is a member), or (z) a reverse stock split of any class of Equity Interests of the Purchaser involving the purchase of fractional interests, which in the case of such clause (i), (ii) or (iii), has either a reasonable likelihood or a purpose of the Significant Shareholder (together with any other member of the Restricted Group) obtaining Beneficial Ownership of all of the remaining Outstanding Voting Securities not already owned by the Significant Shareholder (together with the other members of its Restricted Group) as of the date of determination. Notwithstanding any of the foregoing, any and all purchases of Equity Interests of the Purchaser by a Significant Shareholder or any member of the Restricted Group in connection with such Significant Shareholder’s or member’s exercise of its rights hereunder or under any Related Agreement in connection with the consummation of the Transaction shall be deemed not to constitute a Going Private Transaction.

“Governmental Authority” means any government (including any United States or foreign federal, state, commonwealth, provincial, cantonal, city, municipal or county government), any political subdivision thereof and any governmental, administrative, ministerial, regulatory, central bank, self-regulatory, quasi-governmental, taxing, executive, or legislative department, board, bureau, commission, body, agency, authority or instrumentality of any thereof.

“Guarantee” of or by any Person, as of any date, means, without duplication, (a) any direct or indirect obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, including any obligation of such Person to (i) purchase or pay (or advance funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, agreements to keep well, to take-or-pay or to stop losses, or otherwise) or to purchase or lease property, securities or services for the purpose of assuring the payment of such Indebtedness, (ii) maintain any working capital, equity capital or other financial condition (including cash, working capital, net assets, operating results or liquidity) of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iii) indemnify any other Person against any Loss resulting from a failure by the primary obligor to pay any Indebtedness or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person, in the case of each clause above as of such date; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case, in the ordinary course of business consistent with past practices.

8

“Harbinger ACDL Blocker” has the meaning set forth in the recitals.

“Harbinger Affiliate” means Philip A. Falcone, Harbinger Capital Partners LLC, Harbinger Capital Partners II L.P, or any limited partnership, limited liability company, corporation or other entity that is an Affiliate of Philip A. Falcone or Harbinger Capital Partners LLC or Harbinger Capital Partners II L.P.

“Harbinger Master” has the meaning set forth in the preamble.

“Harbinger Special Situations” has the meaning set forth in the preamble.

“Hazardous Substance” means any chemical, waste or other substance as to which any Liability, standard of conduct or regulatory requirement of any kind is imposed under any Law or regulatory policy statement, directive or guidance of any kind relating to pollution or the protection of the environment (including protection of human health and safety, other than in respect of occupational health and safety), including any Hazardous Waste or any flammable, corrosive, toxic, reactive, explosive or radioactive material (including any source, byproduct or special nuclear material), radon, asbestos, formaldehyde, urea formaldehyde, polychlorinated biphenyl, petroleum, petroleum constituent, petroleum product, polycyclic aromatic hydrocarbons, methane or medical waste.

“Hazardous Substances Contamination” means the presence in the indoor or outdoor environment of a Hazardous Substance in concentrations or amounts that require Remediation under any Environmental Law.

“Hazardous Waste” means any substance defined as a “hazardous waste” pursuant to the Resource Conservation and Recovery Act or any other similar Law.

“Health and Safety Condition” means any condition with respect to occupational health and safety as a result of which any Person (a) has incurred or could incur any Liability or Loss, (b) has or could become subject to any Claim or Proceeding or (c) has or could become subject to any obligation to Remediate such condition, in each case, under any Health and Safety Law.

“Health and Safety Law” means any Law relating to protection of occupational health and safety or any Remediation of any threat thereto, including the Occupational Safety and Health Act of 1970, other than any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

9

“HRG Corporate Opportunities Letter” means that certain letter agreement, dated May 12, 2011, by and among Harbinger Master, Harbinger Special Situations, Global Opportunities, Harbinger Capital Partners LLC, Harbinger Capital Partners II LLC and CF Turul LLC, as amended from time to time in accordance with its terms.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all of the rules and regulations promulgated thereunder.

“Indebtedness” of any Person as of any date means, without duplication, (a) Indebtedness for Borrowed Money, (b) all obligations of such Person upon which interest is customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (c) all off-balance-sheet financings of such Person, including synthetic leases and project financings, (d) all Guarantees by such Person of any obligation of the type described in clauses (a) through (c) above of any other Person, (e) all capital lease obligations of such Person, (f) all interest rate protection, foreign currency exchange or other interest or exchange rate hedging agreements and (g) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, in the case of each clause above, as of such date. The Indebtedness of any Person includes the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor under applicable Law as a result of Equity Interests held by such Person in such other Person (except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor).

“Indebtedness for Borrowed Money” of any Person as of any date means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than deposits or advances in respect of deferred revenue), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person for purchase money financing, including obligations under conditional sale or other title retention agreements issued or assumed in respect of deferred purchase price, relating to assets purchased by such Person (other than trade payables incurred in the ordinary course of business consistent with past practices) and (d) all Guarantees by such Person of any obligation of the type described in clauses (a) through (c) above of any other Person. The Indebtedness for Borrowed Money of any Person includes the Indebtedness for Borrowed Money of any other Person (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor under applicable Law as a result of Equity Interests held by such Person in such other Person (except to the extent that the terms of such Indebtedness for Borrowed Money provide that such Person is not liable therefor).

“Indemnification Agreement” has the meaning set forth in Section 9.7(d).

“Initial Expiration Date” has the meaning set forth in Section 9.3(a).

“Insider Holders” means Ziegler Asset Partners Pty. Ltd., as Trustee for the Ziegler Asset Partners Trust, The Drummond Trust, The Edward Stephen Streeter and Dana Streeter AB Living Trust, Brebec Pty. Limited, as Trustee for the Chenoweth Family Trust, Thelma Investments Pty. Ltd., as Trustee for Thelma Investments Trust and Parkthorn No. 2 Pty. Ltd.

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“Insider Securities Transfer Agreement” means a Securities Transfer Agreement substantially in the form of Exhibit E hereto pursuant to which the Insider Holders agree to transfer, assign and convey to Sellers, concurrently with the Closing, specified percentages of the Insider Shares and Insider Warrants on the terms set forth therein.

“Insider Shares” means an aggregate of 2,133,333 of the Purchaser Ordinary Shares owned by the Insider Holders and currently held by the Escrow Agent pursuant to the Escrow Agreement.

“Insider Warrants” means warrants, owned by the Insider Holders, to purchase an aggregate of 8,000,000 of the Purchaser Ordinary Shares and currently held by the Escrow Agent pursuant to the Escrow Agreement.

“Intellectual Property” means any and all (a) designs, styles, concepts, inventions and discoveries of any kind which are entitled to protection under any patent, copyright, trademark, trade secret or similar Law, (b) patents and patent applications (including reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part), and statutory invention registrations, (c) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill of any kind, including registrations and applications for registration thereof, (d) domain names, websites, mask works, computer software of any kind (including source code, object code and specifications, designs and documentation related thereto and copyrights of any kind, including copyrights in computer software and published and unpublished works, and registrations and applications for registration thereof and (e) confidential and proprietary information, including trade secrets, know-how (including manufacturing and engineering information), process technology, technical information, data, customer lists, plans, strategies and methodologies, in the case of each clause above, regardless of the form in which embodied or evidenced and including all books, records, papers, files, databases, recordings, imprints, pictures, drawings and blue prints associated therewith or related thereto.

“IRS” means the Internal Revenue Service of the United States.

“Judicial Authority” means any court, arbitrator, special master, receiver, tribunal or similar body of any kind (including any Governmental Authority exercising judicial powers or functions of any kind).

“Kelson” means Kelson Canada, Inc., a company organized under the laws of Nova Scotia.

“Knowledge” of Purchaser as to a fact or matter, and correlative phrases, means (a) actual knowledge of such fact or matter by a designated senior officer of Purchaser and (b) knowledge that such designated senior officer would reasonably be expected to obtain after making the same inquiry of Employees reporting directly to such officer that a prudent businessperson would have made in the management and conduct of her or his own business and affairs in order to gain a commercially reasonable understanding of such fact or matter. For this purpose, the designated senior officers of Purchaser shall mean Peter Ziegler and Steven Streeter.

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“Knowledge” of any Seller as to a fact or matter, and correlative phrases, means (a) actual knowledge of such fact or matter by a designated senior officer of Seller and (b) knowledge that such officer would be reasonably expected to obtain after making the same inquiry of Employees reporting directly to such officer that a prudent businessperson would have made in the management and conduct of her or his own business and affairs in order to gain a commercially reasonable understanding of such fact or matter. For this purpose and unless otherwise specified herein, the designated senior officers of each Seller shall mean Philip Falcone, David Maura, Omar Asali, Gus Cheliotis (solely with respect to ACDL) and Joseph Cleverdon.

“Law” means any treaty, code, statute, law (including common law), rule, regulation, convention, ordinance, Order, regulatory policy statement or similar guidance, binding directive or decree of any Governmental Authority or Judicial Authority.

“Liability” means any liability, responsibility, assessment, cost, expense, expenditure, charge, fee, penalty, fine or obligation of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, choate or inchoate, direct or indirect, primary or secondary, matured or unmatured, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed, in each case, whether or not required under GAAP to be reflected in an audited consolidated balance sheet of such Person.

“Lien” means (a) any mortgage, indenture, deed of trust, collateral assignment, lien, hypothecation, pledge, encumbrance, restriction, charge or security interest of any kind, (b) the interest of a vendor or a lessor under any conditional sales agreement, capital lease, purchase money seller financing agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), (c) any purchase option, call option or similar right (including, in the case of securities, any transfer restriction thereon, any proxy, voting agreement or similar arrangement with respect thereto, any reservation thereof for any purpose, any pre-emptive right, right of first offer or first refusal, or similar right with respect thereto, any option, warrant or right to purchase or acquire such securities, or any other securities convertible into or exercisable or exchangeable for such securities), (d) in respect of real property, any easement, restriction, limitation, right of way, lease or license to a third party, or similar right of any kind, other than those arising under or imposed by applicable Law, or (e) any Contract to grant or enter into any arrangement described in clause (a), (b), (c) or (d) above, but in the case of clauses (a), (b), (c), (d) and (e) above, in the case of securities, excluding customary transfer restrictions under securities Laws.

“Loss” means any Liability, shortage, damage, diminution in value, settlement, deficiency or loss of any kind.

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“Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, (a) is materially adverse to the assets, liabilities, business, results of operations or condition (financial or otherwise) taken as a whole of Ferrous or ACDL, considered individually; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: any event, circumstance, change, development or effect to the extent arising out of or resulting from (i) changes in general economic, regulatory, political or industry conditions or from acts of terror or war, (ii) effects resulting from acts attributable to, omissions by or circumstances that relate to Purchaser, (iii) effects resulting from changes in commodity or energy prices, in interest or currency exchange rates or in United States or global capital, financial, banking, credit or securities markets generally, (iv) changes in general economic, legal, tax, regulatory or political conditions in the geographic regions in which Ferrous or ACDL operate or market products, (v) changes in GAAP (or in the interpretation thereof) or accounting principles, practices or policies that are imposed on Ferrous or ACDL, (vi) effects resulting from the announcement or pendency of this Agreement or the Transactions, including any resignations by, or other losses of, employees, (vii) effects resulting from compliance with, or the taking of any action required by, the terms of this Agreement (other than effects resulting from the Closing), (viii) any changes in legal or regulatory conditions, including changes in applicable Law or in the interpretation thereof, (ix) any action taken by the Sellers, Ferrous or ACDL at the request of Purchaser and/or its Affiliates, or (x) any failure of Ferrous or ACDL to meet financial projections or forecasts (it being understood that the factors giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, a Material Adverse Effect); provided, however, that such matters in the case of clauses (i), (iii), (iv), (v) and (viii) shall be taken into account in determining whether there has been or will be a “Material Adverse Effect” to the extent of any disproportionate impact on Ferrous or ACDL relative to other participants operating in the same industries and the geographic markets of Ferrous or ACDL, or (b) would have, or be reasonably likely to have, a material adverse effect on the ability of the Sellers to perform their obligations under this Agreement or to consummate the Transactions.

“Material Contract” means:

(a)          any Contract under which ACDL: (i) sold or purchased products or services pursuant to which the aggregate of payments due to or from any such entity in the one (1) year period ending on the date of this Agreement was equal to or exceeded five hundred thousand dollars ($500,000); or (ii) anticipates selling or purchasing products or services during the one year period after the date of this Agreement in which the aggregate payments due to or from any such entity for such products or services are expected to equal or exceed five hundred thousand dollars ($500,000);

(b)          any material Contract with any current or former director, officer or employee;

(c)          any Contract under which any such entity has agreed to indemnify any third Person with respect to, or to share, the Tax liability of any third Person, other than Contracts with suppliers or customers in the Ordinary Course;

(d)          any Contract involving a commitment of any such entity to make a capital expenditure or to purchase a capital asset involving at least five hundred thousand dollars ($500,000);

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(e)          any Contract containing any covenant (i) limiting the right of any such entity to engage in any line of business or in any geographic area, or (ii) prohibiting any such entity from engaging in its Business with any Person or levying a fine, charge or other payment for doing so;

(f)          any lease or similar agreement, other than those agreements entered into in the Ordinary Course, pursuant to which: (i) any such entity is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of five hundred thousand dollars ($500,000); (ii) any such entity is the lessor of, or makes available for use by any third Person, any tangible personal property owned by it for an annual rent in excess of five hundred thousand dollars ($500,000); or (iii) any such entity is the lessee of, or holds or uses, any real property owned by any third Person for an annual rent in excess of five hundred thousand dollars ($500,000);

(g)          any Contract establishing a partnership or joint venture that is material to the Business of any such entity;

(h)          any asset purchase agreements, stock purchase agreements, and other acquisition or divestiture agreements and similar Contracts, including any Contracts relating to the sale, lease or disposal of any material properties or assets of any such entity, that is material to such entity’s Business, taken as a whole;

(i)          any Contract relating to Indebtedness in excess of five hundred thousand dollars ($500,000);

(j)          any Contract under which any such entity has directly or indirectly guaranteed any liabilities of another Person in excess of five hundred thousand dollars ($500,000); and

(k)          any Contract involving continuing or future obligations to an Affiliate of such entity; and

(l)          all commitments and agreements to enter into any of the foregoing.

“Maximum Tender Condition” has the meaning set forth in Section 9.3(a).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means an employee benefit plan that is maintained by more than one employer within the meaning of Section 413(c) of the Code.

“NASDAQ Stock Market” means the Nasdaq Capital Market.

“Offer Documents” has the meaning set forth in Section 9.3(c).

“Offer to Purchase” has the meaning set forth in Section 9.3(c).

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“Order” means any judgment, writ, decree, directive, decision, injunction, ruling, award or order (including any consent decree or cease and desist order) of any kind of any Governmental Authority or Judicial Authority.

“Ordinary Course” means, with respect to any Person, the ordinary course of business, operations and activities conducted by such Person, consistent with past practice of such Person.

“Organizational Documents” of a Person at any time means (a) all certificates, articles or agreements of any kind filed with any Governmental Authority or Judicial Authority to form or organize such Person and (b) all agreements, documents or instruments creating, organizing or governing the internal affairs of such Person, including trust agreements, bylaws, codes of regulations, memoranda of incorporation or association, partnership agreements, limited liability company agreements, charters and operating agreements, in each case, as in effect at such time.

“Other Entity” has the meaning set forth in Section 9.7(i)(vi)(B).

“Outstanding Voting Securities” means at any time the then-issued and outstanding Purchaser Ordinary Shares and any other securities of the Purchaser of any kind or class having power generally to vote for the election of directors.

“Overlap Person” has the meaning set forth in Section 9.7(i)(i).

“Parties” means Purchaser and Sellers.

“Permit” means any franchise, license, approval, authorization, certificate of public need, waiver, certification or permit issued or granted by any Governmental Authority.

“Permitted Lien” means (a) Tax liens, workers or unemployment compensation liens and mechanic’s, materialman’s, supplier’s, vendor’s, laborer’s, employee’s or similar liens, in each case, arising in the Ordinary Course and securing amounts that are not yet delinquent or are being contested in good faith by appropriate Proceedings and for which there are adequate reserves on the books and accounts of Sellers or ACDL, as applicable, (b) in the case of owned or leased real property, imperfections of title and Liens which, individually or in the aggregate, do not materially detract from the value or materially interfere with the current or currently contemplated use of such property, (c) Liens disclosed in the Sellers Disclosure Letter, (d) Liens which are released prior to or as of the Closing, (e) Liens incurred in the Ordinary Course in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, which do not materially impair the value of the underlying property or the continued use of such property for the purposes for which the property is currently being used, (f) Liens granted under equipment leases with third parties entered into in the Ordinary Course, (g) Liens permissible under any applicable loan agreements and indentures specified and described in Section 1.1 of Sellers Disclosure Letter, (h) Liens under the organizational documents of a Person specified in Section 1.1 of Sellers Disclosure Letter and (i) restrictions arising under applicable securities Laws.

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“Person” means an individual, a partnership, a sole proprietorship, a company, a firm, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a union, a group acting in concert, a Governmental Authority, a Judicial Authority or any other entity or association of any kind.

“PFIC” has the meaning set forth in Section 9.20(a).

“Potential Business Opportunity” has the meaning set forth in Section 9.7(i)(vi)(C).

“Preference Share Resolutions” has the meaning set forth in the recitals.

“Proceeding” means any action, suit, arbitration, mediation, litigation, hearing, investigation, inquiry or other proceeding of any kind involving any Governmental Authority, any Judicial Authority or any other Person.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Disclosure Letter” means the disclosure letter delivered by Purchaser to Sellers concurrently with the execution of this Agreement and forming a part hereof.

“Purchaser Financial Statements” has the meaning set forth in Section 8.16(b).

“Purchaser Indemnification Obligations” has the meaning set forth in Section 9.6(a).

“Purchaser Indemnified Persons” has the meaning set forth in Section 9.6(a).

“Purchaser Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, (a) is materially adverse to the assets, business, results of operations or condition (financial or otherwise) of Purchaser, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a “Purchaser Material Adverse Effect”: any event, circumstance, change, development or effect to the extent arising out of or resulting from (i) changes in general economic, regulatory, political or industry conditions or from acts of terror or war, (ii) effects resulting from acts attributable to, omissions by or circumstances that relate to Sellers, (iii) effects resulting from changes in commodity or energy prices, in interest or currency exchange rates or in United States or global capital, financial, banking, credit or securities markets generally, (iv) changes in general economic, legal, tax, regulatory or political conditions in the geographic regions in which Purchaser operates or markets products, (v) changes in GAAP (or in the interpretation thereof) or accounting principles, practices or policies that are imposed on Purchaser, (vi) effects resulting from the announcement or pendency of this Agreement or the Transactions, including any resignations by, or other losses of, employees, (vii) effects resulting from compliance with, or the taking of any action required by, the terms of this Agreement (other than effects resulting from the Closing), (viii) changes in the market price or trading volume of the Purchaser Ordinary Shares (it being understood that the factors giving rise to or contributing to any such change that are not otherwise excluded from the definition of “Purchaser Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, a Purchaser Material Adverse Effect), (ix) any changes in legal or regulatory conditions, including changes in applicable Law or in the interpretation thereof, (x) any action taken by Purchaser at the request of Sellers, or (xi) any failure of Purchaser to meet financial projections or forecasts (it being understood that the factors giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “Purchaser Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, a Purchaser Material Adverse Effect); provided, however, that such matters in the case of clauses (i), (iii), (iv), (v) and (ix) shall be taken into account in determining whether there has been or will be a “Purchaser Material Adverse Effect” to the extent of any disproportionate impact on Purchaser, relative to other participants operating in the same industries and the geographic markets of Purchaser, or (b) would have, or be reasonably likely to have, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the Transactions.

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“Purchaser Ordinary Share Consideration” has the meaning set forth in Section 2.3(b)(i).

“Purchaser Ordinary Shares” means shares of the ordinary stock, par value US$ 0.001 per share, of Purchaser.

“Purchaser Preference Share Consideration” has the meaning set forth in Section 2.3(b)(ii).

“Purchaser Preference Shares” means shares of the preference stock, par value US$ 0.001 per share, of Purchaser.

“Purchaser SEC Documents” has the meaning set forth in Section 8.16(a).

“Registration Rights Agreement” means a Registration Rights Agreement, substantially in the form of Exhibit H hereto, to be entered into at the Closing and pursuant to which Purchaser agrees to provide to the Sellers, following the Closing, certain registration rights in connection with the Purchaser Ordinary Shares and Purchaser Preference Shares held by the Sellers from time to time, in each case on the terms set forth therein.

“Related Agreements” means the Insider Securities Transfer Agreement, the ACDL Financial Information and Access Agreement, the Indemnification Agreements, the Preference Share Resolutions and the Registration Rights Agreement.

“Release” means any “release” or “threat of release” within the meaning of any Environmental Law.

“Remediation” means any abatement, removal, remediation, correction or other responsive action of any kind to reduce or contain any Environmental Condition or to reduce risk from any Health and Safety Condition.

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“Representative” of a Person means any controlling person, partner, director, manager, trustee, employee, agent, representative, consultant, Affiliate, advisor, counsel or nominee of or to such Person.

“Required Consents” means the consent, authorization or permission of any Governmental Authority, Gaming Regulatory Authority or other Person required under applicable Law or by Contract in connection with the consummation of the transactions contemplated by this Agreement, including any Consents required to be obtained from counterparties to Contracts to which Purchaser is a party (including, without limitation, any consents or waivers under Contracts listed in Section 8.2 of the Purchaser Disclosure Letter), or any Seller is a party (including, without limitation, any consents or waivers under Contracts listed in Sections 4.2 and 6.3 of Sellers’ Disclosure Letter), and all corporate and regulatory approvals required under the laws of Brazil, the Isle of Man, the United States, Vietnam, Luxembourg and Canada; but excluding any such Consent(s) which, individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Effect if not obtained.

“Restricted Group” means, with respect to any Significant Shareholder, (a) such Significant Shareholder, (b) any Affiliate of such Significant Shareholder, and (c) any group (that would be deemed to be a “person” by Section 13(d)(3) of the Exchange Act with respect to securities of the Purchaser) of which such Significant Shareholder or any Person directly or indirectly controlling or controlled by such Significant Shareholder is a member.

“Rule 144” has the meaning set forth in Section 3.10.

“Schedule TO” has the meaning set forth in Section 9.3(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning set forth in the preamble.

“Sellers Disclosure Letter” means the disclosure letter delivered by Sellers to Purchaser concurrently with the execution of this Agreement and forming a part hereof.

“Sellers’ Representative” means Harbinger Master.

“Shareholder” has the meaning set forth in Section 9.20(a).

“Significant Shareholder” means any Person who, together with its Affiliates, Beneficially Owns 50% or more of the Outstanding Voting Securities or Equity Interests into which any Outstanding Voting Securities may be converted.

“SOX Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Special Approval” means the approval or recommendation of a majority of the members of the Special Nominating Committee, or, if the Special Nominating Committee has been dissolved at the applicable time, by a majority of the members of the Purchaser’s board of directors who are disinterested with respect to the applicable transaction or matter.

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“Special Committee Nominated Board Members” has the meaning set forth in Section 9.7(b).

“Special Nominating Committee” has the meaning set forth in Section 9.7(b).

“Subject ACDL Shares” has the meaning set forth in the recitals.

“Subject Blue Line ACDL Shares” has the meaning set forth in the recitals.

“Subject China Dragon ACDL Shares” has the meaning set forth in Section 2.8.

“Subject Class VI ACDL Shares” has the meaning set forth in the recitals.

“Subject Ferrous Shares” has the meaning set forth in the recitals.

“Subject Global ACDL Shares” has the meaning set forth in Section 2.6.

“Subject Harbinger Blocker Shares” has the meaning set forth in the recitals.

“Subject Kelson Ferrous Shares” has the meaning set forth in Section 2.7.

“Subject Shares” has the meaning set forth in the recitals.

“Subsidiary” means any Person with respect to which another Person, directly or indirectly, owns equity securities having the voting power to be able to elect a majority of the members of the board of directors or similar body or otherwise control the management and operations of such Person.

“Tail Coverage” has the meaning set forth in Section 9.6(c).

“Takeover Statute” means any “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation.

“Tax” means any U.S. Federal, foreign, state, commonwealth, provincial, cantonal, city, municipal, county or local income, gross receipts, license, payroll, employment, excise, capital gains, lease, service, branch, withholding, utility, production, severance, stamp, occupation, premium, windfall profits, environmental (including tax under Code Section 59A), capital stock, excise, conveyance, documentary, franchise, profits, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, import (including custom duty), export, estimated or other tax, levy, impost, duty or assessment of any kind, whether computed on a separate, consolidated, unitary, combined or other basis, including any interest, fine or penalty thereon or addition thereto and any liability for such amounts of a predecessor and transferor entity.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any information return or report with respect to backup withholding and other payments to third parties, and including any schedule or attachment thereto and any amendment thereof.

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“Tender Offer” has the meaning set forth in Section 9.3(a).

“Third Party” means any Person other than a Party or any of its Affiliates.

“Title IV Plan” means a single employer plan subject to Title IV of ERISA.

“Transaction Expenses” means any documented fees, costs and expenses incurred or subject to reimbursement by Purchaser or Sellers, in each case in connection with preparing, negotiating and consummating the Transactions (whether incurred prior to or after the date hereof), including any documented fees, costs and expenses of counsel, accountants or other advisors or service providers thereto.

“Transactions” means the transactions contemplated by this Agreement and the Related Agreements.

“Treasury Regulations” means regulations issued by the United States Department of the Treasury under the Code.

“Trust Agreement” has the meaning set forth in the definition of AAC Trust Account.

“Trustee” has the meaning set forth in the definition of AAC Trust Account.

“Ziegler” means the Ziegler Asset Partners Trust.

Article II

PURCHASE AND SALE OF SUBJECT SHARES

2.1           The Subject Stock Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall acquire from each Seller, all of such Seller’s right, title and interest in and to the Subject Shares held by such Seller free and clear of all Liens (other than Liens arising under clauses (g) (solely with respect to the items 2, 3 and 4 specified and described on Section 1.1 of Sellers Disclosure Letter), (h) (solely with respect to the items 1 and 5 specified and described on Section 1.1 of Sellers Disclosure Letter) and (i) of the definition of Permitted Liens).

2.2           The Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at: (i) the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, NY 10178, at 10:00 a.m. on the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article XI (other than the conditions that by their terms are to be satisfied by actions at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or at such other place, time and date as Sellers and Purchaser may agree in writing. The date on which the Closing takes place is referred to as the “Closing Date”.

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2.3           Closing Deliveries.

(a)          Prior to or at the Closing, the Sellers (as applicable) shall deliver or cause to be delivered to Purchaser:

(i)          stock certificate(s) representing all of the Subject Ferrous Shares, together with stock transfer powers duly endorsed in blank or other appropriate instruments of transfer and such other approvals or instruments as may be required to enable Purchaser to record the transfer of such shares to Purchaser on the books of such entity or any applicable Governmental Authority;

(ii)         stock certificates representing all of the Subject Harbinger Blocker Shares, together with stock transfer powers duly endorsed in blank or other appropriate instruments of transfer and such other approvals or instruments as may be required to enable Purchaser to record the transfer of such shares to Purchaser on the books of such entity or any applicable Governmental Authority;

(iii)        stock certificates representing all of the Blue Line Direct ACDL Shares, together with stock transfer powers duly endorsed in blank or other appropriate instruments of transfer and such other approvals or instruments as may be required to enable Purchaser to record the transfer of such shares to Purchaser on the books of such entity or any applicable Governmental Authority;

(iv)         stock certificates representing all of the Blue Line Blocker Shares, together with stock transfer powers duly endorsed in blank or other appropriate instruments of transfer and such other approvals or instruments as may be required to enable Purchaser to record the transfer of such shares to Purchaser on the books of such entity or any applicable Governmental Authority;

(v)          if applicable, stock certificates representing all of the Subject Class VI ACDL Shares, together with stock transfer powers duly endorsed in blank or other appropriate instruments of transfer and such other approvals or instruments as may be required to enable Purchaser to record the transfer of such shares to Purchaser on the books of such entity or any applicable Governmental Authority;

(vi)         a written assignment by each Seller to Purchaser of any rights of such Seller under any and all subscription agreements, stock purchase agreements, stockholders agreements, investor rights agreement, registration rights agreement or similar agreement to the extent the same relate to the Subject Shares sold, assigned, transferred and conveyed to Purchaser pursuant to this Agreement;

(vii)        an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of each Seller (as to itself), relating to the satisfaction of the Closing conditions set forth in Sections 11.2(a), (b) and (d);

(viii)      a secretary’s certificate, dated as of the Closing Date, duly executed by an authorized officer of each Seller, certifying: (A) the incumbent officers of such Seller; and (B) resolutions of the board of directors or similar governing body of such Seller approving the Transactions;

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(ix)         three (3) counterpart signature pages to each Related Agreement not previously executed and delivered, duly executed and delivered by Sellers and/or their Affiliates, to the extent such Person is a party thereto; and

(x)          a certificate (or certificates) in form and substance reasonably satisfactory to the Purchaser, in compliance with Treasury Regulations Section 1.1445-2(c)(3) (and including documentation of the filing of any notice required under Treasury Regulations Section 1.897-2(h)(2)), certifying that the purchase of Blue Line Blocker Shares (and the stock of each other U.S. corporation) contemplated by this Agreement is exempt from withholding under Section 1445 of the Code.

(b)          Prior to or at the Closing, Purchaser shall deliver or cause to be delivered to Sellers:

(i)          share certificate(s) representing the Purchaser Ordinary Shares being issued to each Seller as part of the consideration for the transfer to Purchaser of the Subject Shares, as more particularly set forth in Section 2.4, registered in the name of such Seller (collectively, the “Purchaser Ordinary Share Consideration”);

(ii)         share certificate(s) representing the Class A Preference Shares being issued to each Seller as part of the consideration for the transfer to Purchaser of the Subject Shares, as more particularly set forth in Section 2.4, registered in the name of such Seller (collectively, the “Purchaser Preference Share Consideration”);

(iii)        share certificate(s) representing in the aggregate one hundred Class B Preference Shares as part of the consideration for the transfer to Purchaser of the Subject Shares, as more particularly set forth in Section 2.4, registered as follows: 56 shares in the name of Harbinger Master; 30 shares in the name of Harbinger Special Situations; and 14 shares in the name of Blue Line;

(iv)         an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of Purchaser, relating to the satisfaction of the Closing conditions set forth in Sections 11.1(a), (b) and (d);

(v)          a secretary’s certificate, dated as of the Closing Date, duly executed by the Secretary of Purchaser, certifying: (A) the incumbent officers of Purchaser; and (B) resolutions of the board of directors or similar governing body of Purchaser approving the Transactions and the Preference Share Resolutions; and

(vi)         three (3) counterpart signature pages to each Related Agreement not previously executed and delivered, duly executed by each party thereto other than Sellers or its Affiliates.

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(c)          At the Closing, Purchaser shall pay or cause to be paid the Transaction Expenses to the Persons entitled thereto at the Closing by wire transfer of immediately available funds to an account designated by such Persons prior to the Closing.

2.4           Consideration. As full consideration for the sale, assignment, transfer and conveyance of the Subject Shares to Purchaser, Purchaser shall deliver to each Seller, at the Closing, the number of Purchaser Ordinary Shares and Class A Preference Shares set forth next to the name of such Seller on Exhibit A hereto, in each case, free and clear of all Liens (other than Liens arising under applicable Law), and the Purchaser shall also issue and deliver to the Sellers in the amounts set forth in Section 2.3(b)(iii), shares of a newly created Class B of Purchaser Preference Shares (the “Class B Preference Shares”) that will have no economic rights and will not be transferable (other than to other Sellers and their Affiliates), but will have voting rights for the election of directors to the board of directors of the Purchaser for purposes of effectuating the voting rights granted to the Sellers in Section 9.7(a), free and clear of all Liens (other than Liens arising under applicable Law). Notwithstanding the foregoing, if the Subject Class VI ACDL Shares are included in the Subject ACDL Shares, then the aggregate number of shares constituting the Purchaser Ordinary Share Consideration and the Purchaser Preference Share Consideration at the Closing shall be appropriately adjusted upward to reflect the necessary changes to the consideration payable hereunder in connection with the sale, transfer and conveyance of all of the Subject Shares at the Closing (i.e., to reflect the addition of the Subject Class VI ACDL Shares to the Transaction), and such additional consideration, which shall be subject to further adjustment pursuant to Section 2.5 of this Agreement, shall be issued to the applicable ACDL Seller at the Closing in connection with its sale, transfer and conveyance of the Subject Class VI ACDL Shares to the Purchaser at the Closing.

2.5           Adjustments to Consideration. The number of shares constituting the Purchaser Ordinary Share Consideration and the Purchaser Preference Share Consideration shall be adjusted, upward or downward, as appropriate, to reflect the effect of any stock split, reverse split, stock dividend, reorganization, recapitalization, consideration, exchange or other like change with respect to the Subject Shares or the Purchaser Ordinary Shares or the Class A Preference Shares occurring after the date hereof and prior to the Closing (including any dividend or distribution on such securities).

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2.6           Global Opportunities ACDL Shares. Global Opportunities Breakaway Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Global Opportunities”), owns the number of ACDL Common Shares set forth next to the name of Global Opportunities on Exhibit A-1 hereto (the “Global Direct ACDL Shares”), as well as the number of shares of common stock, $0.001 par value per share (the “Global Blocker ACDL Shares”), of Breakaway ACDL, Inc., a company incorporated under the laws of the State of Delaware (“Global ACDL Blocker”), set forth next to the name of Global Opportunities on Exhibit A-1, and Global ACDL Blocker in turn owns the number of shares of ACDL Preferred Shares set forth next to the name of Global ACDL Blocker on Exhibit A-1 hereto (the “Subject Global ACDL Shares”). Notwithstanding anything to the contrary herein, from and after the date hereof and prior to the Closing, the Parties hereto acknowledge and agree that, in the event the necessary consent of the applicable Third Party is obtained, Global Opportunities shall add the Global Direct ACDL Shares and the Global Blocker ACDL Shares to the Transaction (or, in lieu of adding the Global Blocker ACDL Shares, shall cause Global ACDL Blocker to add the Subject Global ACDL Shares to the Transaction), and provide written notice to the Purchaser and the Sellers to this effect, and from and after the delivery of such notice: (a) the Global Direct ACDL Shares and the Global Blocker ACDL Shares (or the Subject Global ACDL Shares, as the case may be) shall be deemed to be included in the Subject Shares; (b) Global Opportunities and Global ACDL Blocker (the latter only in the event that Global ACDL Blocker adds the Global Blocker ACDL Shares to the Transaction) shall deliver a joinder agreement in form and substance reasonably acceptable to the Purchaser and the Sellers pursuant to which (i) Global Opportunities and, as the case may be, Global ACDL Blocker shall agree to become bound by the terms and conditions of this Agreement as a Seller and an ACDL Seller (including, without limitation, making the representations, warranties, covenants and agreements made by the Sellers and ACDL Sellers pursuant to Article III and Article VI, respectively) and (ii) Global Opportunities and, as the case may be, Global ACDL Blocker shall become a party to the Registration Rights Agreement as a Holder (as defined in the Registration Rights Agreement) and the shares to be issued by the Purchaser to Global Opportunities and, as the case may, to Global ACDL Blocker as additional Purchaser Ordinary Share Consideration and additional Purchaser Preference Share Consideration shall be deemed to be Registrable Securities for the purposes of the Registration Rights Agreement; (c) the aggregate number of shares constituting the Purchaser Ordinary Share Consideration and the Purchaser Preference Share Consideration at the Closing shall be appropriately adjusted upward to reflect the necessary changes to the consideration payable hereunder in connection with the sale, transfer and conveyance of all of the Subject Shares at the Closing (i.e., to reflect the addition of the Global Direct ACDL Shares and the Global Blocker ACDL Shares or, alternatively, of the Subject Global ACDL Shares to the Transaction); and (d) such additional consideration, which shall be subject to further adjustment pursuant to Section 2.5 of this Agreement, shall be issued to Global Opportunities and, as the case may be, to Global ACDL Blocker at the Closing in connection with its sale, transfer and conveyance of the Global Direct ACDL Shares and the Global Blocker ACDL Shares (or, alternatively, of the Subject Global ACDL Shares) to the Purchaser at the Closing. For the avoidance of doubt, upon obtaining the necessary consent of the applicable Third Party referred to above, Global Opportunities shall add, in any case, the Global Direct ACDL Shares to the Transaction but shall elect at its sole discretion which of the other aforesaid Equity Interests (i.e. whether the Global Blocker ACDL Shares or the Subject Global ACDL Shares) shall be added to the Transaction under this Section 2.6. In furtherance of the foregoing, (x) the Purchaser’s representations and warranties set forth in Section 8.4 shall be amended to incorporate the additional Purchaser Ordinary Shares and Class A Preference Shares issued to Global Opportunities and, as the case may be, to Global ACDL Blocker pursuant to this Section 2.6, effective upon such issuance, and (y) from and after the delivery of the written notice by Global Opportunities described in the second sentence of this Section 2.6 until the earlier of the Closing Date and the termination of this Agreement in accordance with Article XII, each of the Parties hereto shall execute such documents, certificates, instruments or other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.

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2.7         Kelson Ferrous Shares. Kelson owns the number of ordinary shares, par value GBP 0.0001 per share, of Ferrous set forth next to its name on Exhibit A-1 hereto (the “Subject Kelson Ferrous Shares”). Notwithstanding anything to the contrary herein, from and after the date hereof and on or prior to the first anniversary of the Closing, the Parties hereto acknowledge and agree that Kelson may elect to sell, transfer and convey the Subject Kelson Ferrous Shares to the Purchaser and provide written notice to the Purchaser and the Sellers to this effect. In the event such election notice is delivered prior to the Closing, then from and after the delivery of such election notice: (a) the Subject Kelson Ferrous Shares shall be deemed to be included in the Subject Shares; (b) Kelson shall deliver a joinder agreement in form and substance reasonably acceptable to the Purchaser and the Sellers pursuant to which (i) Kelson shall agree to become bound by the terms and conditions of this Agreement as a Seller and a Ferrous Seller (including, without limitation, making the representations, warranties, covenants and agreements made by the Sellers and Ferrous Sellers pursuant to Article III and Article IV, respectively) and (ii) Kelson shall become a party to the Registration Rights Agreement as a Holder (as defined in the Registration Rights Agreement) and the shares to be issued by the Purchaser to Kelson as additional Purchaser Ordinary Share Consideration and additional Purchaser Preference Share Consideration shall be deemed to be Registrable Securities for the purposes of the Registration Rights Agreement; (c) the aggregate number of shares constituting the Purchaser Ordinary Share Consideration and the Purchaser Preference Share Consideration shall be appropriately adjusted upward to reflect the necessary changes to the consideration payable hereunder in connection with the sale, transfer and conveyance of all of the Subject Kelson Ferrous Shares (i.e., to reflect the addition of the Subject Kelson Ferrous Shares to the Transaction); and (d) such additional consideration, which shall be subject to further adjustment pursuant to Section 2.5 of this Agreement, shall be issued to Kelson in connection with its sale, transfer and conveyance of the Subject Kelson Ferrous Shares to the Purchaser at the Closing. Notwithstanding the foregoing, if the election notice by Kelson is delivered after the Closing, then promptly following the delivery of such election notice: (a) the Purchaser and Kelson will enter into a sale and purchase agreement on mutually acceptable terms and conditions pursuant to which Kelson will agree to sell, transfer and convey the Subject Kelson Ferrous Shares to the Purchaser, and the Purchaser will agree to acquire and assume the Subject Kelson Ferrous Shares from Kelson, in exchange for such number of additional Purchaser Ordinary Shares (or Purchaser Preference Shares to the extent insufficient Purchaser Ordinary Shares remain authorized and available for issuance to Kelson) issued to Kelson, which number of shares will be calculated based on the same exchange ratio contemplated hereunder for the sale, transfer and conveyance of the Subject Ferrous Shares to the Purchaser; and (b) Kelson shall deliver a joinder agreement to the Registration Rights Agreement in form and substance reasonably acceptable to the Purchaser and the Sellers, pursuant to which Kelson shall become party to the Registration Rights Agreement as a Holder (as defined in the Registration Rights Agreement) and the additional Purchaser Ordinary Shares (and, as the case may be, the additional Purchaser Preference Shares) issued to Kelson under sub-sentence (a) above shall be deemed to be Registrable Securities for the purposes of the Registration Rights Agreement. In furtherance of the foregoing, (x) if the election notice by Kelson is delivered prior to the Closing, then the Purchaser’s representations and warranties set forth in Section 8.4 shall be amended to incorporate the additional Purchaser Ordinary Shares and Class A Preference Shares issued to Kelson pursuant to this Section 2.7, effective upon such issuance, and (y) from and after the delivery of the written election notice by Kelson described in the second sentence of this Section 2.7, each of the Parties hereto shall execute such documents, certificates, instruments or other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby with respect to the sale, transfer and conveyance of the Subject Kelson Ferrous Shares to the Purchaser.

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2.8         China Dragon ACDL Shares. In connection with the consummation of the ACDL financing referenced in Sections 11.1(m) and 11.2(g), Harbinger China Dragon Intermediate Fund L.P. (“China Dragon”) expects to receive shares in a new class of preferred shares of ACDL to be designated the Class VI Special Shares, no par value per share (the “Subject China Dragon ACDL Shares”). Notwithstanding anything to the contrary herein, from and after the date hereof and prior to the Closing, the Parties hereto acknowledge and agree that China Dragon may add the Subject China Dragon ACDL Shares to the Transaction, and in the event of such election, China Dragon will provide written notice to the Purchaser and the Sellers to this effect, and from and after the delivery of such notice: (a) the Subject China Dragon ACDL Shares shall be deemed to be included in the Subject Shares; (b) China Dragon shall deliver a joinder agreement in form and substance reasonably acceptable to the Purchaser and the Sellers pursuant to which (i) China Dragon shall agree to become bound by the terms and conditions of this Agreement as a Seller and an ACDL Seller (including, without limitation, making the representations, warranties, covenants and agreements made by the Sellers and ACDL Sellers pursuant to Article III and Article VI, respectively) and (ii) China Dragon shall become a party to the Registration Rights Agreement as a Holder (as defined in the Registration Rights Agreement) and the shares to be issued by the Purchaser to China Dragon as additional Purchaser Ordinary Share Consideration and additional Purchaser Preference Share Consideration shall be deemed to be Registrable Securities for the purposes of the Registration Rights Agreement; (c) the aggregate number of shares constituting the Purchaser Ordinary Share Consideration and the Purchaser Preference Share Consideration at the Closing shall be appropriately adjusted upward to reflect the necessary changes to the consideration payable hereunder in connection with the sale, transfer and conveyance of all of the Subject Shares at the Closing (i.e., to reflect the addition of the Subject China Dragon ACDL Shares to the Transaction); and (d) such additional consideration, which shall be subject to further adjustment pursuant to Section 2.5 of this Agreement, shall be issued to China Dragon at the Closing in connection with its sale, transfer and conveyance of the Subject China Dragon ACDL Shares to the Purchaser at the Closing. In furtherance of the foregoing, (x) the Purchaser’s representations and warranties set forth in Section 8.4 shall be amended to incorporate the additional Purchaser Ordinary Shares and Class A Preference Shares issued to China Dragon pursuant to this Section 2.8, effective upon such issuance, and (y) from and after the delivery of the written notice by China Dragon described in the second sentence of this Section 2.8 until the earlier of the Closing Date and the termination of this Agreement in accordance with Article XII, each of the Parties hereto shall execute such documents, certificates, instruments or other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLERS AS TO THEMSELVES

Each Seller, severally but not jointly, hereby represents and warrants to Purchaser, subject to the exceptions set forth in the Sellers Disclosure Letter, as follows:

3.1         Organization. Such Seller is duly organized, validly existing and in good standing, to the extent said concept is applicable, under the Laws of its jurisdiction of organization. Such Seller has the organizational power and authority necessary to (a) execute, deliver and perform its obligations under this Agreement and, to the extent that it is a party thereto, the Related Agreements, (b) consummate the transactions contemplated hereby and thereby to be consummated by it and (c) conduct its Business as currently conducted by it. Such Seller is duly qualified or licensed and in good standing as a foreign entity authorized to do business under the Laws of each jurisdiction in which the current ownership, leasing or use of assets by it or the conduct of business by it requires such licensing or qualification, except where the failure to be so licensed or qualified and in good standing would not have a Material Adverse Effect. Such Seller is not in violation of any provision of its Organizational Documents.

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3.2         Authorization, Execution and Enforceability. The execution and delivery of this Agreement and, to the extent that it is a party thereto, the Related Agreements, by such Seller, the performance by such Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite organizational action on the part of such Seller. This Agreement constitutes and, to the extent that it is a party thereto, as of the Closing each of the Related Agreements will, assuming the due authorization, execution and delivery thereof by Purchaser and the other parties thereto, constitute, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws that may affect creditors’ rights and remedies generally and by principles of equity, regardless of whether enforceability is considered in a Proceeding in equity or at law (“Equitable Exceptions”). This Agreement has been, and, to the extent that it is a party thereto, as of the Closing each Related Agreement will have been, duly executed by such Seller.

3.3         No Breach. The execution and delivery of this Agreement and, to the extent that it is a party thereto the Related Agreements, by such Seller, the performance by such Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby to be consummated by it do not and will not (a) conflict with, result in any violation of or constitute a default under the Organizational Documents of such Seller, (b) constitute a default under, result in a violation or breach of, result in the cancellation or termination of, accelerate the performance required under or result in the creation of any Lien upon any of the properties of such Seller pursuant to any Contract to which such Seller is a party or by which any of such properties is bound (with or without the giving of notice or lapse of time, or both) or (c) result in a violation of or conflict with any Law applicable to such Seller or any of such properties, in the case of clauses (b) or (c) above, which default, breach, cancellation, termination, acceleration, creation or violation would or would reasonably be expected to have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement or any Related Agreement to which it is a party.

3.4         Consents. Other than as set forth in Section 3.4 of the Sellers Disclosure Letter or as has otherwise been obtained on or prior to the execution and delivery of this Agreement (as specified in Section 3.4 of the Sellers Disclosure Letter) no Consent is required to be obtained from, no notice is required to be given to and no filing is required to be made with any Person (including but not limited to any Governmental Authority or Judicial Authority in any country) by or on behalf of such Seller (or the parent or any stockholder, member, or general or limited partner of such Seller) in order (a) for this Agreement and, to the extent that it is a party thereto, each of the Related Agreements to constitute a legal, valid and binding obligation of such Seller or (b) to authorize or permit the execution, delivery or performance of this Agreement or, to the extent that it is a party thereto, any of the Related Agreements, by such Seller or the consummation of the transactions contemplated hereby or thereby to be consummated by it except where the failure to obtain any such Consent, give such notice or make such filing would not or would not reasonably be expected to have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement or any Related Agreement to which it is a party.

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3.5         Title to Subject Shares. Such Seller is the lawful owner of the Subject Shares set forth on Exhibit A next to the name of such Seller and has good, valid and marketable title to such Subject Shares, free and clear of any and all Liens, except (x) as set forth in Section 3.5 of the Sellers Disclosure Letter, all of which will be released in full and terminated as of the Closing Date, (y) Liens arising under applicable Law or (z) for Permitted Liens.

3.6         Brokers; Finders. No finder, broker or similar intermediary acting on behalf of such Seller is entitled to a commission, fee or other compensation in connection with the negotiation, execution or delivery of this Agreement or any of the Related Agreements or the consummation of the other transactions contemplated hereby or thereby for which Purchaser may have any liability.

3.7         Purchase for Investment; Access to Information. Such Seller is acquiring the Purchaser Ordinary Shares, the Class A Preference Shares and the Class B Preference Shares to be issued to it as consideration for the Subject Shares, as more particularly set forth in Section 2.4, for its own account for investment and not with a view toward, or for resale in connection with, any distribution thereof that would be in violation of applicable Law. Such Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchaser Ordinary Shares, the Class A Preference Shares and the Class B Preference Shares and such Seller is capable of bearing the economic risks of such investment, including a complete loss of its investment in Purchaser. Such Seller has had access to and has been furnished with all information that it has requested in connection with its evaluation of and its decision to acquire the Purchaser Ordinary Shares, the Class A Preference Shares and the Class B Preference Shares and has been given the opportunity to ask questions of, and receive answers from, Purchaser and management of Purchaser regarding Purchaser.

3.8         Accredited Investor Status. Such Seller is an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

3.9           Reliance on Exemptions. Such Seller understands that the Purchaser Ordinary Shares, the Class A Preference Shares and the Class B Preference Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and that Purchaser is relying in part upon the truth and accuracy of, and such Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Purchaser Ordinary Shares, the Class A Preference Shares and the Class B Preference Shares.

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3.10       Transfer or Resale. Such Seller understands that (i) the Purchaser Ordinary Shares, the Class A Preference Shares and the Class B Preference Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) if reasonably requested by the Purchaser, such Seller shall have delivered to Purchaser an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; (ii) any sale of such securities made in reliance on Rule 144 under the Securities Act (or a successor rule thereto) (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Commission thereunder; and (iii) neither Purchaser nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Purchaser reserves the right to place stop transfer instructions against the Purchaser Ordinary Shares, the Class A Preference Shares and the Class B Preference Shares.

3.11       Legends. Such Seller understands that the certificates or other instruments representing the Purchaser Ordinary Shares, the Class A Preference Shares and the Class B Preference Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such certificates or other instruments):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed and Purchaser, within three (3) Business Days, shall issue a certificate or other instrument without such legend to the holder of the Purchaser Ordinary Shares, the Class A Preference Shares and the Class B Preference Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) in connection with a sale transaction, provided the Purchaser Ordinary Shares, the Class A Preference Shares and the Class B Preference Shares are registered under the Securities Act or (ii) in connection with a sale transaction, after such holder provides Purchaser with an opinion of counsel, which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale, assignment or transfer of the Purchaser Ordinary Shares, the Class A Preference Shares and the Class B Preference Shares (as applicable) may be made without registration under the Securities Act.

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3.12       Litigation; Proceedings. There is no Claim pending or, to the Knowledge of such Seller, threatened against such Seller, before any Governmental Authority which seeks to prevent such Seller from consummating the transactions contemplated by this Agreement.

3.13       No Other Representations and Warranties. Except for the representations and warranties contained in Articles III, IV, VI and VII (including, or as qualified by, the Sellers Disclosure Letter), such Seller makes no other representation or warranty, express or implied, written or oral, and hereby, to the maximum extent permitted by applicable Law, disclaims any such other representation or warranty, whether by such Seller or any other Person, with respect to such Seller or any other Person or with respect to any other information (including, without limitation, pro-forma financial information, financial projections or other forward-looking statements) provided to or made available to the Purchaser in connection with the transactions contemplated hereby.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE FERROUS SELLERS WITH RESPECT TO FERROUS

Each of Harbinger Master and Harbinger Special Situations (each, a “Ferrous Seller”) hereby represents and warrants, severally but not jointly, to Purchaser, subject to the exceptions set forth in the Sellers Disclosure Letter, as follows:

4.1         Capitalization. As of April 30, 2012, to the Knowledge of such Seller, the capital stock of Ferrous consists of ordinary shares, GBP 0.0001 par value per share. As of April 30, 2012, to the Knowledge of such Seller, (i) approximately 801,037,943 ordinary shares are issued, (ii) approximately 801,037,943 ordinary shares are outstanding, (iii) no ordinary shares are owned directly or indirectly by Ferrous as treasury stock, (iv) options to purchase an aggregate of 44,291,667 ordinary shares are outstanding, (v) no warrants to purchase ordinary shares are outstanding and (vi) Ferrous has contractual obligations under a share purchase agreement relating to the acquisition of Esperança, which states that in certain circumstances Ferrous may be required to issue 8 million ordinary shares to the vendors. To the Knowledge of such Seller, there has been no change in the information set forth in the preceding sentence between April 30, 2012 and the date hereof.

4.2         Consents. Except as set forth in Section 4.2 of the Sellers Disclosure Letter or as has otherwise been obtained on or prior to the execution and delivery of this Agreement (as specified in Section 4.2 of the Sellers Disclosure Letter), to the Knowledge of such Seller, no Consent is required to be obtained from, no notice is required to be given to and no filing is required to be made with any Person (including but not limited to any Governmental Authority or Judicial Authority in any country) by or on behalf of Ferrous in order (a) for this Agreement, insofar as it relates to Ferrous or the Subject Ferrous Shares, to constitute a legal, valid and binding obligation of such Ferrous Seller, (b) to authorize or permit the execution, delivery or performance of this Agreement by such Ferrous Seller, or the consummation of the transactions contemplated hereby or thereby, insofar as it relates to Ferrous or the Subject Ferrous Shares, (c) to transfer the Subject Ferrous Shares to Purchaser, without restrictions or delay, or to permit Purchaser to obtain, exercise and enjoy full rights of ownership thereof, or (d) to avoid a breach of or default under, or to avoid enabling another party to exercise a right of acceleration of performance, termination or cancellation under, any Contract or Permit of such Ferrous Seller by reason of the consummation of the transactions contemplated hereby or thereby, which breach, default, acceleration, termination or cancellation would have or would reasonably be expected to have a Material Adverse Effect.

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4.3         Documents. Section 4.3 of the Sellers Disclosure Letter contains a full, complete and correct list of all Contracts to which such Ferrous Seller, or any Affiliate of such Ferrous Seller, excluding, for the avoidance of doubt, Ferrous and its Subsidiaries, is a party and in effect as of the date hereof, in each case relating to its acquisition or ownership of the Subject Ferrous Shares (including, for the avoidance of doubt, all subscription agreements, stock purchase agreements, stockholders agreements, investor rights agreements, registration rights agreements, or similar agreements, and all prospectuses or private placement memoranda delivered to such Ferrous Seller or its Affiliates in connection with its acquisition of Subject Ferrous Shares). Such Ferrous Seller has previously delivered or made available to Purchaser true and correct copies of all of the Contracts and other documents set forth on Section 4.3 of the Sellers Disclosure Letter.

4.4         Not Affiliated Entities. Such Ferrous Seller and Ferrous are not Affiliates of each other.

4.5         Not a USRPI. As of the date hereof and to the Knowledge of such Seller, neither Ferrous nor any of its direct or indirect Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Ferrous is considered to be a foreign corporation for all U.S. federal income tax purposes, and no election has been made that is inconsistent with that treatment for U.S. federal income tax purposes.

Article V
RESERVED

Article VI
REPRESENTATIONS AND WARRANTIES
OF THE ACDL SELLERS WITH RESPECT TO ACDL

Each of Harbinger Master, Harbinger Special Situations and Blue Line (each, an “ACDL Seller”) hereby represents and warrants, severally but not jointly, to Purchaser, subject to the exceptions set forth in the Sellers Disclosure Letter, as follows:

6.1         Organization. ACDL is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. ACDL has all requisite corporate or other organizational power and authority necessary to conduct its Business as currently conducted by it. ACDL is duly qualified or licensed and in good standing as a foreign entity authorized to do business under the Laws of each jurisdiction in which the current ownership, leasing or use of assets by it or the current conduct of business by it requires such licensing or qualification, except where the failure to be so licensed or qualified and in good standing would not have and would not reasonably be expected to have a Material Adverse Effect. ACDL is not in violation of any provision of its Organizational Documents.

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6.2         No Breach. Subject to receipt prior to Closing of the Consents set out in Section 6.3 of the Sellers Disclosure Letter, the execution and delivery of this Agreement and, to the extent that it is a party thereto the Related Agreements, by such ACDL Seller, the performance by such ACDL Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with, result in any violation of or constitute a default under the Organizational Documents of ACDL, (b) constitute a default under, result in a violation or breach of, result in the cancellation, modification or termination of, trigger any payment or accelerate the performance required under or result in the creation of any Lien upon any of the properties of ACDL pursuant to any Contract to which ACDL is a party or by which any of its properties is bound (with or without the giving of notice or lapse of time, or both), (c) result in a violation of or conflict with any Law applicable to ACDL or any of its properties or (d) result in the revocation, cancellation, suspension or adverse modification of any Permit, in the case of clauses (b), (c) or (d) above, which default, breach, cancellation, termination, acceleration, creation or violation would have or would reasonably be expected to have a Material Adverse Effect or a material adverse effect that has or would reasonably be expected to prevent or materially delay such ACDL Seller’s ability to consummate the transactions contemplated by this Agreement.

6.3         Consents. Except as set forth in Section 6.3 of the Sellers Disclosure Letter or as has otherwise been obtained on or prior to the execution and delivery of this Agreement (as specified in Section 6.3 of the Sellers’ Disclosure Letter), no Consent is required to be obtained from, no notice is required to be given to and no filing is required to be made with any Person (including but not limited to any Governmental Authority or Judicial Authority in any country) by or on behalf of ACDL, in order (a) for this Agreement, insofar as it relates to ACDL or the Subject ACDL Shares, to constitute a legal, valid and binding obligation of such ACDL Seller, (b) to authorize or permit the execution, delivery or performance of this Agreement by such ACDL Seller, or the consummation of the transactions contemplated hereby or thereby, insofar as it relates to ACDL or the Subject ACDL Shares, (c) to transfer the Subject ACDL Shares to Purchaser, without restrictions or delay, or to permit Purchaser to obtain, exercise and enjoy full rights of ownership thereof, or (d) to avoid a breach of or default under, or to avoid enabling another party to exercise a right of acceleration of performance, termination or cancellation under, any Contract or Permit by reason of the consummation of the transactions contemplated hereby or thereby, which breach, default, acceleration, termination or cancellation would have or would reasonably be expected to have a Material Adverse Effect.

6.4         Organizational Documents; Directors and Officers.

(a)          Such ACDL Seller has made or caused to be made available to Purchaser complete and accurate copies of the Organizational Documents of ACDL.

(b)          Section 6.4 of the Sellers Disclosure Letter sets forth a complete and correct list (as of the date hereof) of all of the current directors and officers of ACDL.

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6.5         Capitalization.

(a)          As of the date hereof, the authorized capital stock of ACDL consists of an unlimited number of ACDL Common Shares, 250,000 Series I Special Shares, an unlimited number of Series II Special Shares, an unlimited number of Series III Special Shares, an unlimited number of Series IV Special Shares and an unlimited number of Series V Special Shares, each with no par value per share. As of May 31, 2012, (i) 363,368,221 ACDL Common Shares are issued and outstanding, (ii) no ACDL Common Shares are owned directly or indirectly by ACDL as treasury stock, (iii) no Series I Special Shares are issued and outstanding, (iv) no Series II Special Shares are issued and outstanding, (v) no Series III Special Shares are issued and outstanding, (vi) no Series IV Special Shares are issued and outstanding, (vii) 1,919,708 Series V Special Shares are issued and outstanding (exclusive of any accumulated and undeclared dividends in respect thereof), (viii) options to purchase an aggregate of 27,933,292 ACDL Common Shares (9,111,603 of which are exercisable) are outstanding, (ix) warrants to purchase an aggregate of 234,194,329 ACDL Common Shares (267,000 of which are exercisable) are outstanding, and (x) there are no options or warrants to purchase Special Shares issued and outstanding. All of the issued ACDL Common Shares and ACDL Preferred Shares are duly authorized, were validly issued and are fully paid and nonassessable, and none of such shares was issued in violation of any pre-emptive rights, rights of first offer or first refusal or similar rights or in violation of the Securities Act or any other securities Law. Except as set forth in Section 6.5 of the Sellers Disclosure Letter, as of the date hereof, there are no declared or accrued unpaid dividends with respect to any ACDL Common Shares, ACDL Preferred Shares or any Special Shares, and no outstanding obligations of ACDL to repurchase, redeem or otherwise acquire any Equity Interest in ACDL. Except as set forth in Section 6.5 of the Sellers Disclosure Letter, as of the date hereof, there are no outstanding subscriptions, options, warrants or other rights of any kind to acquire (including securities exercisable or exchangeable for or convertible into) any additional shares of any class of capital stock of ACDL (or securities convertible into or exchangeable or exercisable for any such additional shares), no shares of any class of capital stock of ACDL have been reserved or set aside for any purpose, and ACDL is not a party to any Contract in respect thereof. Section 6.5 of the Sellers Disclosure Letter sets forth an accurate and complete list of all holders of all such warrants or other rights of any kind, specifying in each case the aggregate number of warrants or other rights held by each such holder and the exercise, conversion or exchange rates or prices in respect thereof. Such ACDL Seller has made or caused to be made available to Purchaser accurate and complete copies of all written Contracts in respect of any warrants, rights, securities or Contracts set forth in Section 6.5 of the Sellers Disclosure Letter.

(b)          Except for this Agreement or the other Related Agreements and as set forth on Section 6.5 of the Sellers Disclosure Letter, as of the date hereof, such ACDL Seller is not a party to, and to the Knowledge of such Seller, no other Person is a party to, any Contract with respect to:

(i)          the formation, management, disposition or liquidation of ACDL or the creation, acquisition or disposition of any Equity Interest in ACDL, including any purchase agreements, contribution agreements, shareholder agreements, standstill agreements or any other similar material agreement;

(ii)         voting any Equity Interests in ACDL, (including any proxy or director nomination rights);

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(iii)        transfer of or transfer restrictions on any Equity Interests in ACDL (including any put, purchase or call option, any buy-sell agreement or any agreement providing for rights of first refusal, first offer, co-sale or similar rights);

(iv)        repurchase, redemption or retirement of any Equity Interests in ACDL or dividends or other distributions in respect of any Equity Interests in ACDL; or

(v)         registration of any Equity Interests in ACDL under the Securities Act or any other securities Law.

(c)          Except as set forth in Section 6.5 of the Sellers Disclosure Letter, such ACDL Seller does not own or hold any Indebtedness of ACDL.

(d)          Except as set forth in Section 6.5 of the Sellers Disclosure Letter or in connection with the ACDL Contingent Obligation, such Seller does not have, and no Affiliate of such Seller has, any obligation to advance funds or make any payment to ACDL.

6.6         Financial Statements. Attached as Section 6.6 of the Sellers Disclosure Letter are (i) complete and correct audited balance sheets of ACDL as of December 31, 2011, December 31, 2010 and January 1, 2010 and audited consolidated statements of loss and deficit and cash flows for the years ended December 31, 2011 and 2010 (the “ACDL Annual Financial Statements”) and (ii) complete and correct unaudited balance sheets of ACDL as of March 31, 2012 and unaudited statements of income of ACDL for the fiscal quarter then ended (the “ACDL Interim Financial Statements”, and together with the ACDL Annual Financial Statements, the “ACDL Financial Statements”). The ACDL Financial Statements have been prepared in accordance with Canadian generally accepted accounting standards consistently applied and present fairly, in all material respects, the financial condition of ACDL at the applicable dates and the results of its operations for the periods indicated.

6.7         Tax Matters. Except as set forth on Section 6.7 of the Sellers Disclosure Letter:

(a)          Each of ACDL and its direct and indirect Subsidiaries has timely filed all material Tax Returns that it was required to file (and all Tax Returns required to be filed with respect to the income of each of ACDL and its direct and indirect Subsidiaries have been filed) under applicable Laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws and regulations. All Taxes due and owing by each of ACDL and its direct and indirect Subsidiaries (or with respect to any of them) (whether or not shown on any Tax Return) have been paid. Neither ACDL nor any of its direct or indirect Subsidiaries (nor any other Person responsible for reporting the income of any of them) currently is the beneficiary of any extension of time within which to file any material Tax Return. To the Knowledge of such Seller, no claim has ever been made by an authority in a jurisdiction where ACDL or any of its direct or indirect Subsidiaries does not file Tax Returns that ACDL or the Subsidiary, as the case may be, is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the stock or any of the assets of ACDL or any of its direct or indirect Subsidiaries.

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(b)          Each of ACDL and its direct and indirect Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, affiliate, or other third party.

(c)          Neither such Seller nor, to the Knowledge of such ACDL Seller, any director or officer (or employee responsible for Tax matters) of ACDL or its direct or indirect Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No federal, provincial, state, local, or foreign tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to ACDL or any of its direct or indirect Subsidiaries. Neither ACDL nor any of its direct or indirect Subsidiaries (nor any other Person responsible for reporting the income of any of them) has received from any federal, provincial, state, local, or foreign Taxing authority (including jurisdictions where they have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing authority against any of ACDL and its direct and indirect Subsidiaries. Section 6.7(c) of the Sellers Disclosure Letter lists all federal, provincial, state, local, and foreign. income Tax Returns filed by or with respect to ACDL or its direct or indirect Subsidiaries for taxable periods ended on or after December 31, 2008, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Such Seller has delivered to Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by (or with respect to) each of ACDL and its direct and indirect Subsidiaries filed or received since December 31, 2008.

(d)          Neither ACDL nor any of its direct or indirect Subsidiaries (nor any other Person responsible for reporting the income of any of them) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(e)          Neither ACDL nor any of its direct or indirect Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local, or non-U.S. Tax Law) or (ii) any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision of state, local, or foreign Tax Law). Neither ACDL nor any of its direct or indirect Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). ACDL is considered to be a foreign corporation for all U.S. federal income tax purposes, and no election has been made that is inconsistent with that treatment for U.S. federal income tax purposes. Each of ACDL and its direct and indirect Subsidiaries (and any other Person responsible for reporting the income of any of them) has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662 or, as applicable, any similar or equivalent provision thereto under any applicable Tax Law in another jurisdiction. Neither ACDL nor any of its direct or indirect Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither ACDL nor any of its direct or indirect Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was ACDL) or (B) has any Liability for the Taxes of any Person (other than ACDL or its direct or indirect Subsidiaries) under Treasury Regulation § 1.1502-6 (or, as applicable, any similar or equivalent provision thereto under any applicable Tax Law in another jurisdiction), as a transferee or successor, by contract, or otherwise.

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(f)          The unpaid Taxes of ACDL and its direct and indirect Subsidiaries (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ACDL and its direct and indirect Subsidiaries in filing their Tax Returns. Since the date of the most recent balance sheet, Neither ACDL nor any of its direct or indirect Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course consistent with past custom and practice.

(g)          Neither ACDL nor any of its direct or indirect Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or, as applicable, any similar or equivalent provision thereto under any applicable Tax Law in another jurisdiction, by reason of a change in accounting method initiated by it, has received any written notice that the IRS (or any relevant Taxing authority in any such other jurisdiction) has proposed any such adjustment or any change in accounting method, or has an application pending with any Taxing authority requesting permission for any change in accounting method.

(h)          No property owned by ACDL or any of its direct or indirect Subsidiaries (i) is property required to be treated as being owned by another Person pursuant to Section 168(f)(8) of the Code, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or, as applicable, any similar or equivalent provision thereto under any applicable Tax Law in another jurisdiction, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or, as applicable, any such similar or equivalent provision thereto under such applicable Tax Law for such other jurisdiction or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code or, as applicable, any similar or equivalent provision thereto under such other applicable Tax Law in such other jurisdiction.

(i)          Each of ACDL and its direct and indirect Subsidiaries is in material compliance with the terms and conditions of any material Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government, and the consummation of the transactions contemplated by this Agreement would not reasonably be expected to have an adverse effect on the continued validity and effectiveness of such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(j)          Neither ACDL nor any of its direct or indirect Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

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(i)          “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of provincial, state, local, or foreign Tax Law) executed on or prior to the Closing Date;

(ii)         intercompany transaction or excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of provincial, state, local, or foreign Tax Law);

(iii)        installment sale or open transaction disposition made on or prior to the Closing Date;

(iv)        prepaid amount received on or prior to the Closing Date; or

(v)         election under Code § 108(i) (or any corresponding or similar provision of provincial, state, local, or foreign Tax Law).

(k)          Neither ACDL nor any of its direct or indirect Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361 (or any corresponding or similar provision of provincial, state, local, or foreign Tax Law).

(l)           Neither ACDL nor any of its direct or indirect Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treasury Regulation § 1.6011-4(b) (or any corresponding or similar provision of provincial, state, local, or foreign Tax Law).

(m)         Neither ACDL nor any of its direct or indirect Subsidiaries (A) is a “controlled foreign corporation” as defined in Code § 957 (or any corresponding or similar provision of provincial, state, local, or foreign Tax Law) or (B) has a permanent establishment (within the meaning of an applicable Tax treaty), has a trade or business, or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)          Neither ACDL nor any of its direct or indirect Subsidiaries (nor any other Person responsible for reporting the income of any of them) has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other Taxing authority).

6.8         Real Property.

(a)          Section 6.8 of the Sellers Disclosure Letter sets forth (i) all of the real property owned, leased or otherwise occupied by, or subject to an occupancy right of, ACDL (the “ACDL Real Property”), (ii) all of the Contracts, (including leases from or to third parties (each, an “ACDL Real Property Lease”) and Contracts related to easements granted by or to third parties) pertaining to the ACDL Real Property to which ACDL is a party, (iii) to the Knowledge of such Seller, all of the easements, rights of way and other rights, interests and options (other than those set forth in such Contracts) pertaining to the ACDL Real Property and (iv) all of the Proceedings currently pending by or against, and all of the Orders issued to, ACDL or, to the Knowledge of such Seller, against any third party which pertain to the ACDL Real Property and which materially interfere or would reasonably be expected to materially interfere with the ownership, leasing or use of the ACDL Real Property as currently owned, leased or used by ACDL.

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(b)          Each ACDL Real Property Lease constitutes the entire agreement in all material respects of the parties thereto, and no material term or condition thereof has been modified, amended or waived except as set forth in the ACDL Real Property Leases set forth on Section 6.8 of the Sellers Disclosure Letter.

(c)         To the Knowledge of such Seller, there is no pending, threatened or contemplated condemnation or similar Proceeding affecting any of the ACDL Real Property.

(d)          Except as set forth in Section 6.8 of the Sellers Disclosure Letter, ACDL has good and marketable fee title to the ACDL Real Property owned by it, free and clear of all Liens other than Permitted Liens or other imperfections of title, if any, that have not had, and would not reasonably be expected to have, a Material Adverse Effect, and a valid leasehold interest in the ACDL Real Property leased by it, free and clear of all Liens granted by it or claimed by any Person by, through or under it, other than Permitted Liens or other imperfections of title, if any, that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

6.9         Title to Properties. Except as set forth in the Sellers Disclosure Letter with respect to the properties listed therein, ACDL has good and marketable title to all fixed assets and other properties (including Intellectual Property, but excluding the ACDL Real Property) owned by them, free and clear of all Liens other than Permitted Liens or other imperfections of title, if any, that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

6.10       Sufficiency and Condition of Property. Except as set forth on Section 6.10 of the Sellers Disclosure Letter and for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) all of the buildings and structures owned by ACDL, respectively, and the portions of buildings and structures leased by each of them, in each case located on the ACDL Real Property, and all of the material tangible personal property owned or leased by ACDL, respectively, are in good operating condition (normal wear and tear excepted), are in a state of reasonable maintenance and repair, and are suitable for the uses for which they are currently used by them.

6.11       Contracts. Except as set forth on Section 6.11 of the Sellers Disclosure Letter and for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) each Material Contract to which ACDL is a party, is valid and binding on it and is in full force and effect, and neither it, nor, to the Knowledge of such Seller, any other party thereto, is in breach of, or default under, any such Contract, and (ii) no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by it, or, to the Knowledge of such Seller, any other party thereto.

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6.12       Permits. Except as set forth on Section 6.12 of the Sellers Disclosure Letter and for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) ACDL has obtained all of the material Permits which are necessary in order (a) to conduct its Business as currently conducted by it or (b) to own, lease or use properties as currently owned, leased or used by it.

6.13       Human Resources; Benefit Plans.

(a)          Section 6.13 of the Sellers Disclosure Letter sets forth each Domestic Benefit Plan, Foreign Benefit Plan, and each Divested Benefit Plan.

(b)          To the Knowledge of such Seller, ACDL does not have any obligation to maintain or make contributions to, or have any Liability with respect to, any Divested Benefit Plan.

(c)          No Benefit Plan is (i) a Multiemployer Plan, (ii) a Title IV Plan or (iii) a Multiple Employer Plan.

(d)          At no time during the six (6) years preceding the date hereof has ACDL (i) maintained or contributed to, withdrawn from, terminated or had any Liability in respect of a Multiemployer Plan, a Title IV Plan or a Multiple Employer Plan or (ii) engaged in any transaction described in Section 4069 or 4212(c) of ERISA.

(e)          Section 6.13 of the Sellers Disclosure Letter sets forth each Domestic Benefit Plan that is subject to Section 409A of the Code (each, a “Deferred Compensation Plan”). Each Deferred Compensation Plan complies with Section 409A of the Code.

(f)           Except as set forth in Section 6.13 of the Sellers Disclosure Letter:

(i)          each Domestic Benefit Plan has been established and maintained in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code;

(ii)         each Domestic Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination letter from the IRS (or is otherwise able to rely on a prototype plan sponsor’s IRS opinion letter) evidencing such qualification and, to the Knowledge of such Seller, no facts or circumstances exist that would reasonably be expected to adversely affect the qualified status of any such Domestic Benefit Plan;

(iii)        no Domestic Benefit Plan provides, individually or in the aggregate, for material retiree health or life benefits other than continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 or other similar applicable Laws;

(iv)        the plan documents for any Domestic Benefit Plan, that previously provided any level of retiree health and life benefits higher than continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 or other similar applicable Laws and that now provides a lower level of retiree health and life benefits, permitted the decrease in the level of benefits;

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(v)         other than routine claims for benefits under a Domestic Benefit Plan, no Proceedings are pending or, to the Knowledge of such Seller, threatened with respect to any Domestic Benefit Plan that could result in any material Liability on the part of ACDL;

(vi)        no Equity Interests in such ACDL Seller or ACDL are part of the assets of any Domestic Benefit Plan;

(vii)       all contributions required to be made and material claims required to be paid under any Domestic Benefit Plan have been timely made or paid; and

(viii)      all material reports and documents with respect to the Domestic Benefit Plans required by ERISA or other applicable Laws to be filed and distributed have been so filed and distributed.

(g)          None of such ACDL Seller or ACDL has and, to the Knowledge of such Seller, no other party in interest has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to subject such ACDL Seller or ACDL, any Domestic Benefit Plan or any fiduciary thereof to a material penalty under the Code or ERISA.

(h)          Except as disclosed in Section 6.13 of the Sellers Disclosure Letter;

(i)          each Foreign Benefit Plan has been established and maintained in all material respects in compliance with its terms and all applicable Laws;

(ii)         each Foreign Benefit Plan that is required to be registered as such under applicable Laws has been so registered;

(iii)        no Foreign Benefit Plan provides, individually or in the aggregate, for material retiree health and life benefits except as required by applicable Laws;

(iv)        other than routine claims for benefits under a Foreign Benefit Plan, no material Proceedings are pending or, to the Knowledge of such Seller, threatened with respect to any Foreign Benefit Plan;

(v)         no Equity Interests in such ACDL Seller or ACDL are part of the assets of any Foreign Benefit Plan;

(vi)        all material contributions required to be made and material claims required to be paid under any Foreign Benefit Plan have been timely made or paid; and

(vii)       all material reports and documents with respect to the Foreign Benefit Plans required by applicable Laws to be filed and distributed have been so filed and distributed.

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(i)           Except as disclosed in Section 6.13 of the Sellers Disclosure Letter:

(i)          there are no facts that reasonably would be expected to give rise to any Actions, suits or claims against any Benefit Plan, any fiduciary with respect to a Benefit Plan or the assets of a Benefit Plan (other than routine claims for benefits) that could result in material Liability to ACDL;

(ii)         no Benefit Plan is a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding), or (iii) self-insured by ACDL;

(iii)        no individual who has been classified by ACDL as a non-employee (such as an independent contractor, leased employee, consultant, or any employee of any of the foregoing) shall have a claim against ACDL for eligibility to participate in any Benefit Plans if such individual is later reclassified as an employee of ACDL. No employee of ACDL is a “leased employee” within the meaning of Section 414(n) of the Code. ACDL has never been bound by any collective bargaining agreement or similar agreement to maintain or contribute to any Benefit Plan;

(iv)        Each Benefit Plan may be terminated as of or after the Closing without resulting in any material liability to ACDL or to Purchaser for any additional contributions, penalties, premiums, fees, fines, excise taxes, or any other charges or liabilities; and

(v)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any employee or former employee of ACDL; (ii) increase any benefits otherwise payable under any Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code; or (v) result in the triggering or imposition of any restrictions or limitations on the rights of ACDL to amend or terminate any Benefit Plan.

(j)           Except as disclosed in Section 6.13 of the Sellers Disclosure Letter:

(i)          ACDL is in compliance, in all material respects, with all Laws governing the employment of labor;

(ii)         ACDL has, during the five (5) year period prior to the date of this Agreement, conducted its Business in material compliance with all applicable labor Laws;

(iii)        ACDL has properly classified its employees pursuant to the Fair Labor Standards Act (29 U.S.C. 201, et seq.). ACDL has not at any time during the last three (3) years had, nor to the Knowledge of such ACDL Seller, is there now threatened, any walkout, strike, union activity, picketing, work stoppage, work slowdown, any effort to organize or any other similar occurrence or any attempt to organize or represent the labor force of ACDL. There are no controversies pending or, to the Knowledge of such ACDL Seller, threatened between ACDL, on the one hand, and any of its employees (or former employees), or any labor union or other collective bargaining unit representing any of their employees, on the other hand. No investigation, review, complaint or proceeding by any Governmental Authority or employee or former employee with respect to ACDL in relation to any actual or alleged violation of any labor Laws is pending or, to the Knowledge of such ACDL Seller, threatened, nor has ACDL received any notice from any Governmental Authority indicating an intention to conduct the same. No union or other collective bargaining unit or employee organizing entity has been certified or recognized by ACDL as representing any of its employees.

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6.14       Litigation; Proceedings. Section 6.14 of the Sellers Disclosure Letter sets forth (i) all Proceedings currently pending by or against or, to the Knowledge of such Seller, threatened against ACDL or any of its Subsidiaries and (ii) all Orders currently outstanding issued in respect of ACDL or its Subsidiaries, in each case, other than any Proceedings (including product liability, product warranty and worker’s compensation Proceedings) in which the maximum amount claimed or in controversy does not exceed $500,000. Except as set forth in Section 6.14 of the Sellers Disclosure Letter, to the Knowledge of such Seller, neither ACDL nor any of its Subsidiaries has (i) received, since January 1, 2010, (A) written notice of any unresolved claim of personal injury or death or any unresolved claim for injunctive relief in connection with any product or service manufactured or sold by it or (B) any whistle-blower complaints regarding allegations of material wrongdoing or (ii) had any unresolved internal investigations regarding allegations of material wrongdoing.

6.15       Environmental Conditions. Except as set forth in Section 6.15 of the Sellers Disclosure Letter, as of the date hereof:

(a)          Neither such ACDL Seller (with respect to ACDL) nor ACDL has received written notice or an Order, and no Proceedings are pending or, to the Knowledge of such ACDL Seller, threatened under any Environmental Law alleging that such ACDL Seller or ACDL has or may have a Remediation obligation at any of the ACDL Real Property or any other real property;

(b)          Neither such ACDL Seller (with respect to ACDL) nor ACDL has received written notice or an Order from any Person regarding any event, condition or circumstance which would reasonably be expected to (i) prevent compliance by such ACDL Seller or ACDL, in a material respect, with any Environmental Law or any Permit issued under any Environmental Law and held by it or (ii) require the amendment, in any material respect, of any Permit issued under any Environmental Law or materially interfere with the timely receipt of any such amendment, in each case, except where such non-compliance, amendment or failure to obtain such amendment would not result in a material liability to such ACDL Seller or ACDL;

(c)          Neither such ACDL Seller (with respect to ACDL) nor ACDL has received written notice that it is responsible for any material Environmental Liabilities arising from (i) any past or present Environmental Condition in, on, under, above or about any of the ACDL Real Property or any other real property, (ii) the use, manufacture, distribution, management, handling, transport, treatment, generation, storage, disposal or Release of Hazardous Substances by it or (iii) the failure of any of the ACDL Real Property or any other real property or equipment, buildings or structures to comply with any Environmental Law or any Permit issued thereunder;

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(d)          Neither such ACDL Seller (with respect to ACDL) nor ACDL is subject to any outstanding written notice or Order from, or agreement with, any Governmental Authority or other Person which relates to or arises out of any Environmental Law or in respect of which it is required or would reasonably be expected to incur any material Environmental Liabilities;

(e)          Such ACDL Seller (with respect to ACDL) and ACDL have filed all notices required to be filed by them under any Environmental Law in respect of Releases of Hazardous Substances by them, except where the failure to file would not reasonably be expected to result in material Liabilities on the part of Sellers, such ACDL Seller or ACDL;

(f)           Neither such ACDL Seller (with respect to ACDL) nor ACDL has entered into any written Contract with any Governmental Authority or other Person pursuant to which it has assumed responsibility (including responsibility under any Guarantee or indemnification agreement) for any Remediation of any Environmental Condition; and

(g)          Neither such ACDL Seller (with respect to ACDL) nor ACDL has caused and, to the Knowledge of such ACDL Seller, neither the ACDL Real Property nor any other real property is adversely affected by, any Release or threatened Release of any Hazardous Substance that would reasonably be expected to result in material Liability on the part of such ACDL Seller and ACDL.

6.16       Health and Safety Matters. Except as set forth in Sections 6.15 or 6.16 of the Sellers Disclosure Letter:

(a)          Neither such ACDL Seller (with respect to ACDL) nor ACDL has received any written citation, notice or Order alleging Liability on its part with respect to any Health and Safety Condition which would reasonably be expected to result in a material Liability to it;

(b)          no Proceedings by any Governmental Authority or other Person are pending or, to the Knowledge of such Seller, threatened with respect to any Health and Safety Condition, in each case, relating to the ACDL Real Property, or the conduct of ACDL’s Business or the ownership, leasing and use of the assets of ACDL by ACDL, which would reasonably be expected to have a Material Adverse Effect; and

(c)          to the Knowledge of such ACDL Seller, neither any ACDL Seller (with respect to ACDL) nor ACDL is subject to any investigation by any Governmental Authority with respect to any failure to comply with any Health and Safety Law which would reasonably be expected to result in a material Liability to it.

6.17       Absence of Certain Business Practices. To the Knowledge of such Seller, neither any ACDL Seller (with respect to ACDL) nor ACDL nor any officer, director, employee or agent of any of them, or any other Person acting on their behalf, has, directly or indirectly, in connection with the conduct of ACDL’s Business after January 1, 2010, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder it in violation of any Law.

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6.18       Gaming Licenses/Approvals. To the Knowledge of such Seller, and except as set forth in Section 6.18 of the Sellers Disclosure Letter, neither the execution, delivery or performance of this Agreement or any of the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby, will adversely affect in any material respect any license, approval, Permit or Consent held by ACDL relating to ACDL’s ability to conduct and engage in gaming activities, or require any notice to, or Consent or approval from, any Person, including any Gaming Regulatory Authority or other Governmental Authority.

6.19       Takeover Statutes. No Takeover Statute, or anti-takeover provision in ACDL’s Organizational Documents would prohibit or restrict the ability of any Seller to perform its obligations under this Agreement or its ability to consummate the Transactions.

Article VII
REPRESENTATIONS AND WARRANTIES with respect TO HARBINGER ACDL BLOCKER aND Blue Line ACDL Blocker

7.1         Harbinger ACDL Blocker. Each of Harbinger Master and Harbinger Special Situations, hereby represent and warrant, severally but not jointly, to Purchaser, subject to the exceptions set forth in the Sellers Disclosure Letter, as follows:

(a)          Organization. Harbinger ACDL Blocker is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Harbinger ACDL Blocker has all corporate or other organizational power and authority necessary to conduct its business as currently conducted by it. Harbinger ACDL Blocker is not in violation of any provisions of its Organizational Documents.

(b)          Capitalization. Harbinger ACDL Blocker has a capital stock consisting of 12,500 shares of Class A, €1 (one euro) par value per share, and is further financed by 71,619,017 convertible preferred equity certificates (CPECs) of Series A, €1 (one euro) par value per share. As of the date hereof, (i) 12,500 shares of Class A are issued, fully paid and outstanding, (ii) 71,619,017 CPECs of Series A are issued and outstanding, (iii) no shares of Class A or CPECs are owned directly or indirectly by Harbinger ACDL Blocker as treasury stock, (iv) no options are outstanding and (v) no warrants are outstanding.

(c)          No Operating Business. Harbinger ACDL Blocker has (i) no operating business, (ii) no assets other than the ACDL Common Shares and ACDL Preferred Shares set forth next to its name on Exhibit A hereto and (iii) no Liabilities other than those Liabilities associated with its holdings in ACDL.

(d)          Title to Shares. Harbinger ACDL Blocker is the lawful owner of the ACDL Common Shares and ACDL Preferred Shares set forth on Exhibit A next to its name and Harbinger ACDL Blocker has good, valid and marketable title to such ACDL Common Shares and ACDL Preferred Shares, free and clear of any and all Liens, except for Permitted Liens.

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(e)          Not a USRPI. Harbinger ACDL Blocker has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Harbinger ACDL Blocker is considered to be a foreign corporation for all U.S. federal income tax purposes, and no election has been made that is inconsistent with that treatment for U.S. federal income tax purposes.

7.2         Blue Line ACDL Blocker. Blue Line hereby represents and warrants to Purchaser, subject to the exceptions set forth in the Sellers Disclosure Letter, as follows:

(a)          Organization. Blue Line ACDL Blocker is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Blue Line ACDL Blocker has all corporate or other organizational powers and authority necessary to conduct its business as currently conducted by it. Blue Line ACDL Blocker is not in violation of any provisions of its Organizational Documents.

(b)          Capitalization. As of the date hereof, the authorized capital stock of Blue Line ACDL Blocker consists of 1,000 shares of common stock, $0.001 par value per share. As of the date hereof, (i) 1,000 shares of common stock of Blue Line ACDL Blocker are issued and outstanding, (ii) no shares of common stock are owned directly or indirectly by Blue Line ACDL Blocker as treasury stock, (iii) no options to purchase shares of common stock of Blue Line ACDL Blocker are outstanding and (iv) no warrants to purchase shares of common stock of Blue Line ACDL Blocker are outstanding.

(c)          No Operating Business. Blue Line ACDL Blocker has (i) no operating business, (ii) no assets, other than the ACDL Common Shares and ACDL Preferred Shares set forth next to its name on Exhibit A hereto, and (iii) no Liabilities, other than those Liabilities associated with its holdings in ACDL.

(d)          Title to Shares. Blue Line ACDL Blocker is the lawful owner of the ACDL Common Shares and ACDL Preferred Shares set forth on Exhibit A next to its name and Blue Line ACDL Blocker has good, valid and marketable title to such ACDL Common Shares and ACDL Preferred Shares, free and clear of any and all Liens, except for Permitted Liens.

Article VIII
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser hereby represents and warrants to Sellers, subject to the exceptions set forth in the Purchaser Disclosure Letter, or as disclosed in the Purchaser SEC Documents filed and publicly available prior to the date of this Agreement (but excluding any risk factor disclosure contained under the heading “Risk Factors” and disclosure of risks included in any “forward-looking statements” disclaimer), as follows:

8.1         Existence; Good Standing; Authority; Enforceability.

(a)          Purchaser is a company limited by shares duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own and operate its properties and to conduct its business as now conducted. Purchaser is duly licensed or qualified to do business as a foreign entity and is in good standing under the laws of each other jurisdiction in which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

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(b)          Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Related Agreements to which Purchaser is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the other Related Agreements to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of Purchaser, and, except as otherwise contemplated herein, no other corporate authorization or proceedings on the part of Purchaser are required therefor (including any vote of the shareholders of Purchaser).

(c)          This Agreement and the other Related Agreements to which Purchaser is a party have been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery thereof by Sellers, each constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except for the Equitable Exceptions.

(d)          Purchaser has no Subsidiaries and owns no Equity Interests in any other Person.

8.2         No Conflict. Neither the execution, delivery or performance by Purchaser of this Agreement and the other Related Agreements to which Purchaser is a party, nor the consummation by Purchaser of the Transactions, will violate, conflict with, breach or constitute a default under (in each case, with or without the giving of notice, the lapse of time or both), any of the provisions of: (a) any of the Organizational Documents of Purchaser; (b) any material Contract to which Purchaser is a party, or by which Purchaser or any of its properties is bound; or (c) any Law applicable to Purchaser or any of its properties. Other than as set forth in Section 8.2 of the Purchaser Disclosure Letter, no notice to, filing or registration with, or authorization, consent or approval of, the board of directors or shareholders of Purchaser, any Governmental Entity or Judicial Authority, or any other Person is required to be made or obtained by Purchaser in connection with the execution and delivery by Purchaser of this Agreement or any of the other Related Agreements to which it is a party or the consummation by Purchaser of the Transactions.

8.3         Issuance of Shares. The Purchaser Ordinary Shares and the Class A Preference Shares to be issued to Sellers as the Purchaser Ordinary Share Consideration and the Purchaser Preference Share Consideration and the Class B Preference Shares to be issued to the Sellers, in each case will be duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and non-assessable, and will be free from all taxes, Liens and charges with respect to the issue thereof.

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8.4         Capitalization.

(a)          As of the date hereof, the authorized capital stock of Purchaser consists of 49,000,000 Purchaser Ordinary Shares and 1,000,000 preference shares. As of the date hereof, (i) 8,533,333 Purchaser Ordinary Shares are issued and outstanding, (ii) no shares are owned directly or indirectly by Purchaser as treasury stock, (iii) no Purchaser Preference Shares are issued or outstanding, (iv) 8,000,000 Insider Warrants are outstanding, (v) warrants to purchase an additional 6,400,000 Purchaser Ordinary Shares are outstanding, and (vi) options to purchase 640,000 units (each unit consisting of one Purchaser Ordinary Share and one redeemable warrant to purchase from Purchaser one Purchaser Ordinary Share at an exercise price of $11.50 per share) at an exercise price of $15 per unit are outstanding.

(b)          Immediately after giving effect to the Transactions, the authorized capital stock of Purchaser shall consist of 49,000,000 Purchaser Ordinary Shares and 1,000,000 preference shares of which 99,382 will be designated as Class A Preference Shares and 100 shares will be designated as the Class B Preference Shares. Immediately after giving effect to the Transactions (and (A) assuming no Purchaser Ordinary Shares are tendered for redemption pursuant to the Tender Offer, (B) assuming none of Global Opportunities, Global ACDL Blocker, Kelson and China Dragon become a party to this Agreement pursuant to Sections 2.6, 2.7 or 2.8 and (C) prior to any conversion of Class A Preference Shares into Purchaser Ordinary Shares), (i) 33,319,966 Purchaser Ordinary Shares shall be issued and outstanding, (ii) no shares shall be owned directly or indirectly by Purchaser as treasury stock, (iii) 99,382 Class A Preference Shares and 100 Class B Preference Shares shall be issued and outstanding and no other Purchaser Preference Shares shall be issued and outstanding, (v) no options to purchase Purchaser Ordinary Shares shall be outstanding, (vi) 8,000,000 Insider Warrants shall be outstanding, (vii) warrants to purchase an additional 6,400,000 Purchaser Ordinary Shares shall be outstanding, and (viii) options to purchase 640,000 units (each unit consisting of one Purchaser Ordinary Share and one redeemable warrant to purchase from Purchaser one Purchaser Ordinary Share at an exercise price of $11.50 per share) at an exercise price of $15 per unit shall be outstanding.

(c)          After giving effect to the Transactions and assuming the conversion of all of the Class A Preference Shares into Purchaser Ordinary Shares in accordance with the terms of such Class A Preference Shares (but assuming (A) no Purchaser Ordinary Shares are tendered for redemption pursuant to the Tender Offer, (B) none of Global Opportunities, Global ACDL Blocker, Kelson and China Dragon become a party to this Agreement pursuant to Sections 2.6, 2.7 or 2.8 and (C) no exercise of Insider Warrants, other warrants or units), (i) 43,258,166 Purchaser Ordinary Shares shall be issued and outstanding, (ii) no shares shall be owned directly or indirectly by Purchaser as treasury stock, (iii) 100 Class B Preference Shares shall be issued and outstanding and no other Purchaser Preference Shares shall be issued and outstanding, (iv) no options to purchase Purchaser Ordinary Shares shall be outstanding, (v) 8,000,000 Insider Warrants shall be outstanding, (vi) warrants to purchase an additional 6,400,000 Purchaser Ordinary Shares shall be outstanding, and (vii) options to purchase 640,000 units (each unit consisting of one Purchaser Ordinary Share and one redeemable warrant to purchase from Purchaser one Purchaser Ordinary Share at an exercise price of $11.50 per share) at an exercise price of $15 per unit shall be outstanding.

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(d)          All of the issued Purchaser Ordinary Shares are duly authorized, were validly issued and are fully paid and nonassessable, and none of such shares was issued in violation of any pre-emptive rights, rights of first offer or first refusal or similar rights or in violation of the Securities Act or any other securities Law. As of the date hereof, there are no declared or accrued unpaid dividends with respect to any shares of common stock or preference stock of Purchaser and no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any Equity Interest in Purchaser. As of the date hereof, except as described above, there are no outstanding subscriptions, options, warrants or other rights of any kind to acquire (including securities exercisable or exchangeable for or convertible into) any additional shares of any class of capital stock of Purchaser (or securities convertible into or exchangeable or exercisable for any such additional shares), no shares of any class of capital stock of Purchaser have been reserved or set aside for any purpose, no bonds, debentures, notes or other evidences of Indebtedness or other obligations of Purchaser have the right to vote on any matters on which shareholders may vote and Purchaser is not a party to any Contract in respect thereof.

(e)          Except for this Agreement and the Related Agreements, and as set forth on Section 8.4 of the Purchaser Disclosure Letter, Purchaser is not a party to, and to the Knowledge of Purchaser, no other Person is a party to, any Contract with respect to:

(i)          the formation, management, disposition or liquidation of Purchaser or the creation, acquisition or disposition of any Equity Interest in Purchaser, including any purchase agreements, contribution agreements, shareholder agreements, standstill agreements or any other similar material agreement;

(ii)         voting any Equity Interests in Purchaser, (including any proxy or director nomination rights);

(iii)        transfer of or transfer restrictions on any Equity Interests in Purchaser (including any put, purchase or call option, any buy-sell agreement or any agreement providing for rights of first refusal, first offer, co-sale or similar rights);

(iv)        repurchase, redemption or retirement of any Equity Interests in Purchaser or dividends or other distributions in respect of any Equity Interests in Purchaser; or

(v)         registration of any Equity Interests in Purchaser under the Securities Act or any other securities Law.

(f)           Each Purchaser Ordinary Share outstanding as of the Closing, including those Purchaser Ordinary Shares issued to Sellers in accordance herewith, are entitled to one vote per share on all matters submitted to shareholders for a vote.

8.5         Purchase for Investment; Access to Information. Purchaser is acquiring the Subject Shares for its own account for investment and not with a view toward, or for resale in connection with, any distribution thereof. Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Subject Shares and Purchaser and is capable of bearing the economic risks of such investment, including a complete loss of its investment in Sellers. Purchaser has had access to and has been furnished with all information that it has requested in connection with its evaluation of and its decision to acquire the Subject Shares and has been given the opportunity to ask questions of, and receive answers from, Sellers and the management of Sellers regarding Sellers, Ferrous and ACDL and their respective Subsidiaries.

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8.6         Tax Matters. Except as set forth on Section 8.6 of the Purchaser Disclosure Letter;

(a)          Purchaser has timely filed all material Tax Returns that it was required to file under applicable Laws and regulations. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by Purchaser (whether or not shown on any Tax Return) have been paid. Purchaser currently is not the beneficiary of any extension of time within which to file any material Tax Return. Purchaser has never received a written claim from an authority in a jurisdiction where Purchaser does not file Tax Returns that Purchaser is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the stock or any of the assets of Purchaser.

(b)          Purchaser has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, affiliate, or other third party.

(c)          No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are currently pending with respect to Purchaser. Purchaser has not received from any federal, state, local, or non-U.S. Taxing authority (including jurisdictions where it has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing authority against Purchaser with respect to any taxable period. Schedule 8.6(a) of the Purchaser Disclosure Letter lists all federal, state, local, and non-U.S. income Tax Returns filed by or with respect to Purchaser, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Purchaser has delivered to Seller correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by (or with respect to) Purchaser.

(d)          Purchaser has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (in each case, where that waiver or extension of time is currently effective).

(e)          Since the date of the most recent balance sheet disclosed in the Purchaser SEC Documents, Purchaser has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course consistent with past custom and practice.

(f)           No property owned by Purchaser (i) is property required to be treated as being owned by another Person pursuant to Section 168(f)(8) of the Code, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

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(g)          Purchaser has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this transaction.

(h)          Purchaser is not or has not been a party to any “listed transaction,” as defined in Code § 6707A(c)(2) and Treasury Regulation § 1.6011-4(b)(2).

(i)           Purchaser has no permanent establishment (within the meaning of an applicable Tax treaty), has no trade or business, or otherwise has no office or fixed place of business in a country other than the country in which it is organized or Australia.

(j)           As of the date hereof, Purchaser has never been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Purchaser is considered to be a foreign corporation for all U.S. federal income tax purposes, and no election has been made that is inconsistent with that treatment for U.S. federal income tax purposes.

This Section 8.6 constitutes the sole and exclusive representations and warranties of Purchaser with respect to the subject matters set forth in this Section 8.6.

8.7         Contracts. Except as set forth in Section 8.7 of the Purchaser Disclosure Letter, and for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect, each Material Contract to which Purchaser is a party, is valid and binding on it and is in full force and effect, and neither it, nor, to the Knowledge of Purchaser, any other party thereto, is in breach of, or default under, any such Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by it, or, to the Knowledge of Purchaser, any other party thereto.

8.8         Permits. Except as set forth in Section 8.8 of the Purchaser Disclosure Letter, Purchaser has obtained all of the material Permits which are necessary in order (a) to conduct its respective Business as currently conducted by it or (b) to own, lease or use properties as currently owned, leased or used by it.

8.9         Litigation; Proceedings. Section 8.9 of the Purchaser Disclosure Letter sets forth, (i) all Proceedings currently pending by or against or, to the Knowledge of Purchaser, threatened against Purchaser and (ii) all Orders currently outstanding issued in respect of Purchaser, in each case other than proceedings in which the maximum amount claimed or in controversy does not exceed $500,000. Except as set forth in Section 8.9 of the Purchaser Disclosure Letter, to the Knowledge of Purchaser, Purchaser has not received, since January 1, 2010, (A) written notice of any unresolved claim of personal injury or death or any unresolved claim for injunctive relief in connection with any product or service manufactured or sold by it or (B) any whistle-blower complaints regarding allegations of material wrongdoing.

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8.10       Takeover Statutes. No Takeover Statute, or anti-takeover provision in Purchaser’s Organizational Documents would prohibit or restrict the ability of Purchaser to perform its obligations under this Agreement or its ability to consummate the Transactions.

8.11       No Undisclosed Liabilities. Purchaser has no Liability of any nature that would be required to be reflected on a balance sheet of Purchaser prepared in accordance with GAAP, other than Liabilities (i) reflected in the financial statements contained in the Purchaser SEC Documents, (ii) incurred in the ordinary course of business consistent with past practice since the date of the last filed financial statements or (iii) incurred by or on behalf of Purchaser in connection with this Agreement and the Transactions. Except as set forth in Section 8.11 of the Purchaser Disclosure Letter, Purchaser does not have any accrued and unpaid Liabilities with respect to any business combinations previously attempted or considered by Purchaser.

8.12       Employees and Labor Matters. Except as set forth in Section 8.12 of the Purchaser Disclosure Letter, Purchaser does not have, nor has it ever had, any Employees, other than those officers that are listed in one or more of the Purchaser SEC Documents. Neither Purchaser nor any of its respective ERISA Affiliates has incurred any liability under Title IV of ERISA.

8.13       Exchange Quotation. Purchaser is currently quoted on the Nasdaq Stock Market. Except as set forth in Section 8.13 of the Purchaser Disclosure Letter, there is no Proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser by the NASDAQ Stock Market or FINRA with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

8.14       Business Activities. Since its organization, Purchaser has not conducted any business activities other than activities directed toward the accomplishment of a business combination and in compliance with the Organizational Documents of Purchaser. Except as set forth in Section 8.14 of the Purchaser Disclosure Letter, there is no Contract, commitment or Order binding upon Purchaser or to which Purchaser is a party which has or could reasonably be likely to have the effect of prohibiting or impairing any business practice of Purchaser, any acquisition of property by Purchaser or the conduct of business by Purchaser as currently conducted.

8.15       Interested Party Transactions. Except as set forth in Section 8.15 of the Purchaser Disclosure Letter, there are no Contracts or other transactions or series of similar transactions between Purchaser, on the one hand, and (a) any current or former officer or director of Purchaser, (b) any current or former record or Beneficial Owner of five percent (5%) or more of the voting securities of Purchaser or (c) any current or former Affiliate of Purchaser or of any such current or former, director or record or Beneficial Owner, on the other hand, that are currently in effect, except in each case other than as filed as a Material Contract or otherwise described in the Purchaser SEC Documents.

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8.16       Purchaser SEC Documents; Financial Statements; Internal Controls.

(a)          Since November 15, 2010, Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission under the Exchange Act (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “Purchaser SEC Documents”). As of their respective dates the Purchaser SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Purchaser SEC Documents, and (ii) did not at the time they were filed or furnished (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded), and any Purchaser SEC Documents filed or furnished with the Commission prior to the Closing will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Purchaser, as of the date hereof, there are no unresolved Commission comments with respect to Purchaser. The Purchaser SEC Documents included, or, if filed or furnished after the date hereof and prior to the Closing, will include, all certificates required to be included therein pursuant to Section 302 and 906 of the SOX Act and the internal control report and attestation of Purchaser’s outside auditors required by Section 404 of the SOX Act.

(b)          Financial Statements. Each of the financial statements of Purchaser disclosed in the Purchaser SEC Documents (the “Purchaser Financial Statements”) (i) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes), (ii) fairly present, or in the case of Purchaser SEC Documents filed or furnished after the date of this Agreement, will fairly present, in all material respects the financial position and consolidated results of operations and cash flows, as the case may be, of Purchaser as of the respective dates or for the respective periods set forth therein, except that the unaudited interim financial statements were, are or will be subject to normal adjustments as will not be material to Purchaser, taken as a whole and (iii) complied or will comply as to form in all material respects with the applicable published rules and regulations of the Commission with respect thereto.

(c)          Disclosure Controls; Internal Controls. Purchaser has devised and maintains a system of internal accounting controls (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding (i) the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) receipts and expenditures of Purchaser being made only in accordance with authorization of management and (iii) prevention or timely detection of the unauthorized acquisition, use or disposition of the Purchaser’s assets that could have a material effect on Purchaser’s financial statements. Purchaser (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such entity is made known to the management of such entity by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Purchaser SEC Documents, and (B) has disclosed to its auditors and the audit committee of the board of directors of Purchaser (1) any significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and has disclosed to its auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

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8.17       Trust Agreement; AAC Trust Account. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, and has not been amended or modified since November 15, 2010, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated and filed Purchaser SEC Document. There are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Documents to be inaccurate in any respect and/or that would entitle any third party to any portion of the AAC Trust Account. As of July 2, 2012, the AAC Trust Account consisted of no less than US$64,666,270.19 invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended.

8.18       Absence of Certain Business Practices. To the Knowledge of Purchaser, neither Purchaser nor any officer, director, employee or agent of Purchaser, or any other Person acting on their behalf, has, directly or indirectly, in connection with the conduct of its Business after January 1, 2011, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder it in violation of any Law.

8.19       Accredited Investor Status. Purchaser is an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

8.20       Brokers. Except for The PrinceRidge Group LLC, no finder, broker or similar intermediary acting on behalf of Purchaser is entitled to a commission, fee or other compensation in connection with the negotiation, execution or delivery of this Agreement, or any of the Related Agreements, or the consummation of the transactions contemplated hereby or thereby for which Sellers may have any liability.

8.21       Investment Company Act of 1940. As of the date hereof the Purchaser is not, and as of immediately preceding the consummation of the Transaction the Purchaser will not be, an “Investment Company” under the Investment Company Act of 1940.

8.22       No Other Representations or Warranties. Except for the representations and warranties contained in this Article VIII (including, or as qualified by, the Purchaser Disclosure Letter), Purchaser makes no other representation or warranty, express or implied, written or oral, and hereby, to the maximum extent permitted by applicable Law, disclaims any such other representation or warranty, whether by Purchaser or any other Person, with respect to Purchaser or any other Person or with respect to any other information (including, without limitation, pro-forma financial information, financial projections or other forward-looking statements) provided to or made available to the Sellers in connection with the transactions contemplated hereby.

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Article IX
COVENANTS

9.1         Conduct by Purchaser Prior to the Closing.

(a)          Purchaser shall use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b)          Except as required by Law, or as set forth in Section 9.1 of the Purchaser Disclosure Letter, or expressly permitted under this Agreement or as otherwise consented to by Sellers’ Representative in writing (which consent may be transmitted by e-mail and which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, Purchaser shall carry on its Businesses in the Ordinary Course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws.

(c)          Except as required by Law, as set forth in Section 9.1 of Purchaser’s Disclosure Letter, as expressly permitted under this Agreement or as otherwise consented to by Sellers’ Representative in writing (which consent may be transmitted by e-mail and which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, Purchaser shall not:

(i)          effect a stock split or reverse stock split affecting its outstanding shares of capital stock or reclassify its outstanding shares of capital stock;

(ii)         issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock or any other Equity Interests in it;

(iii)        exchange any securities or other property for any outstanding shares of capital stock or other outstanding Equity Interests in it;

(iv)        amend or modify its Organizational Documents;

(v)         declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Purchaser;

(vi)        enter into any agreement with respect to the voting of the capital stock of Purchaser;

(vii)       acquire (by merger, consolidation, acquisition of stock or assets or other business combination) any Person, all or substantially all of the assets of any Person, business or business unit, merge or consolidate with any Person or form any joint venture;

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(viii)       make any loans, advances or capital contributions to, or investments in, any Person;

(ix)          make any material change in any method of accounting or accounting practice policy other than as required by applicable Law;

(x)           make or change any material Tax election unless such election is (A) required by Law or (B) consistent with elections historically made by it;

(xi)          change an annual accounting period, file any material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any material right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any material Tax Return or the payment of any material Tax;

(xii)         (A) contribute any additional funds to the AAC Trust Account or (B) remove any funds from the AAC Trust Account, in each case except as expressly permitted by Purchaser’s Organizational Documents, this Agreement or the terms of the Trust Agreement;

(xiii)        engage in any commercial business until the consummation of the Transaction;

(xiv)        incur, assume or Guarantee Indebtedness (including capitalized lease obligations), issue or sell any debt securities, or Guarantee any debt securities of any Person;

(xv)         release, comprise or adopt a plan or agreement of complete or partial liquidation, dissolution or reorganization;

(xvi)       settle any pending or threatened Claim in which the settlement exceeds $50,000 individually, or $100,000 in the aggregate;

(xvii)      enter into any Contract or renew, extend, modify, amend or terminate, or waive, release or assign any material rights or material claims under, any Contract other than any Contract with any legal counsel, accountant or professional advisor whose employment, or continued employment, the board of directors of Purchaser deems required by applicable Law or reasonably necessary in connection with the transactions contemplated by this Agreement and the Related Agreements; or

(xviii)     authorize, agree or commit to any of the actions described in the preceding clauses of this Section 9.1(c).

9.2         Conduct by Sellers Prior to the Closing.

(a)          Except as required by Law or as expressly permitted under this Agreement or as otherwise consented to by Purchaser in writing (which consent may be transmitted by e-mail and which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, each Seller shall, each ACDL Seller shall use commercially reasonable efforts to cause ACDL to, each of Harbinger Master and Harbinger Special Situations shall cause Harbinger ACDL Blocker to, and Blue Line shall cause Blue Line ACDL Blocker to, carry on their respective Businesses in the Ordinary Course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws.

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(b)          Except as required by Law or as set forth in Section 9.2 of the Sellers Disclosure Letter, or as expressly permitted under this Agreement or as otherwise consented to by Purchaser in writing (which consent may be transmitted by e-mail and which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, each ACDL Seller shall use commercially reasonable efforts to cause ACDL not to, each of Harbinger Master and Harbinger Special Situations shall cause Harbinger ACDL Blocker not to, and Blue Line shall cause Blue Line ACDL Blocker not to:

(i)           effect a stock split or reverse stock split affecting its outstanding shares of the capital stock or reclassify its outstanding shares of capital stock;

(ii)           issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock or any other Equity Interests in it except pursuant to the exercise of Equity Interests outstanding as of the date hereof;

(iii)         exchange any securities or other property for any outstanding shares of capital stock or other outstanding Equity Interests in it;

(iv)         amend or modify its Organizational Documents;

(v)          declare, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of such Person;

(vi)         enter into any agreement with respect to the voting of the capital stock of such Person;

(vii)        acquire (by merger, consolidation, acquisition of stock or assets or other business combination) any Person, all or substantially all of the assets of any Person, business or business unit, merge or consolidate with any Person or form any joint venture;

(viii)       make any loans, advances or capital contributions to, or investments in, any Person other than in the Ordinary Course;

(ix)          make any material change in any method of accounting or accounting practice policy other than as required by applicable Law;

(x)           make or change any material Tax election unless such election is (A) required by Law or (B) consistent with elections historically made by it;

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(xi)          consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment other than in the Ordinary Course, change an annual accounting period, file any material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any material right to claim a refund of Taxes , or take any other similar action, or omit to take any action relating to the filing of any material Tax Return or the payment of any material Tax;

(xii)         incur, assume or Guarantee Indebtedness (including capitalized lease obligations), issue or sell any debt securities, or Guarantee any debt securities of any Person other than in the Ordinary Course;

(xiii)        release, comprise or adopt a plan or agreement of complete or partial liquidation, dissolution or reorganization;

(xiv)       settle any pending or threatened Proceeding in which any individual settlement exceeds $1,000,000, or the aggregate amount of settlements exceeds $2,000,000;

(xv)        enter into any Material Contract, including but not limited to any strategic alliance, affiliate agreement or joint marketing agreement or agreements, in each case other than in the Ordinary Course; or

(xvi)       authorize, agree or commit to any of the actions described in the preceding clauses of this Section 9.2(b).

9.3         Tender Offer.

(a)          Tender Offer. Prior to the Closing Date, Purchaser will provide its shareholders with the opportunity to redeem their ordinary shares for cash equal to their pro rata share of the aggregate amount then on deposit in the AAC Trust Account, less Taxes, upon the consummation of the transactions contemplated hereby (the “Tender Offer”). Unless otherwise agreed to by the Parties, Purchaser shall conduct the Tender Offer without seeking or obtaining a shareholder vote. The Tender Offer shall be conducted in accordance with all applicable Laws (including Rule 13e-4.1 and Regulation 14E of the Exchange Act (as modified, waived or otherwise agreed to with the Commission)), which regulates issuer Tender Offers, and will file the Offer Documents with the Commission. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and other applicable federal and state securities Laws. The obligation of Purchaser to accept for payment ordinary shares validly tendered and not validly withdrawn pursuant to the Tender Offer shall be subject to (i) the condition (the “Maximum Tender Condition”) that at least 8% of the Purchaser Ordinary Shares issued as part of Purchaser’s initial public offering will be issued and outstanding immediately after giving effect to the redemption of the Purchaser Ordinary Shares issued as part of the Purchaser’s initial public offering which are (x) not voted on, by abstention or otherwise, or are voted against, the necessary amendments to the Articles of Association of Purchaser to extend the “Termination Date” (as defined in the first sentence of Section 157 of the Purchaser’s Articles of Association) beyond August 15, 2012 (but in no event to a date later than November 15, 2012), and (y) validly tendered and not validly withdrawn pursuant to and prior to the expiration of the Tender Offer, and (ii) the satisfaction of each of the other conditions set forth in Exhibit F hereto. Purchaser may not waive the Maximum Tender Condition or the other conditions set forth in Exhibit F (except for conditions to be satisfied by Sellers) without the consent of Sellers’ Representative and, unless agreed to by Sellers’ Representative or required by the Commission, no material change may be made to the Tender Offer which imposes conditions to the Tender Offer in addition to those set forth in Exhibit F hereto or is inconsistent with this Section 9.3 except as required to comply with any rule, regulation or interpretation of the Commission, or the staff thereof, applicable to the Tender Offer. The Parties hereby agree to negotiate in good faith to amend Exhibit F to reflect any changes that may be reasonably required as a result of discussions with the Commission or its staff. Furthermore, Purchaser may not waive any failure by a holder to validly tender his, her or its ordinary shares prior to the expiration of the Tender Offer, without the prior written consent of Sellers’ Representative. Notwithstanding the foregoing, Purchaser may, without the consent of Sellers’ Representative, (i) extend the Offer for one or more period(s) beyond the scheduled expiration date, which initially shall be no earlier than twenty (20) Business Days following the commencement of the Tender Offer (the “Initial Expiration Date”), if, at any scheduled expiration of the Tender Offer, the Maximum Tender Condition and/or the conditions set forth in Exhibit F, have not been satisfied or waived, or (ii) extend or amend the Tender Offer for any period (the Initial Expiration Date as extended, the “Expiration Time”) required by any rule, regulation or interpretation of the Commission, or the staff thereof, applicable to the Tender Offer.

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(b)          Payment Obligations. If the payment to a registered holder under the Tender Offer is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing ordinary shares is registered on the transfer books of Purchaser, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the reasonable satisfaction of Purchaser that such taxes either have been paid or are not applicable.

(c)          Tender Offer Documents. Purchaser shall file with the Commission a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Tender Offer. Each Schedule TO shall contain or shall incorporate by reference an offer to purchase (an “Offer to Purchase”) and forms of the related letter of transmittal and any related summary advertisement (such Schedule TOs, Offers to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). Purchaser shall correct promptly any information contained in the Offer Documents that shall have become false or misleading in any material respect, and Purchaser further agrees to take all steps necessary to cause the Schedule TOs, as so corrected, to be filed with the Commission, and the other Offer Documents, as so corrected, to be disseminated to holders of ordinary shares, in each case as and to the extent required by applicable laws. No filing of, or amendment or supplement to, the Offer Documents shall be made by Purchaser without the prior consent (which shall not be unreasonably withheld, delayed or conditioned) of Sellers’ Representative. Purchaser shall give Sellers’ Representative and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the Commission or disseminated to holders of ordinary shares. Purchaser shall provide Sellers’ Representative and its counsel with any comments that Purchaser or its counsel may receive from the Commission or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide Sellers’ Representative and its counsel with a reasonable opportunity to participate in the response of Purchaser to such comments.

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(d)          Sellers Cooperation. Sellers acknowledge that a substantial portion of the filings with the Commission and mailings to Purchaser’s shareholders with respect to the Tender Offer shall include disclosure regarding each of Sellers’s, Ferrous’ and ACDL’s respective management, operations and financial condition. Accordingly, Sellers agree to as promptly as reasonably practical provide Purchaser with such information as shall be reasonably requested by Purchaser in order to comply with the requirements of the Organizational Documents of Purchaser, the requirements of the Exchange Act and other applicable federal and state securities Laws for inclusion in or attachment to the Offer Documents to be filed and/or mailed as of and following the commencement of the Tender Offer, in each case that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Sellers understand that such information shall be included in the Offer Documents and/or responses to comments from the Commission or its staff in connection therewith and mailings. Each Seller shall make its, and, to the extent within Sellers’ control, cause each of Ferrous and ACDL to make its, managers, directors, officers and employees available to Purchaser and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the Commission.

(e)          Termination of Tender Offer. Purchaser shall not terminate the Tender Offer prior to any scheduled Expiration Time without the prior consent of Sellers’ Representative except in the event this Agreement is terminated pursuant to the terms hereof.

9.4         Preference Share Resolutions. Prior to the Closing, the board of directors of Purchaser shall duly adopt the Preference Share Resolutions and such additional resolutions of the board of directors of Purchaser as are necessary to create and issue the Class B Preference Shares in accordance with Section 2.4.

9.5         Waiver of Right, Title, Interest or Claim to AAC Trust Account. Each Seller acknowledges that until the Closing neither it, nor Ferrous nor ACDL, nor any of their respective shareholders, managers, operators, officers, directors employees and Affiliates, shall have any right, title, interest or Claim of any kind in or to any cash, investments or other assets of any kind held in or for the AAC Trust Account or any distributions, disbursements or other payments therefrom (other than as and to the extent they may be released to Purchaser in accordance with the provisions of the Trust Agreement), and agrees not to make, and will use commercially reasonable efforts to prevent Ferrous and ACDL from making, any Claim of any kind in or to any cash, investments or other assets of any kind held in or for the AAC Trust Account or any distributions, disbursements or other payments therefrom.

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9.6         Insurance and Indemnification.

(a)          All rights to indemnification, advancement of expenses and exculpation with respect to actions or omissions occurring prior to the Closing benefiting (i) current or former directors or officers of Purchaser or individuals serving at the request of Purchaser as a current or former Representative of another Person, or (ii) individuals who after the date hereof and prior to the Closing become directors or officers of Purchaser or begin to serve at the request of Purchaser as Representatives of another Person (collectively, the “Purchaser Indemnified Persons”), as provided by the Organizational Documents of the Purchaser (as in effect on the date hereof) or as provided by any Contract to which Purchaser is party (as in effect on the date hereof) or any replacement Contract that is substantially similar thereto (collectively, the “Purchaser Indemnification Obligations”), shall survive the Closing and the consummation of the other transactions contemplated hereby and shall continue in accordance with their terms.

(b)          Without limiting the generality or the effect of Section 9.6(a), after the Closing and until the sixth anniversary of the Closing Date, each Seller agrees that it will not vote any Purchaser Ordinary Shares or Purchaser Preference Shares held by it in favor of any amendment to the Organizational Documents of Purchaser the effect of which would adversely affect the rights of the Purchaser Indemnified Persons pursuant to the Purchaser Indemnification Obligations; provided, that the foregoing shall not prevent a sale of the Purchaser or any merger or other combination or similar transaction with a Third Party if, in any such case, the Purchaser uses commercially reasonable efforts to make proper provision so that any such successor or assign assumes the obligations set forth in this Section 9.6(b).

(c)          From the Closing Date until the sixth anniversary of the Closing Date, Purchaser shall maintain in full force and effect, for the benefit of the Purchaser Indemnified Persons, with respect to actions and omissions occurring prior to or as of the Closing, one or more policies of directors’ and officers’ liability insurance that provide for coverage in an amount and with a scope no less favorable to the Purchaser Indemnified Persons than the policies of directors’ and officers’ liability insurance that are maintained by the Purchaser as of the date hereof (the “Existing Coverage”); provided, however, that Sellers may cause Purchaser to fulfill its obligations under this Section 9.6(b), by purchasing for a price not to exceed 300% of the premiums paid by Purchaser for the Existing Coverage for 2011 (the “Cap Amount”), directors and officers liability tail coverage in an amount and scope at least equal to the Existing Coverage (the “Tail Coverage”); provided, further, that if the amount or scope of the Tail Coverage obtainable for the Cap Amount is less than the Existing Coverage, Purchaser shall only be obligated to purchase so much of the Tail Coverage as may be covered by the Cap Amount.

(d)          The rights of each Purchaser Indemnified Person under this Section 9.6 shall be in addition to any other rights that such Purchaser Indemnified Person may have under the Organizational Documents of Purchaser, or any applicable Law, under any Contract, or otherwise.

(e)          Without limiting Section 9.6 or Section 9.7, the Parties agree that the directors' and officers' liability insurance carried by Purchaser shall be increased to at least $25,000,000 at or prior to the Closing, and Purchaser shall maintain such insurance, including “tail” coverage, in at least such amount for at least six (6) years following the Closing Date; provided, however, that in satisfying its obligation under this Section 9.6(a), Purchaser shall not be obligated to pay more than 300% of the premiums paid as of the date of this Agreement by Purchaser to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, Purchaser shall only be obligated to provide the maximum coverage as may be obtained for such aggregate amount.

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9.7         Purchaser Board of Directors; Indemnification Agreements; Going-Private Transaction; Affiliate Transactions; Corporate Opportunities.

(a)          For the period commencing immediately following the Closing until the fifth (5th) anniversary of the Closing (or such earlier consummation date of a Going Private Transaction), subject to compliance with applicable Laws and the applicable marketplace rules of the NASDAQ Stock Market, the holders of a majority of the Class B Preference Shares shall be entitled to designate such number of persons, rounded up to the next whole number, on the board of directors of Purchaser as is equal to the majority of the members of the board of directors of Purchaser; provided, that if the ownership of the Sellers and their Affiliates of Purchaser Ordinary Shares (on an as converted basis), in the aggregate, is less than a majority of the issued and outstanding Purchaser Ordinary Shares (on an as converted basis) at the time of determination, then the holders of a majority of the Class B Preference Shares shall be entitled to designate such number of persons on the board of directors of Purchaser, rounded up to the nearest whole number, as is equal to the total number of directors multiplied by the aggregate percentage of the Purchaser Ordinary Shares (on an as converted basis) collectively owned by the holders of the Class B Preference Shares and their Affiliates (such designees of the holders of a majority of the Class B Preference Shares, the “Class B Board Members”). Purchaser shall, upon the request of the holders of a majority of the Class B Preference Shares at any time following the Closing, take all such actions necessary to (A) appoint to Purchaser’s board of directors the individuals designated by the holders of a majority of the Class B Preference Shares and permitted to be so designated by the first sentence of this Section 9.7(a) and the terms of the Class B Preference Shares (including replacement Persons in lieu thereof designated by the holders of a majority of the Class B Preference Shares), including, but not limited to, promptly filling vacancies or newly created directorships on Purchaser’s board of directors, promptly increasing the size of Purchaser’s board of directors (including by amending the bylaws of Purchaser if necessary so as to increase the size of Purchaser’s board of directors) and/or promptly securing the resignations of such number of its incumbent directors as are necessary or desirable to enable the designees of the holders of a majority of the Class B Preference Shares to be so elected or designated to Purchaser’s board of directors, and (B) cause the designees of the holders of a majority of the Class B Preference Shares to be so nominated or appointed at such time. Purchaser shall, upon the request of the holders of a majority of the Class B Preference Shares following the Closing (for the same five (5) year period and subject to the same conditions specified in the first sentence of this Section 9.7(a)), also cause Persons elected or designated by the holders of a majority of the Class B Preference Shares to constitute the same percentage (rounded up to the next whole number) of each committee of the board of directors of Purchaser as the Class B Board Members are to the Purchaser’s board of directors, to the extent permitted by applicable Laws and the marketplace rules of the NASDAQ Stock Market. The Parties also agree that on the Closing Date (i) Sellers shall have the right to designate the persons to serve as the initial Executive Chairman of Purchaser’s board of directors, the initial Chief Executive Officer of Purchaser and the initial Chief Financial Officer of Purchaser, and (ii) Ziegler shall have the right to designate the persons to serve as the initial Vice Chairman of Purchaser’s board of directors and the initial lead independent member of Purchaser’s board of directors. The provisions of this Section 9.7(a) are in addition to and subject to the provisions of Section 9.7(b) below and shall not limit any rights that the holders of the Class B Preference Shares, any of the Sellers or any of their respective Affiliates may have as a record holder or Beneficial Owner of Purchaser Ordinary Shares, Class A Preference Shares or the Class B Preference Shares as a matter of applicable Laws with respect to the election of directors or otherwise.

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(b)          For the period commencing immediately following the Closing until the fifth (5th) anniversary of the Closing (or such earlier consummation date of a Going Private Transaction), the Purchaser shall cause the Purchaser’s board of directors to maintain such number of members of Purchaser’s board of directors equal to the number of Class B Board Members minus one, who are directors nominated by the Special Nominating Committee in accordance with this Section 9.7(b) and the Purchaser’s By-Laws (the “Special Committee Nominated Board Members”), who shall initially be Peter Ziegler (who need not be qualified as independent, as defined below) and three (3) other persons nominated by Ziegler who will be qualified as “independent directors” as defined by Rules 5605(a)(2) and 5605(c)(2) of the marketplace rules of the NASDAQ Stock Market (and any applicable staff interpretations, including staff interpretation letter 2008-11) and will be eligible to serve on Purchaser’s audit committee under the Exchange Act and marketplace rules of the NASDAQ Stock Market, and at least one of whom shall qualify as an “audit committee financial expert” as defined in Items 407(d)(5)(ii) and (iii) of Regulation S-K; provided, however, that if the number of Special Committee Nominated Board Members is to be reduced as a result of a reduction of the number of Class B Board Members, then the Company shall take all action necessary to seek to cause the appropriate number of the Special Committee Nominated Board Members to tender his/her resignation and the remaining members of the board of directors of the Purchaser (or a committee thereof designated by the board of directors) shall have the power to choose whether or not to accept such resignation(s) and, if so, to designate the replacement director(s) to serve on the board of directors of the Purchaser; provided, further, that if the number of Special Committee Nominated Board Members is reduced as a result of any action other than as specified in the immediately preceding proviso, then the Company shall take all necessary action so that the remaining member(s) of the Special Nominating Committee shall be entitled to elect or designate another Person (or Persons) to fill such vacancy, and such Person (or Persons) shall be deemed to be a Special Committee Nominated Board Member for purposes of this Agreement. If no Special Committee Nominated Board Member then remains, the other directors on the board of directors of the Purchaser shall designate such number of Persons equal to the then applicable number of Special Committee Nominated Board Members who are not officers, directors or employees of the Sellers or any of their Affiliates, all of whom shall be “independent directors” as defined by Rules 5605(a)(2) and 5605(c)(2) of the marketplace rules of the NASDAQ Stock Market (and any applicable staff interpretations, including staff interpretation letter 2008-11) and eligible to serve on the Purchaser’s audit committee under the Exchange Act and marketplace rules of the NASDAQ Stock Market, and at least one of whom shall be an “audit committee financial expert” as defined in Items 407(d)(5)(ii) and (iii) of Regulation S-K, to fill such vacancies and such Persons shall be deemed Special Committee Nominated Board Members for all purposes of this Agreement. The “Special Nominating Committee” shall consist of the Special Committee Nominated Board Members then in office. Any vacancy on the Special Nominating Committee that results from one of such individuals’ (or his or her successor’s) resignation or removal from the Purchaser’s board of directors or death shall be filled exclusively by the remaining member or members of the Special Nominating Committee then in office. Each Seller agrees to vote all shares of capital stock of Purchaser held or controlled by it for the election of directors of Purchaser in favor of all persons nominated (i) initially by Ziegler and (ii) thereafter by the Special Nominating Committee to serve as Special Committee Nominated Board Members during the applicable five (5) year period. Each Seller shall also cause Persons elected or designated (i) initially by Ziegler and (ii) thereafter by the Special Nominating Committee to constitute the same percentage (rounded up to the next whole number) of each committee of the board of directors of Purchaser as the Special Committee Nominated Board Members are to the Purchaser’s board of directors, to the extent permitted by applicable Laws and the marketplace rules of the NASDAQ Stock Market. During the applicable five (5) year period, unless required by applicable Law or applicable fiduciary duties or for removal for good cause or as specified in this Section 9.7(b), the Sellers shall not take any action to remove any Special Committee Nominated Board Members.

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(c)          Notwithstanding anything in this Agreement to the contrary, the Purchaser’s board of directors and all of the Committees of such board will operate in such a way as to permit the Purchaser to comply with applicable Law and maintain its listing on the applicable exchange on which the voting equity securities of the Purchaser are then listed or quoted. Notwithstanding anything to the contrary set forth herein, if, at any time after the Closing Date, the Purchaser shall cease to qualify as a “controlled company” for the purposes of the rules of the NASDAQ Stock Market, the parties hereto hereby agree that, the Sellers shall have the right, in their sole discretion and by written notice to the Purchaser, to cause the Purchaser to increase the size of the Purchaser’s board of directors to add such members as may be required to comply with applicable Law and maintain its listing on the applicable exchange on which the voting equity securities of the Purchaser are then listed or quoted and in such event, the Sellers shall thereafter have the right to designate for nomination by the Nominating and Corporate Governance Committee the resulting vacancies with designees of their choice; provided, however, that nothing contained herein shall in any way affect the size of or powers delegated to the Special Nominating Committee.

(d)          Purchaser agrees that in respect of each member of the Purchaser’s board of directors on or following the Closing Date (or any replacement thereof following the Closing Date hereof), Purchaser shall duly authorize and enter into an indemnification agreement substantially in the form attached hereto as Exhibit G (each, an “Indemnification Agreement”) with such director.

(e)          The Parties agree that as of the Closing Date, and for a period of five (5) years following the Closing Date (or such earlier consummation date of a Going Private Transaction), (i) the board of directors of Purchaser shall establish and maintain the following standing committees (each a “Committee”): a Compensation Committee, a Nominating and Corporate Governance Committee, a Special Nominating Committee and an Audit Committee, provided that the authority of the Special Nominating Committee shall be subject to Section 9.7(b) hereof, and Peter Ziegler (as long as he serves as a member of Purchaser’s board of directors) shall be the chairman of the Audit Committee and a member of the Compensation Committee. Notwithstanding the foregoing, each of the provisions of this Section 9.7 is subject to applicable Commission and marketplace rules of the NASDAQ Stock Market, regulations and requirements with respect to the qualifications of directors and Committee members, including applicable independence standards. The Audit Committee of the Purchaser’s board of directors shall be formed and maintained in accordance with the applicable marketplace rules of the NASDAQ Stock Market.

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(f)          From and after the Closing, the Parties shall use their respective commercially reasonably efforts (including, in the case of Sellers, voting all Purchaser Ordinary Shares and Purchaser Preference Shares held by them in favor of such amendment) to amend the Articles of Association of Purchaser to provide that no Significant Shareholder will, or will permit any member of its Restricted Group to, engage in any transaction or series of transactions that would constitute a Going-Private Transaction, unless such Going-Private Transaction (a) which is not a tender or exchange offer made by a member of the Restricted Group, is (i) approved by the Purchaser’s board of directors and determined by the Purchaser’s board of directors to be fair to the shareholders who are not members of the Restricted Group, in each case by Special Approval, and (ii) approved by a majority of the Outstanding Voting Securities not Beneficially Owned by members of the Restricted Group or (b) which is a tender or exchange offer made by a member of the Restricted Group, is contingent upon (x) the acquisition of a majority of the Outstanding Voting Securities not Beneficially Owned by members of the Restricted Group, and accompanied by an undertaking that such member of the Restricted Group shall acquire all of the Outstanding Voting Securities still outstanding after the completion of such tender or exchange offer, if any, in a merger, at the same price per share paid in such tender or exchange offer and (y) Special Approval by the disinterested members of the Purchaser’s board of directors who shall have been authorized on behalf of the full board to take and disclose a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to such tender or exchange offer, and with such disinterested members of the board not recommending that holders of the Outstanding Voting Securities refrain from tendering their Outstanding Voting Securities in such tender or exchange offer. Notwithstanding the foregoing, nothing in this Section 9.7(f) shall be construed to apply to a transfer of Equity Interests of the Purchaser to a Harbinger Affiliate (or any investor(s) or limited partner(s) thereof) by a Significant Shareholder or any other members of its Restricted Group, and no such transfer shall be deemed to constitute a Going-Private Transaction. Any transaction consummated in violation of the restrictions on transfer set forth in this Section 9.7(f) shall be void ab initio. All certificates representing shares of Purchaser Ordinary Shares, Class A Preference Shares or Class B Preference Shares shall include a legend reflecting the restriction on transfer set forth in this Section 9.7(f).

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(g)          From and after the Closing, the Parties shall use their respective commercially reasonably efforts (including, in the case of Sellers, voting all Purchaser Ordinary Shares and Purchaser Preference Shares held by them in favor of such amendment) to amend the Articles of Association of Purchaser to provide that neither the Purchaser nor any of its Subsidiaries will, and the Purchaser will cause its Subsidiaries not to, amend or change in any manner the rights or preferences of the Class A Preference Shares or Class B Preference Shares, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, amend, revise or extend any contract, agreement, loan, advance or guarantee with, or for the benefit of, a Significant Shareholder or any Affiliate thereof involving aggregate consideration in excess of $1,000,000, or issue any securities to, or repurchase any securities from, such Significant Shareholder or any Affiliate thereof, unless in each case such transaction is approved in advance by the Purchaser’s board of directors with Special Approval; provided, however, that this Section 9.7(g) will not limit or prohibit (a) the consummation of the Transactions contemplated hereby or by any Related Agreement, (b) the use by officers, employees, directors or consultants of the Purchaser or any of its Subsidiaries for Purchaser business purposes, of vehicles, property, equipment or other assets owned or provided by the Purchaser or its Subsidiaries, (c) pro rata acquisitions of Equity Interests of the Purchaser and/or debt instruments to the extent such acquisitions are made as part of an issuance of securities as to which the shareholders of the Purchaser have purchase rights in a rights offering, (d) transactions between or among the Purchaser and its wholly-owned Subsidiaries, (e) loans and advances to officers, employees, directors or consultants of the Purchaser or any of its Subsidiaries for bona fide business purposes in the ordinary course of business consistent with past practice and applicable Law (including the SOX Act), (f) any employment, consulting, service or termination agreement entered into by the Purchaser or any of its Subsidiaries with, or reasonable and customary expense reimbursement, director and officer insurance coverage or indemnification arrangements (and related advancement of expenses), including, without limitation, payments authorized under this Section 9.7, for, officers, employees, directors or consultants of the Purchaser or any of its Subsidiaries (or to Persons who at the time of such agreement or arrangement were officers, directors, employees or consultants of the Purchaser or any of its Subsidiaries), and the payment of reasonable and customary fees and compensation (whether in the form of cash or equity awards, including amounts paid pursuant to employee benefit, employee stock option or similar plans) to officers, employees, directors or consultants of the Purchaser or any of its Subsidiaries (or to Persons who at the time the obligation to make the payment arose were officers, directors, employees or consultants of the Purchaser or any of its Subsidiaries), or (g) the acquisition of Equity Interests of Purchaser or debt instruments (i) by officers, directors, employees, or consultants of the Purchaser or any of its Subsidiaries (or to Persons who at the time of the grant were officers, directors, employees or consultants of the Purchaser or any of its Subsidiaries) pursuant to an equity incentive plan or stock purchase plan or agreement on terms approved by affirmative vote of a majority of the Purchaser’s board of directors (including securities issued or issuable upon the conversion or exchange of such securities in accordance with the provisions of such plan or agreement), (ii) in connection with a stock split (or reverse stock split), subdivision, conversion, recapitalization, reclassification, dividend or distribution in respect of Equity Interests of the Purchaser, (iii) pursuant to a registration statement required to be filed under the Securities Act or, if applicable, any debt securities issued or issuable pursuant to an offering made in reliance on Rule 144A under the Securities Act; or (iv) upon exercise of any convertible securities or in connection with payment-in-kind interest or as otherwise contemplated under Section 9.7(g).

(h)          Neither Purchaser nor any of its Subsidiaries shall pay any monitoring or similar fee to the Sellers or any Affiliate of any thereof, unless such fee is approved by the Purchaser’s board of directors by Special Approval.

(i)           From and after the Closing, the Parties shall use their respective commercially reasonable efforts (including, in the case of Sellers, voting all Purchaser Ordinary Shares and Purchaser Preference Shares held by them in favor of such amendment) to amend the Articles of Association of Purchaser to provide as follows:

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(i)           In recognition and anticipation that (A) a director and/or officer of the Purchaser may now serve and may in the future serve as a director, officer, partner, manager, representative, agent or employee of one or more Other Entities (as defined below) (each such director and/or officer, an “Overlap Person”), (B) an Overlap Person may be presented with opportunities whether in his or her capacity as a director, officer, partner, manager, representative, agent or employee of the Purchaser, one or more Other Entities or otherwise, (C) the Purchaser, directly or indirectly, may engage in the same, similar or related lines of business as those engaged in by an Other Entity, (D) from time to time, the Purchaser or its Subsidiaries may be interested, or potentially interested, in the same or similar business opportunities as an Other Entity, (E) the Purchaser will derive substantial benefits from the service of the Overlap Persons as directors and/or officers of the Purchaser and its Subsidiaries, and (F) it is in the best interests of the Purchaser that the rights of the Purchaser, and the duties of any Overlap Person, be determined and delineated as provided in this Section 9.7(i) in respect of any Potential Business Opportunities (as defined below) and in respect of the agreements and transactions referred to herein.

(ii)          The provisions of this Section 9.7(i) will, to the fullest extent permitted by Law, regulate and define the conduct of the business and affairs of the Purchaser and its directors and/or officers who are Overlap Persons in connection with any Potential Business Opportunities. From and after the amendment to the Articles of Association of the Purchaser referenced in this Section 9.7(i), any Person purchasing or otherwise acquiring any shares of capital stock of the Purchaser, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Section 9.7(i).

(iii)         If a director and/or officer of the Purchaser who is an Overlap Person is presented or offered, or otherwise acquires knowledge of, a Potential Business Opportunity: (A) such Overlap Person will, to the fullest extent permitted by Law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such Overlap Person refers such Potential Business Opportunity to an Other Entity, such Overlap Person shall have no duty or obligation to refer such Potential Business Opportunity to the Purchaser or to any of its Subsidiaries or to give any notice to the Purchaser or to any of its Subsidiaries regarding such Potential Business Opportunity (or any matter related thereto); (B) any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such Other Entity by an Overlap Person; and (C) if a director and/or officer who is an Overlap Person refers a Potential Business Opportunity to an Other Entity then, as between the Purchaser and such Other Entity, the Purchaser shall not have any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Overlap Person having been presented or offered, or otherwise acquiring knowledge of such Potential Business Opportunity. The Purchaser hereby renounces, to the fullest extent permitted by Law, any interest or expectancy in any Potential Business Opportunity.

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(iv)         No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Purchaser and/or any of its Subsidiaries, on the one hand, and any Other Entity, on the other hand, shall be void or voidable or be considered unfair to the Purchaser or any of its Subsidiaries solely because an Other Entity is a party thereto, or because any directors, officers, partners, managers, representative, agents or employees of an Other Entity were present at or participated in any meeting of the Board of Directors of the Purchaser, or a committee thereof, or the Board of Directors, or committee thereof, of any Subsidiary of the Purchaser, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. The Purchaser may, from time to time, enter into and perform, and cause or permit any of its Subsidiaries to enter into and perform, one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with an Other Entity. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (nor any such amendments, modifications or supplements), nor the performance thereof by the Purchaser, an Other Entity or any Subsidiary thereof, shall be considered contrary to any fiduciary duty owed to the Purchaser (or to any Subsidiary of the Purchaser, or to any stockholder of the Purchaser or any of its Subsidiaries) by any director or officer of the Purchaser (or by any director or officer of any Subsidiary of the Purchaser) who is an Overlap Person. To the fullest extent permitted by Law, no director or officer of the Purchaser or any Subsidiary of the Purchaser who is an Overlap Person thereof shall have or be under any fiduciary duty to the Purchaser (or to any Subsidiary of the Purchaser, or to any stockholder of the Purchaser or any of its Subsidiaries) to refrain from acting on behalf of the Purchaser or an Other Entity, or any of their respective Subsidiaries, in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms and shall be deemed (i) not to have breached his or her duties of loyalty to the Purchaser or to any of its Subsidiaries or to any stockholder of the Purchaser or any of its Subsidiaries, and (ii) not to have derived an improper personal benefit therefrom.

(v)          No alteration, amendment or repeal, or adoption of any provision inconsistent with, any provision of this Section 9.7(i), whether by amendment to this Agreement, the Articles of Association of the Purchaser or by merger, reorganization, recapitalization or other corporate transaction having the effect of amending the Articles of Association of the Purchaser, will have any effect upon: (i) any agreement between the Purchaser or a Subsidiary thereof and any Other Entity thereof, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time; (ii) any transaction entered into between the Purchaser or a Subsidiary thereof and any Other Entity, before the Amendment Time; (iii) the allocation of any business opportunity between the Purchaser or any Subsidiary thereof and any Other Entity before the Amendment Time; or (iv) any duty or obligation owed by any director of the Purchaser or any Subsidiary of the Purchaser (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

(vi)         As used in this Section 9.7(i), the term or terms:

(A)         “directors,” “officers,” “employees” and “agents” of any Person will be deemed to include those Persons who hold similar positions or exercise similar powers and authority with respect to any Other Entity that is a non-corporate Person;

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(B)         “Other Entity” means any Person (other than the Purchaser and any Person that is controlled by the Purchaser) for which an Overlap Person serves as a director, officer, partner, member, manager, representative, agent, adviser, fiduciary or employee, including, but not limited to, any Person, investment fund, managed account or special purpose entity which is directly or indirectly controlled or managed by, or is under common control with, or controls, Harbinger Holdings, LLC and/or each of its affiliates and/or subsidiaries, or any successor thereto, or is otherwise controlled or managed, directly or indirectly, by Philip A. Falcone; and

(C)         “Potential Business Opportunity” means a potential transaction or matter (and any such actual or potential business opportunity) that may constitute or present a business opportunity for the Purchaser or any of its Subsidiaries, in which the Purchaser or any of its Subsidiaries could, but for the provisions of this Section 9.7(i), have an interest or expectancy.

(j)          Notwithstanding anything to the contrary herein, from and after the Closing and until the Articles of Association of the Purchaser are amended to implement the provisions set forth in Sections 9.7(f), (g) and (i), the Parties hereto acknowledge and agree that they shall comply with the restrictions set forth in Sections 9.7(f), (g) and (i) as if such provisions were included in a binding amendment to the Articles of Association of the Purchaser as of the Closing Date; provided, that the transactions contemplated in Sections 2.6, 2.7 and 2.8 shall not be subject to the restrictions set forth in Sections 9.7(f), (g) and (i).

9.8         Director Compensation. The Parties agree that on or prior to the Closing Date the Purchaser will adopt a director incentive compensation plan, substantially on the terms set forth in Section 9.8 of the Sellers Disclosure Letter. In addition, Purchaser agrees to take all actions necessary to ensure that, subject to applicable Commission and Nasdaq rules and regulations, for a period of at least six (6) years following the Closing Date, each of the Special Committee Nominated Board Members are paid, granted and/or awarded at least the same type and amount of compensation and other benefits (including indemnification agreements) as is paid, granted, awarded or otherwise made available to the Class B Board Members in connection with the service of such Class B Board Members on the Purchaser’s board of directors and any Committees thereof.

9.9         Commercially Reasonable Efforts; Further Assurances.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Related Agreements, including using commercially reasonable efforts to: (i) cause the conditions to the Closing set forth in Article XI to be satisfied; (ii) obtain all necessary Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities; and (iii) execute or deliver any additional instruments reasonably necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement and the other Related Agreements.

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(b)          Each Party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be reasonably necessary to effectuate the Transactions, and to fully carry out the purposes of, this Agreement and the other Related Agreements, subject to the terms and conditions hereof and thereof and compliance with applicable Law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other Parties hereto in complying with the terms hereof and thereof.

9.10       Access to Information; Confidentiality; Public Announcements.

(a)          During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article XII, each Party hereto shall, the ACDL Sellers shall use commercially reasonable efforts to cause ACDL to, each of Harbinger Master and Harbinger Special Situations shall cause Harbinger ACDL Blocker to, Blue Line shall cause Blue Line ACDL Blocker to, and Harbinger Master and Harbinger Special Situations shall use commercially reasonable efforts to cause Ferrous to, give the other parties and their Representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of such Person as the requesting party, or its Representatives may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Person providing such information or access and no Party or its Representatives shall conduct any environmental sampling or testing. Notwithstanding anything to the contrary in this Agreement, no Person shall be required to disclose any information hereunder (but shall be required to disclose that such condition exists), (i) if doing so could violate any Law or Contract to which such Person is a party or to which such Person is subject, (ii) if doing so could result in the waiver of any legal privilege or work product protection of the disclosing Person or its Affiliates, (iii) if, in the case of Sellers and their Affiliates, the disclosure of such information to competitors of Sellers and their Affiliates might be detrimental to Sellers or their Affiliates, (iv) with respect to information covered by U.S. export control Laws, to any Person who is not a citizen of the United States unless such Person has obtained all licenses required under such Laws or (v) with respect to the process relating to the marketing and sale of the Subject Shares, including the process leading up to the negotiation, execution and delivery of this Agreement, including valuations and materials related to the negotiation of this Agreement.

(b)          Any information provided to or obtained by a Party hereto or its Representatives pursuant to paragraph (a) above shall be held by the receiving party in accordance with and be subject to the terms of the confidentiality agreements previously entered into by the parties in connection with the Transactions. Notwithstanding anything to the contrary herein, the terms and provisions of any such confidentiality agreements shall survive the termination of this Agreement in accordance with the terms therein.

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(c)          No Party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, which shall not be unreasonably withheld, conditioned or delayed; provided, however, nothing contained herein shall prevent any Party from making any public release (x) required (in the exercise of its reasonable judgment) by Law or in order to satisfy its obligations under the rules or regulations of any United States national securities exchange, in which case the Party or Parties, as applicable, required to make the release or announcement shall, to the extent reasonably practicable, allow the other Party or Parties, as applicable, reasonable time to comment on such release or announcement in advance of such issuance or (y) that contains only information that has already been included in a prior public statement made in accordance with this Section 9.10(c) and such Party has provided the other Parties hereto with advance notice of such press release or public announcement.

(d)          From and after the Closing, for so long as a Seller or any of its limited partners or investors is a Shareholder (as defined in Section 9.20 below), the Purchaser shall provide such Shareholder with the following access and information rights:

(i)           The Purchaser will permit, subject to compliance with Section 9.10(b) above, such Shareholder and its Representatives, at the Purchaser’s expense, to visit and inspect any of the properties of the Purchaser and its Subsidiaries, examine their respective books and records and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Purchaser and its Subsidiaries with the Purchaser’s and its Subsidiaries’ respective officers, employees and public accountants (and the Purchaser hereby authorizes said accountants to discuss with such party and such designees such affairs, finances and accounts), during normal business hours and upon reasonable notice; and

(ii)          Without limiting clause (i) above, subject to applicable Law and compliance with Section 9.10(b) above, the Purchaser will, and will cause its Subsidiaries to, at the Purchaser’s expense, furnish promptly to such Shareholder all information concerning the business and properties of the Purchaser and its Subsidiaries, including financial information, as such Shareholder may reasonably request. In addition, the Purchaser shall cause its officers, employees, counsel and public accountants to cooperate with such Shareholder in connection with such Shareholder’s compliance with applicable Laws.

(iii)         In particular, but without limiting the generality of clause (ii) above, the Purchaser will make the following financial information available to such Shareholder and such Shareholder’s outside independent auditor on a recurrent basis (without need of specific request by such Shareholder) for examination, audit, inspection, and copying: (A) monthly unaudited management reports of the Purchaser and its Subsidiaries, within 30 days after the end of each month; (B) Quarterly unaudited consolidated financial statements of the Purchaser, within 40 days after the end of each fiscal quarter; (C) annual consolidated financial statements of the Purchaser accompanied by the audit report of the auditor, within 90 days after the end of each fiscal year; and (D) such non-consolidated financial statements and reports as may be requested by such Shareholder, acting reasonably; provided, however, that in the event that such Shareholder reports financial results and financial position of the Purchaser as a consolidated subsidiary, then the Purchaser will use commercially reasonable efforts to provide the foregoing financial information and access to the Purchaser’s independent outside auditor on such shorter time frames as such Shareholder may reasonably specify taking into account the Purchaser’s applicable periodic reporting obligations under the Exchange Act.

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(iv)         Notwithstanding anything to the contrary set forth in this Section 9.10(d), none of the foregoing will be construed to limit the rights of the Purchaser under applicable Law, including the Exchange Act and the Securities Act.

9.11       Regulatory Approval.

(a)          The parties hereto acknowledge that one or more filings under the Antitrust Laws may be necessary with respect to the performance or consummation of the transactions contemplated by this Agreement (the “Antitrust Regulatory Requirements”). To the extent a filing or notification is required under the Antitrust Regulatory Requirements, Sellers and Purchaser shall, respectively, (i) promptly (and in any event not more than ten (10) days from the date hereof) file with the U.S. Federal Trade Commission, the U.S. Department of Justice and/or any other Governmental Authority all forms, applications, notifications and other documents necessary to be filed by such Party pursuant to the Antitrust Regulatory Requirements in connection with the Transactions contemplated by this Agreement and the other Related Agreements and (ii) cooperate with each other in promptly producing such additional information as those authorities may reasonably require from such Party to comply with the Antitrust Laws.

(b)          Purchaser shall promptly inform Sellers (and vice versa) of any material communication from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority regarding any of the Transactions. If Purchaser or Sellers or any Affiliate thereof receives a request for additional information or documentation from any such Governmental Authority with respect to the Transactions, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and, if permitted by applicable Law, after consultation with the other Party, an appropriate response in compliance with such request.

9.12       No Solicitation.

(a)          During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, each applicable Seller shall not, and shall cause Harbinger ACDL Blocker, Blue Line ACDL Blocker and their respective Representatives not to, and each ACDL Seller shall use commercially reasonable efforts to cause ACDL and its Representatives not to, directly or indirectly, (i) initiate, encourage, facilitate, solicit or seek (including in each case by way of furnishing non-public information or assistance to any Person) any inquiries with respect to, or the making, submission, announcement or implementation of, any proposal or other action that constitutes, or may reasonably be expected to lead to, any Alternative Proposal relating to the Subject Shares, (ii) initiate, encourage, participate in or solicit any discussions or negotiations with any Person (whether such discussions or negotiations are initiated by Sellers, their Representatives or a third party), other than Purchaser or Purchaser’s Representatives, regarding or in furtherance of such inquiries or relating to an Alternative Proposal relating to the Subject Shares, (iii) provide any information, documentation or data to any Person, other than Purchaser or Purchaser’s Representatives, relating to an Alternative Proposal relating to the Subject Shares, (iv) otherwise cooperate with or knowingly facilitate any effort or attempt to make, implement or accept any Alternative Proposal relating to the Subject Shares, (v) amend or grant any waiver or release under any standstill agreement, confidentiality agreement, agreement restricting a Party from engaging in negotiations or discussions with other parties or any similar agreement with respect to any class of equity securities of such Party or any of its material assets, in each case relating to the Subject Shares, (vi) adopt or approve any Alternative Proposal relating to the Subject Shares, or propose the approval or adoption of any Alternative Proposal relating to the Subject Shares, or resolve or agree to take any such action or (vii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Alternative Proposal relating to the Subject Shares, or resolve or agree to take any such action.

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(b)          During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, Purchaser shall not, and shall cause its Representatives not to, directly or indirectly, (i) initiate, encourage, facilitate, solicit or seek (including in each case by way of furnishing non-public information or assistance to any Person) any inquiries with respect to, or the making, submission, announcement or implementation of, any proposal or other action that constitutes, or may reasonably be expected to lead to, any Alternative Proposal, (ii) initiate, encourage, participate in or solicit any discussions or negotiations with any Person (whether such discussions or negotiations are initiated by Purchaser, its Representatives or a third party), other than Sellers or Sellers’ Representatives, regarding or in furtherance of such inquiries or relating to an Alternative Proposal, (iii) provide any information, documentation or data to any Person, other than Sellers or Sellers’ Representatives, relating to an Alternative Proposal, (iv) otherwise cooperate with or knowingly facilitate any effort or attempt to make, implement or accept any Alternative Proposal, (v) amend or grant any waiver or release under any standstill agreement, confidentiality agreement, agreement restricting a Party from engaging in negotiations or discussions with other parties or any similar agreement with respect to any class of equity securities of such Party or any of its material assets, (vi)  adopt or approve any Alternative Proposal, or propose the approval or adoption of any Alternative Proposal, or resolve or agree to take any such action or (vii) enter into an Acquisition Agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Alternative Proposal, or resolve or agree to take any such action.

9.13       Listing. Each of Purchaser and each Seller shall use commercially reasonable efforts to cause the Purchaser Ordinary Shares issuable under Article II and the Purchaser Ordinary Shares issuable upon the conversion of the Class A Preference Shares issuable under Article II to be authorized for listing on the NASDAQ Stock Market upon issuance.

9.14       Amendment to Articles of Association. Purchaser and Sellers shall use their respective commercially reasonably efforts (including, in the case of Sellers, voting all Purchaser Ordinary Shares and Purchaser Preference Shares held by them in favor of such amendment) to, promptly following the Closing, amend the Articles of Association of Purchaser to (x) increase the number of authorized Purchaser Ordinary Shares from 49,000,000 to such number of Purchaser Ordinary Shares as shall be at least sufficient to permit the conversion in full of the outstanding Class A Preference Shares into Purchaser Ordinary Shares, the exercise of all outstanding options and warrants to acquire Purchaser Ordinary Shares and Purchaser Preference Shares, including as may be adjusted for share splits, combinations or other similar transactions, and to permit the implementation of the director incentive plan contemplated by Section 9.8, (y) divide the board of directors of the Purchaser in to three separate classes of directors, and (z) make such additional amendments to the Articles of Association of the Purchaser contemplated by Sections 9.7(f), 9.7(g) and 9.18.

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9.15       Loan to Purchaser. Notwithstanding anything contained herein to the contrary, in the event that Purchaser requires additional funds from the date hereof to the Closing, Ziegler may lend any such amounts to Purchaser, and Purchaser may repay such amounts to Ziegler at or prior to the Closing (without prepayment penalty) in cash; provided, however, that, subject to the provisions of Section 9.22 of the Purchaser Disclosure Letter, the amount the Purchaser may borrow from Ziegler may not exceed $500,000 in the aggregate, or bear interest at a rate greater than 8.5% per annum, in each case unless otherwise consented to by Sellers’ Representative in writing (which consent may be transmitted by e-mail and which consent shall be in the sole discretion of the Sellers’ Representative).

9.16       Seller’s Representative. Each Seller hereby appoints the Sellers’ Representative as its true and lawful attorney-in-fact to consent to any action by Purchaser hereunder that requires or is subject to consent by one or more Sellers hereunder including any such consent pursuant to Section 9.1 or 9.3. The Seller’s Representative may take all action necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of any of the foregoing. Each Seller agrees to be fully bound by the acts, decisions and agreements of the Sellers’ Representative taken and done pursuant to the authority herein granted. Purchaser shall be entitled to rely on the authority granted to Sellers’ Representative pursuant to this Section 9.16 in any of their dealings with Sellers’ Representative.

9.17       ACDL Contingent Obligation. In connection with the transfer of entities to the Purchaser that are obligated to fund a portion of the ACDL Contingent Obligation (the “ACDL Obligors”), if the Purchaser does not elect to satisfy the ACDL Contingent Obligation on behalf of the ACDL Obligors when due, then the Sellers, on a several basis and in the proportions set forth on Schedule 9.17, covenant and agree to either (x) reimburse the ACDL Obligors promptly following payment of the ACDL Contingent Obligation by the ACDL Obligors or (y) in lieu of payment by the ACDL Obligors, directly fund the ACDL Contingent Obligation at the time that the same becomes due and payable to ACDL pursuant to the terms of the ACDL Contingent Obligation. At the Closing, each of the ACDL Sellers will assign, contribute, transfer and convey to the Purchaser the ACDL warrants described under item 2 of Section 6.5(a) of the Sellers Disclosure Letter held by the ACDL Sellers (or their controlled Affiliates).

9.18       AAC Name Change. From and after the Closing Date, the Purchaser shall take all necessary action to promptly change the Purchaser’s name to a name designated by the Sellers, and from and after the time of such name change the Purchaser and its Affiliates shall (and the Purchaser shall take such action as necessary to cause its Affiliates to) cease operating any business or providing any services under the names “Australian Acquisition Corp.” or “AAC” or any derivation thereof.

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9.19       HRG Corporate Opportunities. The Purchaser hereto acknowledges and agrees that it has reviewed the HRG Corporate Opportunities Letter and fully understands its terms and conditions and hereby agrees that, from and after the Closing and until the earlier of the expiration or termination of the HRG Corporate Opportunities Letter and such time as the Purchaser ceases to be a Harbinger Affiliate (as defined in the HRG Corporate Opportunities Letter), the Purchaser covenants and agrees that it will, and will cause its controlled Affiliates to, comply with all of the restrictions and obligations applicable to the Harbinger Affiliates (as defined in the HRG Corporate Opportunities Letter) set forth in the HRG Corporate Opportunities Letter.

9.20       US Income Tax Reporting Covenants.

(a)          For each taxable year, the Purchaser shall consider (with the advice, to the extent appropriate, of a qualified independent tax advisor) whether the Purchaser and any direct or indirect Subsidiaries are a “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the Code or a “Controlled Foreign Corporation” (“CFC”) as defined in Section 957 of the Code. On request from any holder of Purchaser Ordinary Shares or Purchaser Preference Shares (such holder being a “Shareholder”), the Purchaser shall inform such Shareholder of the result of such consideration, including the Purchaser’s conclusion regarding the status of the Purchaser and its Subsidiaries as a PFIC or a CFC for all or any part of such taxable year.

(b)          To the extent reasonably necessary to permit each Shareholder to satisfy its tax reporting obligations under the United States federal income tax laws, the Purchaser agrees to provide to each Shareholder a “PFIC Annual Information Statement,” as described in Treasury Regulations Section 1.1295-1(g)(1) or any successor regulation thereto, and such other information as reasonably requested by such Shareholder in connection with any election made by such Shareholder to treat the Purchaser and any direct or indirect Subsidiaries as a “qualified electing fund” under Section 1295 of the Code and with such Shareholder’s compliance with any reporting or other requirements relating to such election.

(c)          If the Purchaser and any direct or indirect Subsidiaries is a CFC for any part of a taxable year, the Purchaser shall provide to each Shareholder that is a “United States shareholder” as defined in Section 951(b) of the Code with respect to the Purchaser and its Subsidiaries for any part of such year, the information reasonably necessary to determine what amounts, if any, are includible in the gross income of such Shareholder under Code Section 951(a) with respect to the Purchaser and any direct or indirect Subsidiaries, and to prepare and timely file IRS Form 5471 “Information Return of U.S. Persons With Respect to Certain Foreign Corporations”, or such other form as may otherwise be required by Law.

(d)          Each Shareholder agrees to provide to the Purchaser all information reasonably necessary for the Purchaser and any direct or indirect Subsidiaries to satisfy its obligations under this Section 9.20. The Purchaser and its Subsidiaries shall comply with its obligations under this Section 9.20 at its own expense. The Purchaser shall use reasonable efforts to provide any other information reasonably requested by the Sellers in order to file any Tax returns or comply with applicable Law with respect to the Purchaser or its Subsidiaries. The Purchaser shall use reasonable efforts to comply with its obligations under this Section 9.20 within 90 days of the close of each taxable year.

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9.21       Canadian Withholding Tax Matter. Without any implication as to any liability under any obligation that may exist between any Seller and ACDL, Harbinger Master and Harbinger Special Situations will hold Purchaser harmless for any liability, loss, cost or expense, in the event that ACDL is required to pay to Canada Revenue any amount of withholding Taxes, penalties or interest that Purchaser may incur in connection with the matters described in Item 6 of Section 6.7 of Sellers' Disclosure Letter. Harbinger Master and Harbinger Special Situations will promptly pay to Purchaser an amount equal to (A) seventy percent (70)% of (B) the excess of (i) the amount paid to Revenue Canada by ACDL over (ii) any amounts paid, reimbursed, or indemnified by Harbinger Master, Harbinger Special Situations, or any other Seller to ACDL, in order to hold Purchaser harmless from any diminution in the value of the Subject ACDL Shares resulting therefrom; the parties acknowledging that it would be impossible to calculate exactly the amount of such diminution in value attributable to such payment.

9.22       Extension of Termination Date. In accordance with the standards set forth in Section 9.22 of the Purchaser Disclosure Letter, Purchaser shall use its commercially reasonable efforts to take all necessary action to obtain the authorization and approval of the Purchaser’s shareholders to amend and restate the “Termination Date” defined in the first sentence of Section 157 of the Purchaser’s Articles of Association to instead be a reference to “November 15, 2012.”

Article X
TAX MATTERS

10.1       Transfer Taxes. All real and personal property transfer, documentary, sales, use, registration, value-added, stamp duty and other similar taxes (including interest, penalties and additions to Tax) incurred in connection with the Transactions shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Sellers.

10.2       Tax Treatment. Purchaser and each Seller agree, for U.S. federal and applicable state income tax purposes, to treat the transactions contemplated by this agreement as a transaction qualifying under Section 351 of the Code.

Article XI
CONDITIONS TO CLOSING

11.1       Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Closing shall be subject to the satisfaction (or waiver by Sellers), at or prior to the Closing, of each of the following conditions:

(a)          each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date); except (x) to the extent that any such untruth or incorrectness would not, individually or in the aggregate, result in a Purchaser Material Adverse Effect and (y) that the representations and warranties set forth in Sections 8.1, 8.2, 8.3, 8.4, 8.17, 8.20 and 8.21 shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as though made on the Closing Date.

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(b)         each of the covenants and agreements contained in this Agreement to be performed by Purchaser at or before the Closing shall have been performed in all material respects by Purchaser at or before the Closing;

(c)          no Law shall have been enacted, issued, promulgated, enforced or entered by any Governmental Authority or Judicial Authority that prohibits, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement;

(d)           no Purchaser Material Adverse Effect shall have occurred and be continuing;

(e)           the Required Consents (other than those required under Contracts to which any Seller is party) shall have been obtained;

(f)            Sellers shall have received each of the items set forth in Section 2.3(b);

(g)           Purchaser shall have consummated the Tender Offer and all conditions thereto shall have been satisfied, including the Maximum Tender Condition;

(h)           the Class B Board Members shall have been appointed or elected (as applicable) to the board of directors of Purchaser and the board of directors of Purchaser shall be comprised solely of the Class B Board Members and Special Committee Nominated Board Members;

(i)            the Purchaser Ordinary Shares issuable under Article II shall have been authorized for listing on the NASDAQ Stock Market upon issuance;

(j)            the board of directors of Purchaser shall have duly adopted the Preference Share Resolutions;

(k)           all of the information required for Purchaser to report the consummation of the Transactions under the Exchange Act shall have been completed and delivered to Purchaser;

(l)            the Purchaser shall have created the Class B Preference Shares in accordance with Section 2.4 to effectuate the voting rights granted to the Sellers in Section 9.7(a), and the form, terms and provisions of the Class B Preference Shares shall be satisfactory to the Sellers;

(m)          the US$60 million investment in a new class of shares of ACDL, as described in the term sheet dated July 2, 2012 by and among ACDL, PNK Development 18, LLC., Harbinger ACDL Blocker, Blue Line, Global Opportunities and Harbinger China Dragon Fund L.P., by its general partner, Global Opportunities Breakaway GP, L.L.C., and as contemplated in item 5 of Section 6.5(a) of the Sellers' Disclosure Letter, shall have been consummated in all material respects in accordance with the terms and conditions prescribed for such investment; and

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(n)          the transactions contemplated by the Insider Securities Transfer Agreement shall be consummated concurrently with the Closing.

11.2       Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

(a)          each of the representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except (x) to the extent that any such untruth or incorrectness would not, individually or in the aggregate, result in a Material Adverse Effect and (y) that the representations and warranties set forth in Sections 3.5, 3.6, 4.1, 6.5, 7.1(a) and 7.1(c) shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as though made on the Closing Date, subject to immaterial exceptions in the case of clause (y) of this Section 11.2(a), which immaterial exceptions shall be defined as not more than 0.5% of the outstanding equity interests of the applicable Person as of any measurement date solely for purposes of Sections 4.1, 6.5 and 7.1(a);

(b)          each of the covenants and agreements contained in this Agreement to be performed by Sellers at or before the Closing shall have been performed in all material respects by Sellers at or before the Closing;

(c)          no Law shall have been enacted, issued, promulgated, enforced or entered by any Governmental Authority or Judicial Authority that prohibits, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement;

(d)          no Material Adverse Effect shall have occurred and be continuing;

(e)          the Required Consents (other than those required under Contracts to which Purchaser is a party) shall have been obtained;

(f)           Purchaser shall have received each of the items set forth in Section 2.3(a);

(g)          the US$60 million investment in a new class of shares of ACDL, as described in the term sheet dated July 2, 2012 by and among ACDL, PNK Development 18, LLC., Harbinger ACDL Blocker, Blue Line, Global Opportunities and Harbinger China Dragon Fund L.P., by its general partner, Global Opportunities Breakaway GP, L.L.C., and as contemplated in item 5 of Section 6.5(a) of the Sellers' Disclosure Letter, shall have been consummated in all material respects in accordance with the terms and conditions prescribed for such investment; and

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(h)          Purchaser shall have consummated the Tender Offer and all conditions thereto shall have been satisfied, including the Maximum Tender Condition.

Article XII
TERMINATION

12.1       Termination. This Agreement may be terminated:

(a)          at any time prior to the Closing, upon the written agreement of Sellers and Purchaser;

(b)          by either Sellers or Purchaser, if any Order preventing the consummation of the Closing shall have been entered by any court of competent jurisdiction and shall have become a Final Order; provided, however, that neither party may terminate this Agreement pursuant to this Section 12.1(b) unless such party first shall have complied with its obligations under Section 9.9;

(c)          by either Sellers or Purchaser, if the Closing shall not have been consummated by August 15, 2012; provided, however, that if the Purchaser obtains an extension of the “Termination Date” (referenced in Section 9.22) from its shareholders, as described in Section 9.22 above, then the reference in this Section 12.1(c) to “August 15, 2012” shall be automatically amended and deemed to be a reference to such extended Termination Date that is authorized and approved by the Purchaser’s shareholders; provided, further, that the right to terminate this Agreement under this Section 12.1(c) shall not be available to a party whose breach of this Agreement caused the Closing not to occur;

(d)          by Purchaser, either: (i) immediately after the occurrence of a non-curable material breach of any representation, warranty, covenant or agreement of Sellers set forth in this Agreement; or (ii) thirty (30) days after receipt by Sellers of notice from Purchaser of the occurrence of a curable material breach of any representation, warranty, covenant or agreement of Sellers set forth in this Agreement that has not been cured in its entirety within such time period, in either case that would result in the failure to satisfy the conditions set forth in Sections 11.2(a) or (b); provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 12.1(d) if Purchaser is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(e)          by Sellers, either: (i) immediately after the occurrence of a non-curable material breach of any representation and warranty, covenant or agreement of Purchaser set forth in this Agreement; or (ii) thirty (30) days after receipt by Purchaser of notice from Sellers of the occurrence of a curable breach of any representation and warranty, covenant or agreement of Purchaser set forth in this Agreement that has not been cured in its entirety within such time period, in either case that would result in the failure to satisfy the conditions set forth in Sections 11.1(a) or (b); provided, however, that Sellers shall not have the right to terminate this Agreement pursuant to this Section 12.1(e) if Sellers are then in material breach of any of their representations and warranties, covenants or agreements contained in this Agreement.

12.2       Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, all obligations of the parties hereunder shall terminate; provided, however, that none of the Parties shall have any liability in respect of a termination of this Agreement, except that the provisions of Sections 9.10(b) and Article XIII shall survive the termination of this Agreement.

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Article XIII
GENERAL PROVISIONS

13.1       Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 13.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement that by its terms contemplates performance after the Closing.

13.2       Notices. All notices, consents, waivers, agreements and other communications provided for in this Agreement shall be provided or made in writing and shall be transmitted by personal delivery, by nationally recognized overnight courier service, or by registered or certified mail, return receipt requested, postage prepaid, and shall be addressed as follows:

(a)          if to Sellers, to:

Harbinger Capital Partners Master Fund I, Ltd.
Harbinger Capital Partners Special Situations Fund, L.P.
Credit Distressed Blue Line Master Fund, Ltd.

c/o Harbinger Capital Partners LLC

450 Park Avenue

30th Floor

New York, New York 10022

Attention:	General Counsel
Facsimile:	(212) 339-5801
Email:	legal@harbingercapital.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:	Jeffrey D. Marell, Esq. Raphael M. Russo, Esq.
Facsimile:	(212) 757-3990
Email:	jmarell@paulweiss.com
rrusso@paulweiss.com

(b)          if to Purchaser, to:

Level 9 Podium

530 Collins Street

Melbourne Vic. 3000

Australia

Attn:	Chief Executive Officer
Facsimile:	+61 3 9012 7475
Email:	pziegler@bigpond.net.au

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with a copy (which shall not constitute notice) to:

Kelley Drye & Warren LLP

400 Atlantic Street, 13th Floor

Stamford, CT 06901

Attn:     M. Ridgway Barker, Esq.

Facsimile:	(203) 327-2669
Email:	mrbarker@kelleydrye.com

A party may designate a new address to which communications shall thereafter be transmitted by providing written notice to that effect to the other party. Each communication transmitted in the manner described in this Section 13.2 shall be deemed to have been provided, received and become effective for all purposes at the time it shall have been: (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail) or the affidavit or receipt of the messenger (if transmitted by personal delivery or courier service); or (ii) presented for delivery to the addressee as so addressed during normal business hours, if such delivery shall have been rejected, denied or refused for any reason.

13.3       Fees and Expenses. Subject to Section 2.3(c) and Section 9.15 hereof, each of the parties hereto agrees to bear and be responsible for its own expenses, fees and costs (including legal, accounting and consulting expenses, fees and costs) incurred by it in connection with preparing, negotiating, executing and implementing this Agreement, and the transactions contemplated by this Agreement, and any and all fees, commissions, compensation, reimbursement or other amounts due to any investment banker, broker or finder (or Person who performs a similar function) who claims to have been, or who was in fact, engaged by or on behalf of it in connection with the transactions contemplated by this Agreement.

13.4       Amendments; Waivers. No purported amendment to any provision of this Agreement shall be binding upon the parties to this Agreement unless Purchaser and Sellers have each duly executed and delivered to the other party a written instrument which states that it constitutes an amendment to this Agreement and specifies the provision(s) that are being amended and, in the case of an amendment executed after the Closing, it has been approved on behalf of Purchaser by Special Approval. No purported waiver of any provision of this Agreement shall be binding upon any of the parties to this Agreement unless the party providing such waiver has duly executed and delivered to the other party a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived and, in the case of a waiver executed by Purchaser after the Closing, such waiver has been approved on behalf of Purchaser by a Special Approval. Any such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

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13.5       Entire Agreement. This Agreement, together with the Sellers Disclosure Letter and Purchaser Disclosure Letter, the other Related Agreements and any other documents expressly referred to herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or between the parties with respect to the subject matter hereof, including any letter of intent or memorandum of terms entered into by the parties or their Affiliates.

13.6       Severability. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason: (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to such parties provided by, such provision or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

13.7       Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

13.8       Consent to Jurisdiction; Waiver of Jury Trial. EACH PARTY AGREES THAT ANY AND ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE COMMENCED AND PROSECUTED IN A FEDERAL OR STATE COURT IN THE STATE OF NEW YORK OR, IN THE CASE OF A PROCEEDING ARISING OUT OF OR RELATING TO A THIRD PARTY CLAIM THAT IS OR MAY BE SUBJECT TO INDEMNIFICATION HEREUNDER, IN THE COURT WHERE SUCH THIRD PARTY CLAIM IS BROUGHT AND EACH PARTY IRREVOCABLE WAIVES ANY RIGHT TO OBJECT TO SUCH VENUE. EACH PARTY CONSENTS AND SUBMITS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK IN RESPECT OF ANY SUCH PROCEEDING OR, WITH RESPECT TO A THIRD PARTY CLAIM, IN THE FORUM IN WHICH SUCH THIRD PARTY CLAIM WAS BROUGHT. EACH PARTY CONSENTS TO SERVICE OF PROCESS UPON IT WITH RESPECT TO ANY SUCH PROCEEDING BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAWS. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

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13.9       Assignment.

(a)          Neither this Agreement nor any of any party’s rights or obligations hereunder may be assigned or delegated, in whole or in part, by either party without the prior written consent of the other party. Any purported assignment or delegation in violation of the preceding sentence will be null and void. Subject to the preceding sentences of this Section 13.9, this Agreement will be binding upon the parties and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

(b)          Notwithstanding the foregoing or anything to the contrary herein, the parties hereto hereby acknowledge and agree that (i) upon written notice of Harbinger Master and Harbinger Special Situations delivered to the Purchaser any time between the date hereof and the Closing, the parties will promptly amend this Agreement accordingly such that Harbinger ACDL Blocker shall be permitted to sell, transfer and convey its interests in the ACDL Common Shares and ACDL Preferred Shares set forth next to the name of Harbinger ACDL Blocker on Exhibit A to the Purchaser at the Closing in lieu of Harbinger Master and Harbinger Special Situations selling their interests in the Subject Harbinger Blocker Shares, and (ii) upon written notice of Blue Line delivered to the Purchaser any time between the date hereof and the Closing, the parties will promptly amend this Agreement accordingly such that Blue Line ACDL Blocker shall be permitted to sell, transfer and convey its interests in the ACDL Preferred Shares set forth next to the name of Blue Line ACDL Blocker on Exhibit A to the Purchaser at the Closing in lieu of Blue Line selling its interests in the Blue Line Blocker Shares.

13.10     Remedies; Specific Performance. Each of the parties shall only have the right to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement. Each of the parties acknowledges that money damages (if they were available) would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law. A party’s right to specific performance shall be in lieu of all other legal or equitable remedies that might otherwise be available to such party.

13.11     Third Party Beneficiaries. No Person other than Purchaser and Sellers is or is intended to be a beneficiary of this Agreement, other than successors and assigns of the parties permitted as provided in Section 13.9, except that Global Opportunities and Global ACDL Blocker shall be express third party beneficiaries of Section 2.6, Kelson shall be an express third party beneficiary of Section 2.7, China Dragon shall be an express third party beneficiary of Section 2.8, the Purchaser Indemnified Persons shall be express third party beneficiaries of Section 9.6, the Shareholders shall be express third party beneficiaries of Sections 9.10(d) and 9.20 and Harbinger ACDL Blocker and Blue Line ACDL Blocker shall be express third party beneficiaries of Section 13.9(b). Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

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13.12     Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against either party. Unless otherwise expressly specified in this Agreement:

(a)          the words “hereof”, “hereby” and “hereunder,” and correlative words, refer to this Agreement as a whole and not any particular provision;

(b)          the words “includes” and “including”, and correlative words, are deemed to be followed by the phrase “without limitation”;

(c)          the word “or” is not exclusive and is deemed to have the meaning “and/or”;

(d)          references in this Agreement to a “party” means Purchaser or Sellers and to the “parties” means Purchaser and Sellers;

(e)          words using the singular or plural number shall also include the plural or singular number, respectively;

(f)           references herein to any Contract mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(g)          with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(h)          references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(i)           references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(j)           the section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement;

(k)          the masculine, feminine or neuter form of a word includes the other forms of such word and the singular form of a word includes the plural form of such word;

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(l)           references to a Person shall include the successors and assigns thereof;

(m)         references to “$” or dollars mean United States dollars; and

(n)          references made in this Agreement to an Article, Section or Exhibit mean an Article or Section of, or Exhibit to, this Agreement.

13.13     Counterparts. This Agreement may be signed in any number of counterparts, which may be delivered via facsimile or other electronic transmission. Any counterpart so delivered shall be deemed to have been duly and validly delivered and shall be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

THE SELLERS:

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners LLC,
its Investment Manager

By:	/s/ Ian Estus
Name: Ian Estus
Title: Vice President

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By: Harbinger Capital Partners Special Situations GP, LLC, its general partner

By:	/s/ Ian Estus
Name: Ian Estus
Title: Vice President

CREDIT DISTRESSED BLUE LINE MASTER FUND, LTD.

By:	Harbinger Capital Partners II LP, its liquidator

By:	/s/ Ian Estus
Name: Ian Estus
Title: Vice President

THE PURCHASER:

AUSTRALIA ACQUISITION CORP.

By:	/s/ Peter Ziegler
Name: Peter Ziegler
Title: Chairman and Chief Executive Officer
Email: peter.ziegler@aacorp.com.au

Exhibit A

	Subject Shares							Purchaser Share Consideration
		Blue Line Direct ACDL Shares			Blue Line Blocker Shares	Subject Harbinger Blocker Shares
Sellers	Subject Ferrous Shares	ACDL Common Shares	ACDL Preferred Shares		Shares of common stock	Shares of Class A	CPECs of Series A	Purchaser Ordinary Shares	Class A Preference Shares[1]

Harbinger Master	58,891,542	Nil	Nil		Nil	8,334	44,938,221	13,681,283	54,855

Harbinger Special Situations	18,571,241	Nil	Nil		Nil	4,166	26,680,796	7,581,609	30,399

Blue Line	Nil	75,000,000	Nil	[2]	1,000	Nil	Nil	3,523,741	14,128

[1]	Each Class A Preference Share will be convertible into 100 Ordinary Shares.
[2]	Disregarding 173,865 ACDL Preferred Shares corresponding to Blue Line ACDL Blocker that Blue Line indirectly holds (through its interest in Blue Line ACDL Blocker).

Blockers	ACDL Common Shares	ACDL Preferred Shares

Harbinger ACDL Blocker	162,527,842	1,211,946

Blue Line ACDL Blocker	Nil	173,865

Exhibit A-1

	Shares							Purchaser Share Consideration
		Global Direct ACDL Shares		Subject Global ACDL Shares
Potential Sellers	Subject Kelson Ferrous Shares	ACDL Common Shares	ACDL Preferred Shares	ACDL Common Shares	ACDL Preferred Shares		Global Blocker ACDL Shares (shares of common stock)	Class A Preference Shares[1]

Global Opportunities	Nil	15,000,000	Nil	Nil	Nil	[2]	1,000	5,795

Global ACDL Blocker	Nil	Nil	Nil	Nil	34,773		Nil	4,078

Kelson	9,514,000	Nil	Nil	Nil	Nil		Nil	11,417

[1]	The Preference Shares will be converted and issued with Ordinary Shares if, and to the extent that, there are enough authorized and unissued Ordinary Shares (and not otherwise reserved for issuance) at that time. Each Preference Share will be convertible into 100 Ordinary Shares.
[2]	Disregarding 34,773 ACDL Preferred Shares corresponding to Global ACDL Blocker that Global Opportunities indirectly holds (through its interest in Global ACDL Blocker).

Exhibit B

UNANIMOUS WRITTEN RESOLUTIONS OF

THE DIRECTORS OF

AUSTRALIA ACQUISITION CORP.

(the “COMPANY”)

1.	ACQUISITION OF TARGET BUSINESS

Authorization of Business Transaction

WHEREAS, the Company has entered into that certain stock purchase agreement dated as of July 11, 2012, by and among the Company, Harbinger Capital Partners Master Fund I, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Harbinger Master”), Harbinger Capital Partners Special Situations Fund, L.P., a limited partnership organized under the laws of the State of Delaware (“Harbinger Special Situations”) and Credit Distressed Blue Line Master Fund, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Blue Line” and together with Harbinger Master and Harbinger Special Situations, the “Sellers” and each, a “Seller”) (the “Stock Purchase Agreement”), pursuant to which the Company will exchange up to 24,786,633 newly issued Ordinary Shares (defined below) and up to 99,382 Preference Shares (defined below) for certain equity interests held, directly or indirectly, by the Sellers in Ferrous Resources Ltd., a company organized under the laws of the Isle of Man (“Ferrous”) and Asian Coast Development (Canada) Ltd., a company organized under the laws of British Columbia (“ACDL”), as more particularly described in the Stock Purchase Agreement attached as Exhibit A hereto (the “Transaction”). Furthermore, pursuant to the Stock Purchase Agreement, the Company may exchange (i) 5,795 additional Preference Shares for certain equity interests held, directly or indirectly, by Global Opportunities Breakaway Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Global Opportunities”) in ACDL; (ii) 4,078 additional Preference Shares for certain equity interests held by Breakaway ACDL, Inc., a company incorporated under the laws of the State of Delaware (“Global ACDL Blocker”) in ACDL; and (iii) 11,417 additional Preference Shares for certain equity interests held by Kelson Canada, Inc., a company organized under the laws of Nova Scotia (“Kelson”) in Ferrous.

II.	ISSUANCE OF SHARES AND CORPORATE RE-ORGANISATION

A.          Issuance of Ordinary and Preference Shares

NOTED that the authorised share capital of the Company is US$50,000.00 divided into 49,000,000 Ordinary Shares of US$0.001 each (“Ordinary Shares”) and 1,000,000 Preference Shares of US$0.001 (“Preference Shares”), of which 8,533,333 Ordinary Shares and no Preference Shares are in issue.

NOTED FURTHER that, upon the consummation of the Transaction (the “Closing Date”) and in accordance with the terms thereof, the Company will be required to issue up to 24,786,633 new Ordinary Shares and up to 99,382 Preference Shares to the Sellers.

NOTED FURTHER that it would be necessary for the authorised share capital of the Company to be increased to accommodate the issuance of up to 34,724,833 new Ordinary Shares pursuant to the agreed terms of the Transaction.

NOTED FURTHER that, in connection with the consummation of the Transaction and in accordance with the terms thereof, the Company may be required to issue up to 5,795 additional Preference Shares to Global Opportunities, up to 4,078 additional Preference Shares to Global ACDL Blocker and up to 11,417 additional Preference Shares to Kelson.1

NOTED FURTHER that it may be necessary for the authorised share capital of the Company to be further increased to accommodate the issuance of up to 2,129,000 new Ordinary Shares pursuant to the agreed terms of the Transaction and as a consequence of the issuance of the Preferred Shares referred to in the precedent paragraph.

NOTED FURTHER that Article 6 of the Articles of Association of the Company grants the Directors the power, prior to the issuance of the relevant Preference Shares of the relevant class or series, to fix and designate the relative powers, preferences and rights and the qualifications, limitations or restrictions applicable to such class or series of Preference Shares.

The Directors CONSIDERED that it was necessary to accommodate the issuance of up to 34,724,833 new Ordinary Shares in a manner that would facilitate the closing of the Transaction on the Closing Date, and that it would be in the best interests of and beneficial to the Company and its shareholders to authorise: (i) the issuance of Ordinary Shares on the Closing Date in the manner hereinafter described and (ii) the issuance of Preference Shares on terms that they are convertible into Ordinary Shares as promptly as practicable after the Closing Date, in the manner hereinafter described.

[1]	Note to Form: To be revised accordingly prior to Closing if Class VI ACDL Shares are included in the Subject ACDL Shares.

NOW THEREFORE BE IT RESOLVED:

1.      That the issue of the following further Ordinary Shares to the following subscribers be and is hereby authorised and approved, that such shares be designated as Ordinary Shares and that such issues be reflected in the Register of Members of the Company as duly authorised, validly issued, fully paid and non-assessable, in accordance with the terms of the Stock Purchase Agreement:

Shareholder	No. of Shares

Harbinger Capital Partners Master Fund I, Ltd.	13,681,283

Harbinger Capital Partners Special Situations Fund, L.P.	7,581,609

Credit Distressed Blue Line Master Fund, Ltd.	3,523,741

2.     To issue without charge share certificates for the shares issued aforesaid, such certificates to be issued as a deed [under seal] and executed by any Director, Secretary or Assistant Secretary in accordance with the Articles of Association, as follows:

Harbinger Capital Partners Master Fund I, Ltd.	13,681,283 Ordinary Shares

Harbinger Capital Partners Special Situations Fund, L.P.	7,581,609 Ordinary Shares

Credit Distressed Blue Line Master Fund, Ltd.	3,523,741 Ordinary Shares

3.      That the issue of the following Preference Shares to the following subscribers be and is hereby authorised and approved, that such shares be designated as Preference Shares (the “Class A Preference Shares) and that such issues be reflected in the Register of Members of the Company as duly authorised, validly issued, fully paid and non-assessable, in accordance with the terms of the Stock Purchase Agreement:

Shareholder	No. of Shares

Harbinger Capital Partners Master Fund I, Ltd.	54,855

Harbinger Capital Partners Special Situations Fund, L.P.	30,399

Credit Distressed Blue Line Master Fund, Ltd.	14,128

4.     To issue without charge a share certificates for the shares issued aforesaid, such certificates to be issued as a deed [under seal] and executed by any Director, Secretary or Assistant Secretary in accordance with the Articles of Association, as follows:

Harbinger Capital Partners Master Fund I, Ltd.	54,855 Class A Preference Shares

Harbinger Capital Partners Special Situations Fund, L.P.	30,399 Class A Preference Shares

Credit Distressed Blue Line Master Fund, Ltd.	14,128 Class A Preference Shares

5.     That the issue of additional 21,290 Class A Preference Shares is hereby authorised and approved, that such issue be reflected in the Register of Members of the Company as duly authorised, validly issued, fully paid and non-assessable, in accordance with the terms of the Stock Purchase Agreement and that such Class A Preference Shares shall be reserved and kept available for their subscription, as the case may be, by Global Opportunities, Global ACDL Blocker and/or Kelson as described above and in accordance with the terms of the Stock Purchase Agreement.

6.     That the issue of the following Preference Shares to the following subscribers be and is hereby authorised and approved, that such shares be designated as Class B Preference Shares (the “Class B Preference Shares) and that such issues be reflected in the Register of Members of the Company as duly authorised, validly issued, fully paid and non-assessable, in accordance with the terms of the Stock Purchase Agreement:

Shareholder	No. of Shares

Harbinger Capital Partners Master Fund I, Ltd.	56

Harbinger Capital Partners Special Situations Fund, L.P.	30

Credit Distressed Blue Line Master Fund, Ltd.	14

7.     To issue without charge share certificates for the shares issued aforesaid, such certificates to be issued as a deed [under seal] and executed by any Director, Secretary or Assistant Secretary in accordance with the Articles of Association, as follows:

Harbinger Capital Partners Master Fund I, Ltd.	56 Class B Preference Shares

Harbinger Capital Partners Special Situations Fund, L.P.	30 Class B Preference Shares

Credit Distressed Blue Line Master Fund, Ltd.	14 Class B Preference Shares

B.     Rights of Preference Shares

RESOLVED that the powers, preferences and rights and the qualifications, limitations or restrictions applicable to the Class A Preference Shares shall be as follows:

(i)	Conversion Rights: Subject to the below, each Class A Preference Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance and subscription of such Share, at the principal corporate office of the Company, into one hundred (100) fully paid and non-assessable Ordinary Shares.

(ii)	Anti Dilution: The conversion rights attributable to the Preference Shares shall be equitably adjusted in the event of any stock dividend, stock split, combination, recapitalization or other similar event. Following the date of their issuance and subscription, the Preference Shares will carry rights as to votes, returns of capital and dividends on an as converted basis (i.e. equal to the whole number of Ordinary Shares into which the holder’s Preference Shares are convertible).

(iii)	Mechanics of Conversion. Before any holder of Class A Preference Shares shall be entitled to convert the same into Ordinary Shares, the holder shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. As soon as practicable thereafter, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the registered office of the Company or of any transfer agent for such Class A Preference Shares. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Preference Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of such Class A Preference Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

RESOLVED that the powers, preferences and rights and the qualifications, limitations or restrictions applicable to the Class B Preference Shares shall be as follows:

(i)	Rights to Elect Members to the Board of Directors: For the period commencing immediately following the Closing Date until the fifth (5th) anniversary of the Closing Date (or such earlier consummation date of a Going Private Transaction (as defined in the Stock Purchase Agreement)), the holders of a majority of the Class B Preference Shares shall be entitled to designate such number of persons, rounded up to the next whole number, on the board of directors of the Company as is equal to the majority of the members of the board of directors of the Company; provided, that if the ownership of the Sellers and their Affiliates (as defined in the Stock Purchase Agreement) of Ordinary Shares (on an as converted basis), in the aggregate, is less than a majority of the issued and outstanding Ordinary Shares (on an as converted basis) at the time of determination, then the holders of a majority of the Class B Preference Shares shall be entitled to designate such number of persons on the board of directors of the Purchaser, rounded up to the nearest whole number, as is multiplied by the aggregate percentage of the Ordinary Shares (on an as converted basis) collectively owned by the holders of the Class B Preference Shares and their Affiliates (such designees of the holders of a majority of the Class B Preference Shares, the “Class B Board Members”), such designation to take effect upon the date of the Special Resolutions amending the Articles of Association of the Company in the manner described in paragraph C of these resolutions.

(ii)	No Dividend/Distribution Rights: The holders of Class B Preference Shares shall not be entitled to receive any dividends or distributions on a return of assets on liquidation or otherwise.

(iii)	No Transfer: No Class B Preference Share may at any time be transferred, except in accordance with the provisions of the Stock Purchase Agreement.

C.    Increase in Authorised Capital and Amendment of Memorandum and Articles

RESOLVED that, upon the consummation of the Transaction, a Special Meeting of the Shareholders entitled to vote be convened to be held as soon as practicable taking into account any notice requirements set out in the Articles at Section 108/ OR [Unanimous Written Resolutions of the Shareholders entitled to vote be sought] to:

o	pass the Ordinary Resolution needed to increase the authorised share capital of the Company from US$50,000 by US$9,938.20 for a total new authorised share capital of US$59,938.20 divided into 59,938,200 Ordinary Shares of US$0.001 par value each and 1,000,000 Preference Shares of US$0.001 par value each;

o	pass, as the case may be, the Ordinary Resolution needed to further increase the authorised share capital of the Company from US$59,938.20 by US$2,129 for a total new authorised share capital of US$62,067.20 divided into 62,067,200 Ordinary Shares of US$0.001 par value each and 1,000,000 Preference Shares of US$0.001 par value each.

o	pass the Special Resolution needed to amend the Memorandum and Articles of Association to reflect such increase/s in share capital;

o	pass the Special Resolution needed to amend the Memorandum and Articles of Association to change the name of the Company to Harbinger Global Corp.; and to

o	pass the Special Resolution needed to amend adopt conformed Articles of Association to, among other things, reflect the removal of any and all provisions relating to the Business Transaction (as defined in the Articles of Association of the Company) and to introduce the required anti-dilution provisions in respect of the Class A Preference Shares as described in section B above.

RESOLVED that the Secretary or Appleby Trust (Cayman) Ltd. as registered office provider be instructed to notify the Registrar of Companies of any Ordinary and Special Resolutions so passed and to and to insert copies of the new conformed Memorandum and Articles of Association in the Minute Book of the Company.

D.     Issuance of Ordinary Shares Upon a Conversion

RESOLVED that Appleby Trust (Cayman) Ltd., as registered office provider of the Company or any duly appointed transfer agent with respect to Shares in the Company be and is hereby authorized to update the register of members of the Company to reflect the conversion of Preference Shares to such number of Ordinary Shares as may be notified by the Board of Directors after the consummation of the Transaction.

E.    Changes to Directors

RESOLVED pursuant to the Articles of Association of the Company that the following be appointed additional Directors of the Company with effect after the signing of these resolutions:

Philip Falcone

Peter Bentley

Keith Hladek

David Murgio

Joseph Cleverdon

Charbel Nader

E. Stephen Streeter

NOTED that the following directors had handed in letters of resignation to the Company, to take effect after the signing of these resolutions:

Peter O’Brien

Marion Igarashi

RESOLVED that such resignations be and are hereby accepted with effect after the signing of these resolutions.

RESOLVED that the Secretary or Appleby Trust (Cayman) Ltd. as the Company’s registered office service provider be and is hereby instructed to update the Register of Directors and Officers accordingly and to notify the Registrar of Companies of such appointments and changes in Directors.

RESOLVED that, subject to and upon the passing of the Special Resolutions referred to in paragraph 3 of these resolutions, the additional Directors named above be designated the “Class B Board Members”.

III.	GENERAL AUTHORITY

RESOLVED, that the proper officers, and each of them, be and hereby are authorized and directed in the name of and on behalf of the Company to do and perform all such acts, make all such arrangements, hire all such professionals, pay all such fees, execute and deliver all such certificates and other instruments and documents, and do all such other matters as he, she or they may deem to be reasonable and necessary or appropriate, in order to fully implement the foregoing resolutions.

FURTHER RESOLVED, that any and all actions heretofore taken by any officer or director of the Company in the name in furtherance of the purpose and intent of the foregoing resolutions be and hereby are ratified, confirmed and approved in all respects.

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Peter Ziegler

Ian Zimmer

Peter O’Brien

Marion Igarashi

Exhibit C

Asian Coast Development (Canada) Ltd.

1055 Burrard Street, Suite 2105

Vancouver, BC

V6E2E9 Canada

July 2, 2012

Australia Acquisition Corp.

Level 9 Podiam

530 Collins Street

Melbourne Vic 3000

Australia

Attn: Chief Executive Officer

Ladies and Gentlemen:

This letter agreement (this “Agreement”) references that certain transaction pursuant to which Australia Acquisition Corp., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“AAC”), will exchange newly issued shares of AAC for, among other things, a certain number of issued and outstanding shares of Asian Coast Development (Canada) Ltd., a company organized under the laws of British Columbia (“ACDL”) beneficially owned by Harbinger Capital Partners and/or by funds managed by Harbinger Capital Partners (collectively, “Harbinger”) (the “Transaction”). In consideration of the substantial and valuable consideration to be received by certain of the shareholders of ACDL, and the direct and indirect benefits to be received by ACDL, in each case, in connection with the Transaction, and the premises and the covenants and agreements herein contained, the parties hereto, all intending to be legally bound, hereby agree as follows:

1.          Certain Definitions. As used in this Agreement:

(a)          “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. The term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

(b)          “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

(c)          “including” means “including, without limitation.”

(d)          “Governmental Entity” shall mean any United States or non-United States federal, state or local government, or any agency, bureau, board, commission, department, tribunal or instrumentality thereof or any court, tribunal, or arbitral or judicial body.

(e)          “Person” means any natural person, business, corporation, company, association, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, business enterprise, trust, governmental authority or other legal entity.

(f)          “Representatives” means the directors, officers, employees, managers and advisors (including attorneys, accountants, investment bankers and consultants), as well as the Affiliates, of a specified Person. For the avoidance of doubt, without the prior written consent of ACDL, no Person who is a potential source of equity or debt capital or equity or debt financing shall be considered AAC’s Representative for any purpose hereunder.

(g)          “Securities” means any equity security or debt of AAC, or any other interest or participation in any equity security or debt of AAC, or any combination of any of the foregoing.

2.          Inspection; Cooperation.

(a)          ACDL will permit, subject to compliance with Section 5 below, AAC’s Representatives, at AAC’s expense, to visit and inspect any of the properties of ACDL and its subsidiaries, examine their respective books and records and take copies and extracts therefrom, discuss the affairs, finances and accounts of ACDL and its subsidiaries with ACDL’s and its subsidiaries’ respective officers, employees and public accountants (and ACDL hereby authorizes said accountants to discuss with such party and such designees such affairs, finances and accounts), during normal business hours and upon reasonable notice.

(b)          ACDL agrees to cooperate with Harbinger, AAC and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be reasonably necessary to effectuate the Transactions, and to fully carry out the purposes of, this Agreement and any other related agreements, subject to the terms and conditions hereof and thereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist Harbinger and/or AAC in complying with the terms hereof and thereof.

3.          Information Rights.

(a)          Without limiting Section 2, subject to applicable law and compliance with Section 5 below, ACDL will, and will cause its subsidiaries to, at AAC’s expense, furnish promptly to AAC all information concerning the business and properties of ACDL and its subsidiaries, including financial information, as AAC may reasonably request, to the extent that AAC reasonably concludes that such information is necessary to permit AAC to comply with any applicable securities laws (including, without limitation, any such reporting obligations under Sections 13(a) and 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or in connection with an offering or sale of debt or equity or other AAC Securities in an offering registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or exempt from such registration, in such form as reasonably requested by AAC to comply with its Exchange Act and/or Securities Act reporting obligations, which will mean, at a minimum, that the financial information will either be presented in accordance with U.S. Generally Accepted Accounting Principles or in a manner which will permit AAC to convert such information into financial statements in accordance with U.S. Generally Accepted Accounting Principles without incurring material cost or delay. In addition, ACDL shall cause its officers, employees, counsel and public accountants to cooperate with AAC in connection with AAC’s compliance with applicable securities laws or with any offering of AAC’s Securities, including customary assistance in connection with underwritten offerings.

(b)          In particular, but without limiting the generality of paragraph (a) above, ACDL will make the following financial information available to AAC and AAC’s outside independent auditor on a recurrent basis (without need of specific request by AAC) for examination, audit, inspection, and copying:

(i)          Monthly unaudited management reports of ACDL and its subsidiaries, within 30 days after the end of each month;

(ii)         Quarterly unaudited consolidated financial statements of ACDL, within 40 days after the end of each fiscal quarter [(and with respect to the quarterly unaudited consolidated financial statements and audit report of ACDL for the fiscal quarter ended March 31, 2012, such information will be provided to AAC by [ ], 2012, and if not made available by such date, ACDL shall provide to AAC on a timely basis access to the auditor's work papers and any and all proposed, recorded and past audit adjustments;)]

(iii)        Annual consolidated financial statements of ACDL accompanied by the audit report of the auditor, within 90 days after the end of each fiscal year [(and with respect to the annual consolidated financial statements and audit report of ACDL for the year ended December 31, 2011, such information will be provided to AAC by [ ], 2012, and if not made available by such date, ACDL shall provide to AAC on a timely basis access to the auditor's work papers and any and all proposed, recorded and past audit adjustments)]; and

(iv)        Such non-consolidated financial statements and reports as may be requested by AAC, acting reasonably;

provided, however, that in the event that AAC reports financial results and financial position of ACDL as a consolidated subsidiary, then ACDL will use commercially reasonable efforts to provide the foregoing financial information and access to AAC’s independent outside auditor on such shorter time frames as AAC may reasonably specify taking into account AAC’s applicable periodic reporting obligations under the Exchange Act.

4.          No Limitation Under Applicable Law. Notwithstanding anything to the contrary set forth in Sections 2 and 3 above, none of the foregoing will be construed to limit the rights of ACDL under applicable law, including the Exchange Act and the Securities Act.

5.          Confidential Information.

(a)          AAC recognizes that Confidential Information (as defined below) may be disclosed to AAC by ACDL or any of its Affiliates pursuant to this Agreement. AAC shall not engage in the unauthorized use, and shall cause its Affiliates not to engage in the unauthorized use, or make any unauthorized disclosure to any third party, of any Confidential Information without the prior written consent of ACDL and shall use due care to ensure that such Confidential Information is kept confidential, including by treating such information as such party would treat its own Confidential Information. Notwithstanding the foregoing, AAC shall have the right to share any Confidential Information with any of their Representatives, each of whom shall be required to agree to keep confidential such Confidential Information to the extent required of AAC under this Section 5. As used herein, “Confidential Information” means all information, knowledge, systems or data relating to the business, operations, finances, policies, strategies, intentions or inventions of ACDL and/or its subsidiaries obtained pursuant to this Agreement, except for any such information, knowledge, systems or data which (i) has become publicly known and made generally available through no wrongful act of AAC, (ii) has been rightfully received by AAC from a third party who, to the knowledge of AAC, is not bound by any obligations of confidentiality with respect to such information, knowledge, systems or data, (iii) is independently developed by AAC without use of Confidential Information, (iv) has been filed by AAC under the Securities Act or has been disclosed by AAC in order to satisfy an exemption under the Securities Act, (v) has been filed or disclosed by AAC in order to fulfill its disclosure requirements under Sections 13(a) or 15(d) of the Exchange Act, (vi) AAC has determined is necessary or beneficial to AAC to be disclosed in AAC’s filings under applicable law or the rules of any applicable stock exchange, which for the avoidance of doubt, AAC shall be permitted to disclose in its filings, or (vii) subject to the obligations set forth in Section 5(b), is otherwise required by law, court order, subpoena, stock exchange, self-regulatory organization, governmental agency, or regulatory body to be disclosed. AAC may also disclose relevant Confidential Information to any potential purchaser of its Securities, except for trade secrets, with respect to ACDL and its subsidiaries, in order to allow such a potential purchaser to determine whether to acquire such Securities, provided that AAC shall first obtain from any Person to whom information is to be disclosed, a confidentiality agreement as to such information.

(b)          Notwithstanding anything to the contrary set forth herein, if AAC or its Representatives are requested to disclose any Confidential Information by any Governmental Entity or for any regulatory reason (other than routine filings or disclosures under the Securities Act or Exchange Act as contemplated by Section 5(a)), AAC will notify ACDL, as promptly as is reasonably practicable and legally permissible under the circumstances, to permit ACDL to seek a protective order or take other action that ACDL in its discretion deems appropriate, and AAC will cooperate in any such efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, at ACDL’s sole cost and expense. If, in the absence of a protective order, AAC or its Representatives are compelled to disclose any such information in any proceeding or pursuant to legal process, AAC or its Representatives may disclose to the party compelling disclosure only the part of such Confidential Information as is required to be disclosed (in which case, prior to such disclosure, AAC will advise and, if requested by ACDL, consult with ACDL and its counsel as to such disclosure and the nature and wording of such disclosure) and AAC or its Representatives will use its commercially reasonable efforts to obtain confidential treatment therefor. Notwithstanding the foregoing, AAC or its Representatives shall not be required to notify ACDL if it is required to disclose Confidential Information pursuant to a routine regulatory inquiry or blanket document request, not targeting ACDL.

6.          Reimbursement of ACDL Expenses. AAC covenants and agrees to reimburse ACDL for all reasonable documented out-of-pocket costs and expenses incurred by ACDL in connection with the satisfaction and performance of its obligations under this Agreement. ACDL shall submit reasonably detailed invoices, together with such supporting documentation as may be reasonably required by AAC, pertaining to all claims of ACDL for costs and expenses arising under this Agreement, and AAC shall reimburse ACDL for such claimed amounts within ten (10) Business Days of AAC’s receipt of all such invoices and supporting documents.

7.          Term. This Agreement is terminable by either party upon the termination of the Transaction in accordance with its terms.

8.          Entire Agreement. This Agreement contains the sole and entire agreement between the parties with respect to the matters set forth herein.

9.          Assignment; Successors. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any party without the prior written consent of the non-assigning party. Any purported assignment without such consent shall be void and unenforceable. Any successor to the parties hereto shall be entitled to the benefits of this Agreement whether or not this Agreement is assigned to such Person.

10.         Amendment and Waiver. This Agreement may be amended, modified or waived only by a separate written instrument duly signed and delivered by or on behalf of both parties.

11.         Severability. The invalidity or unenforceability of any provision of this Agreement shall not impair or affect the validity or enforceability of any other provision of this Agreement, unless the enforcement of such other provision in such circumstances would be inequitable.

12.         Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of laws in any jurisdiction. Each party consents and submits to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States located in New York for the adjudication of any action or legal proceeding relating to or arising out of this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action or legal proceeding relating thereto except in any such court). Each party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue in such courts and agrees not to plead or claim in any such court that any such action or legal proceeding brought in any such court has been brought in an inconvenient forum.

13.         Counterparts. This Agreement may be signed in any number of counterparts (including by fax and PDF) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by the other party hereto.

If the foregoing correctly sets forth our agreement, please sign this Agreement, whereupon this Agreement shall constitute our binding agreement with respect to the matters set forth herein.

Very truly yours,

ASIAN COAST DEVELOPMENT (CANADA) LTD.

By:
	Name:	Stephen Shoemaker
	Title:	President and CFO

Accepted and agreed to

as of the date first written above:

AUSTRALIA ACQUISITION CORPORATION

By:
Name:
Title:

Exhibit D

[Reserved]

Exhibit E

SECURITIES TRANSFER AGREEMENT

This SECURITIES TRANSFER AGREEMENT (this “Securities Transfer Agreement”), dated as of July 11, 2012, by and among those entities listed as Insider Holders on the signature pages hereof (each an “Insider Holder” and collectively, the “Insider Holders”), Australia Acquisition Corp., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“AAC”), Harbinger Capital Partners Master Fund I, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Harbinger Master”), Harbinger Capital Partners Special Situations Fund, L.P., a limited partnership organized under the laws of the State of Delaware (“Harbinger Special Situations”) Credit Distressed Blue Line Master Fund, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Blue Line” and together with Harbinger Master and Harbinger Special Situations, the “Sellers” and each, a “Seller”) and The PrinceRidge Group LLC (as successor to Cohen & Company Capital Markets, LLC) (“PrinceRidge”).

Recitals

A.           Pursuant to that certain Stock Purchase Agreement of even date herewith by and among AAC and the Sellers (as amended, restated, supplemented or otherwise modified from time to time, the “Stock Purchase Agreement”), the parties thereto have agreed to undertake the Transactions. Except as otherwise provided herein, all capitalized terms used herein shall have the meanings assigned to them in the Stock Purchase Agreement as in effect on the date hereof.

B.           The Insider Holders are stockholders and warrant holders of AAC and, as such, will benefit from the Transactions. Each Seller is unwilling to enter into the Stock Purchase Agreement unless the Insider Holders enter into this Securities Transfer Agreement. As an inducement to, and as further consideration for, the Sellers’ entry into the Stock Purchase Agreement, the Insider Holders are willing to enter into this Securities Transfer Agreement.

C.           The parties acknowledge that the Insider Shares and Insider Warrants to be transferred to Sellers by the Insider Holders pursuant to this Securities Transfer Agreement are, prior to the amendments contemplated herein, (i) currently held in escrow pursuant to the terms of the Escrow Agreement, and (ii) also subject to the terms of certain Letters, each dated November 15, 2010, from each Insider Holder to AAC and PrinceRidge with respect to the initial public offering of AAC (each an “Insider Letter”).

D.           As a further inducement to, and as further consideration for, the Sellers’ and AAC’s entry into the Stock Purchase Agreement, the Insider Holders, AAC and PrinceRidge are also acknowledging and agreeing to certain amendments, pursuant to the terms and conditions hereof and effective at the Closing, to the Escrow Agreement and Insider Letters, in each case to remove all of the limitations set forth therein on the Insider Shares and Insider Warrants from and after the Closing, including (without limitation) any requirement that such Insider and Insider Warrants be subject to price hurdle(s) tied to the closing price of AAC equity securities.

E.           It is the intention of the parties that their respective obligations to consummate the transactions contemplated by this Securities Transfer Agreement are expressly conditioned upon the prior or concurrent closing of the Transactions contemplated by the Stock Purchase Agreement.

F.           The parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Securities Transfer Agreement.

Agreement:

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article 1

1.1           Transfer. Upon the terms and subject to the conditions set forth in this Securities Transfer Agreement, upon the Closing, and expressly conditioned upon consummation of the Closing, at the Closing each Insider Holder shall assign, transfer and convey to the Sellers all of such Insider Holder’s right, title and interest in and to a number of Insider Shares and a number of Insider Warrants determined as follows:

(a)          The aggregate number of Insider Shares and the aggregate number of Insider Warrants to be assigned, transferred and conveyed by an Insider Holder to the Sellers shall be determined by multiplying the respective numbers of Insider Shares and Insider Warrants set forth opposite such Insider Holder’s name on Annex I hereto by the applicable percentage determined in accordance with the provisions of clauses (i) and (ii) of this Section 1.1(a) (the “Transfers”).

(i)          If the amount in the AAC Trust Account less redemption amounts actually paid immediately following the Closing of AAC’s Self-Tender Offer (the “Amount in Trust After Redemption”) is less than or equal to $30,000,000, the applicable percentage shall be 70%.

(ii)         If the Amount in Trust After Redemption is greater than $30,000,000, the applicable percentage shall be 60%.

(b)          The aggregate Insider Shares and Insider Warrants to be transferred and conveyed to the Sellers at the Closing pursuant to Section 1.1(a) (collectively, the “Transferred Insider Securities”) shall be allocated among the Sellers with each Seller entitled to its pro rata percentage thereof as set forth opposite such Seller’s name on Annex II hereto.

(c)          The obligation of each Insider Holder to assign, transfer and convey Insider Shares and Insider Warrants to the Sellers is several and not joint and no Insider Holder shall have any obligation or liability hereunder arising out of any failure by another Insider Holder to transfer any Insider Shares or Insider Warrants to the Sellers hereunder.

(d)          Each Insider Holder and AAC shall, at or prior to the Closing, execute, and shall use commercially reasonable efforts to cause the other parties thereto to execute, such documents and instruments and perform such further acts as may be required to amend and leave without any further force or effect the provisions of the Escrow Agreement and the Insider Letter to which such Insider Holder is a party or by which it is bound, effective at the Closing, in each case so that all the Insider Shares and Insider Warrants shall be fully transferred, disbursed and released to the relevant Insider Holders and Sellers at the Closing, free and clear of all Liens and other limitations set forth in the Escrow Agreement and Insider Letters, including (without limitation) Section 3 of the Escrow Agreement and any other requirement that such Insider Shares and Insider Warrants be subject to price hurdle(s) tied to the closing price of AAC equity securities.

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(e)          PrinceRidge shall, at or prior to the Closing, effective upon the Closing and subject to (x) receipt by PrinceRidge from counsel to AAC of any opinion which may be delivered by such counsel to the Escrow Agent with respect to the amendment of the Escrow Agreement, which opinion expressly permits PrinceRidge to rely upon it and (y) compliance in all material respects by each Inside Holder and AAC with their respective obligations under Section 1.1(d): (i) execute amendments to the Insider Letters to which it is a party, in form and substance reasonably acceptable to PrinceRidge, AAC and the Sellers, (ii) consent to an amendment of the Escrow Agreement, in form and substance reasonably acceptable to PrinceRidge, AAC and the Sellers, and to the joint instructions referred to in Section 1.1(f) and (iii) execute such other documents and instruments and perform such further acts, in each case in form and substance reasonably acceptable to PrinceRidge, AAC and the Sellers, as may be required to amend and leave without any further force or effect the provisions of the Escrow Agreement and the Insider Letters to which PrinceRidge is a party or by which it is bound, effective at the Closing, so that all the Insider Shares and Insider Warrants shall be fully transferred, disbursed and released to the relevant Insider Holders and Sellers at the Closing, free and clear of all Liens and other limitations set forth in the Escrow Agreement and Insider Letters, including (without limitation) Section 3 of the Escrow Agreement and any other requirement that such Insider Shares and Insider Warrants be subject to price hurdle(s) tied to the closing price of AAC equity securities.

(f)          Each Insider Holder and AAC shall, at or prior the Closing, deliver to the Escrow Agent a joint written instruction pursuant to the Escrow Agreement instructing the Escrow Agent to transfer, disburse and release to the relevant Insider Holders and Sellers at the Closing all of the Insider Shares and Insider Warrants, in each case free and clear of all Liens and any limitations set forth in the Escrow Agreement and Insider Letters, as provided in Sections 1.1(d) and 1.1(e) above, in each case subject to the terms and conditions set forth herein.

(g)          Notwithstanding anything to the contrary herein, until the earlier of the Closing and such time as this Securities Transfer Agreement is terminated in accordance with Section 5.2, except for the transactions contemplated by this Securities Transfer Agreement and the Stock Purchase Agreement, each Insider Holder covenants and agrees it will not, and will cause its Affiliates and Representatives not to, directly or indirectly, take any action to initiate, solicit, encourage or enter into any negotiation, discussion, Contract or understanding with any party, with respect to the sale, transfer or other conveyance of the Transferred Insider Securities. The parties hereto recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 1.1(g) are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Securities Transfer Agreement, the non-breaching party shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Section 1.1(g) in addition to any other remedy to which such party may be entitled, at Law or in equity.

1.2           Closing Deliveries. Upon, and as a condition to, the closing of the Transfers, each Insider Holder shall deliver or cause to be delivered to the Sellers:

(a)          stock certificates representing the Insider Shares assigned, transferred and conveyed by such Insider Holder hereunder, together with appropriate stock transfer powers duly endorsed in blank or other appropriate instruments of transfer and such other approvals or instruments as may be required to enable the Sellers to record the assignment, transfer and conveyance of such Insider Shares to such Sellers by such Insider Holder on the books of AAC or any applicable Governmental Authority;

(b)          certificates representing the Insider Warrants assigned, transferred and conveyed by such Insider Holder hereunder, together with appropriate transfer powers duly endorsed in blank or other appropriate instruments of transfer and such other approvals or instruments as may be required to enable the Sellers to record the assignment, transfer and conveyance of such Insider Warrants to such Sellers by such Insider Holder on the books of AAC or any applicable Governmental Authority; and

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(c)          such other certificates, instruments and documents, in form and substance reasonably satisfactory to the Sellers, as the Sellers may reasonably request.

1.3           Amendment to AAC’s Articles of Association. Each Insider Holder and PrinceRidge hereby agrees, severally and not jointly, that, during the period (the “Voting Period”) commencing on the date of this Securities Transfer Agreement and ending on the earlier of (x) the date of the Closing and (y) the termination of this Securities Transfer Agreement in accordance with Section 5.2 hereof, such Insider Holder or PrinceRidge shall support and vote, either personally or by proxy, at a meeting of AAC shareholders (or any adjournment or postponement thereof) or execute written resolutions of the shareholders, as applicable, with respect to all the Equity Interests in AAC owned by such Insider Holder or PrinceRidge as of the applicable record date (whether now owned or hereafter owned) in favor of the necessary amendments to the articles of association of AAC to extend the Termination Date (as defined in the articles of association of AAC) beyond August 15, 2012 (but in no event to a date later than November 15, 2012) (the “Extension Proposal”) in order for AAC to conduct the Tender Offer and consummate the rest of Transactions pursuant to the Stock Purchase Agreement; provided, however, that the obligation of PrinceRidge under this Section 1.3 shall be conditioned upon AAC offering to each shareholder who does not cast a vote on, by abstention or otherwise, or casts a vote against, the Extension Proposal the right to elect to receive from AAC out of the AAC Trust Account the same amount of money as it would have received, at the same time as it would have received it, if the Termination Date were not extended past August 15, 2012. For the avoidance of doubt, this covenant includes not only the Insider Shares owned by each Insider Holder, as set forth opposite such Insider Holder’s name on Annex I hereto, but any other Equity Interest that such Insider Holder or PrinceRidge currently owns or that it may own hereafter in AAC having the power to vote in the shareholders’ meeting. In addition to the foregoing, each of the Insider Holders serving on the board of directors of AAC at any moment during the Voting Period agrees, severally and not jointly, to carry out such actions and adopt such resolutions as may be necessary at the level of the board of directors of AAC to promptly convene the shareholders’ meeting of AAC and propose and recommend therein the adoption of the resolutions set forth in this Section 1.3 or, as the case may be, to seek the adoption thereof by an unanimous written resolution of the shareholders during the Voting Period.

Article 2

INSIDER HOLDERS REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties. Each Insider Holder hereby represents and warrants, severally and not jointly, to the other parties hereto, as follows:

(a)          Organization. Such Insider Holder, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Insider Holder has the trust or other organizational power and authority necessary to (a) execute, deliver and perform its obligations under this Securities Transfer Agreement, and (b) consummate the transactions contemplated hereby to be consummated by it. Such Insider Holder is duly qualified or licensed and in good standing as a foreign entity authorized to do business under the Laws of each jurisdiction in which the current ownership, leasing or use of assets by it or the conduct of business by it requires such licensing or qualification, except where the failure to be so licensed or qualified and in good standing would not have a material adverse effect on the ability of such Insider Holder to perform its obligations under this Securities Transfer Agreement.

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(b)          Authorization, Capacity, Execution and Enforceability. The execution and delivery of this Securities Transfer Agreement, the performance by such Insider Holder of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary trust or other organizational action on the part of such Insider Holder. This Securities Transfer Agreement constitutes a legal, valid and binding obligation of such Insider Holder, enforceable against such Insider Holder in accordance with its terms, except insofar as enforceability may be limited by Equitable Exceptions. This Securities Transfer Agreement has been duly executed by such Insider Holder.

(c)          No Breach. The execution and delivery of this Securities Transfer Agreement and the performance by such Insider Holder of its obligations hereunder, and the consummation by such Insider Holder of the transactions contemplated hereby to be consummated by it do not and will not (a) conflict with, result in any violation of or constitute a default under the Organizational Documents, if applicable, of such Insider Holder, (b) constitute a default under, result in a violation or breach of, result in the cancellation or termination of, accelerate the performance required under or result in the creation of any Lien upon any of the properties of such Insider Holder pursuant to any Contract to which such Insider Holder is a party or by which any of such properties is bound (with or without the giving of notice or lapse of time, or both) or (c) result in a violation of or conflict with any Law or Order applicable to such Insider Holder, in the case of clauses (b) and (c) above, which default, breach, cancellation, termination, acceleration, creation or violation would or would reasonably be expected to have a material adverse effect on the ability of such Insider Holder to perform its obligations under this Securities Transfer Agreement.

(d)          Consents. No Consent is required to be obtained from, no notice is required to be given to and no filing is required to be made with any Person (including but not limited to any Governmental Authority or Judicial Authority in any country) by or on behalf of such Insider Holder (or the parent or any stockholder, member, or general or limited partner of such Insider Holder if not a natural person) in order (a) for this Securities Transfer Agreement to constitute a legal, valid and binding obligation of such Insider Holder or (b) to authorize or permit the execution, delivery or performance of this Securities Transfer Agreement, by such Insider Holder or the consummation of the transactions contemplated hereby to be consummated by it except where the failure to obtain any such Consent, give such notice or make such filing would not or would not reasonably be expected to have a material adverse effect on the ability of such Insider Holder to perform its obligations under this Securities Transfer Agreement.

(e)          Title to Transferred Insider Securities. Such Insider Holder is the lawful owner of the respective number of Insider Shares and Insider Warrants indicated opposite its name on Annex I hereto and has good, valid and marketable title to all Insider Shares and Insider Warrants to be transferred by such Insider Holder, free and clear of any and all Liens, except for the restrictions on transfer set forth in the Escrow Agreement and Insider Letters referred to in Recital C and Sections 1.1(d) and 1.1(e), all of which shall be released in full and terminated as of the Closing Date in accordance with Sections 1.1(d), 1.1(e) and 1.1(f).

(f)          Brokers; Finders. No finder, broker or similar intermediary acting on behalf of such Insider Holder is entitled to a commission, fee or other compensation in connection with the negotiation, execution or delivery of this Securities Transfer Agreement or any of the Related Agreements or the consummation of the other transactions contemplated hereby or thereby for which any Seller or AAC may have any liability.

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(g)          Voting and Transfer Restrictions. Except for this Securities Transfer Agreement, the Escrow Agreement and the Insider Letters, such Insider Holder is not a party to any Contract with respect to:

(i)          voting any Transferred Insider Securities (including any proxy or director nomination rights); and

(ii)         transfer of or transfer restrictions on any Transferred Insider Securities (including any put, purchase or call option, any buy sell agreement or any agreement providing for rights of first refusal, first offer, co-sale or similar rights).

Article 3

the Sellers REPRESENTATIONS and Warranties

3.1           Representations and Warranties. Each Seller, severally but not jointly, hereby represents and warrants to the other parties hereto as follows:

(a)          Organization. Such Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Seller has the organizational power and authority necessary to (a) execute, deliver and perform its obligations under this Securities Transfer Agreement, and (b) consummate the transactions contemplated hereby to be consummated by it. Each Seller is duly qualified or licensed and in good standing as a foreign entity authorized to do business under the Laws of each jurisdiction in which the current ownership, leasing or use of assets by it or the conduct of business by it requires such licensing or qualification, except where the failure to be so licensed or qualified and in good standing would not have a material adverse effect on the ability of such Seller to perform its obligations under this Securities Transfer Agreement.

(b)          Authorization, Execution and Enforceability. The execution and delivery of this Securities Transfer Agreement, the performance by such Seller of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of such Seller. This Securities Transfer Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except insofar as enforceability may be limited by Equitable Exceptions. This Securities Transfer Agreement has been duly executed by such Seller.

(c)          No Breach. The execution and delivery of this Securities Transfer Agreement by such Seller, the performance by such Seller of its obligations hereunder, and the consummation by such Seller of the transactions contemplated hereby to be consummated by it do not and will not (a) conflict with, result in any violation of or constitute a default under the Organizational Documents of such Seller, (b) constitute a default under, result in a violation or breach of, result in the cancellation or termination of, accelerate the performance required under or result in the creation of any Lien upon any of the properties of such Seller pursuant to any Contract to which such Seller is a party or by which any of such properties is bound (with or without the giving of notice or lapse of time, or both) or (c) result in a violation of or conflict with any Law or any Order applicable to such Seller, in the case of clauses (b) and (c) above, which default, breach, cancellation, termination, acceleration, creation or violation would or would reasonably be expected to have a material adverse effect on the ability of such Seller to perform its obligations under this Securities Transfer Agreement.

(d)          Consents. No Consent is required to be obtained from, no notice is required to be given to and no filing is required to be made with any Person (including but not limited to any Governmental Authority or Judicial Authority in any country) by or on behalf of such Seller (or the parent or any stockholder, member, or general or limited partner of such Seller) in order (a) for this Securities Transfer Agreement to constitute a legal, valid and binding obligation of such Seller or (b) to authorize or permit the execution, delivery or performance of this Securities Transfer Agreement by such Seller or the consummation of the transactions contemplated hereby to be consummated by it except where the failure to obtain any such Consent, give such notice or make such filing would not or would not reasonably be expected to have a material adverse effect on the ability of such Seller to perform its obligations under this Securities Transfer Agreement.

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(e)          Purchase for Investment; Access to Information. Such Seller is acquiring the Transferred Insider Securities for its own account for investment and not with a view toward, or for resale in connection with, any distribution thereof that would be in violation of applicable Law. Such Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Insider Securities and is capable of bearing the economic risks of such investment, including a complete loss of its investment. Such Seller has had access to and has been furnished with all information that it has requested in connection with its evaluation of and its decision to acquire the Transferred Insider Securities and has been given the opportunity to ask questions of, and receive answers from, AAC and management of AAC regarding the Transferred Insider Securities.

(f)          Accredited Investor Status. Such Seller is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D under the Exchange Act.

(g)          Reliance on Exemptions. Such Seller understands that the Transferred Insider Securities are being transferred to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that AAC and the Insider Holders are relying in part upon the truth and accuracy of, and such Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Transferred Insider Securities.

(h)          Transfer or Resale. Such Seller understands that (i) the Transferred Insider Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) such Seller shall have delivered to AAC an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; (ii) any sale of such securities made in reliance on Rule 144 under the Securities Act (or a successor rule thereto) (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which such Seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Commission thereunder; and (iii) neither the Seller nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(i)          Legends. Such Seller understands that the certificates or other instruments representing the Transferred Insider Securities may bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such certificates or other instruments):

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THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

(j)          Brokers, Finders. No finder, broker or similar intermediary acting on behalf of such Seller is entitled to a commission, fee or other compensation in connection with the negotiation, execution or delivery of this Securities Transfer Agreement or any of the Related Agreements or the consummation of the other transactions contemplated hereby or thereby for which any Insider Holder may have any liability.

Article 4

PRINCERIDGE AND AAC REPRESENTATIONS AND WARRANTIES

4.1          PrinceRidge Representations and Warranties. PrinceRidge hereby represents and warrants to the other parties hereto as follows:

(a)          Organization. PrinceRidge is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. PrinceRidge has the requisite limited liability company power and authority necessary to (a) execute, deliver and perform its obligations under this Securities Transfer Agreement, and (b) consummate the transactions contemplated hereby to be consummated by it.

(b)          Authorization, Capacity, Execution and Enforceability. The execution and delivery of this Securities Transfer Agreement, the performance by PrinceRidge of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of PrinceRidge. This Securities Transfer Agreement constitutes a legal, valid and binding obligation of PrinceRidge, enforceable against PrinceRidge in accordance with its terms, except insofar as enforceability may be limited by Equitable Exceptions. This Securities Transfer Agreement has been duly executed by PrinceRidge.

(c)          No Breach. The execution and delivery of this Securities Transfer Agreement and the performance by PrinceRidge of its obligations hereunder, and the consummation by PrinceRidge of the transactions contemplated hereby to be consummated by it do not and will not (a) conflict with, result in any violation of or constitute a default under the limited liability company agreement of PrinceRidge, (b) constitute a default under, result in a violation or breach of, result in the cancellation or termination of, accelerate the performance required under or result in the creation of any lien, claim or encumbrance upon any of the properties of PrinceRidge pursuant to any contract or agreement to which PrinceRidge is a party or by which any of such properties is bound (with or without the giving of notice or lapse of time, or both) or (c) result in a violation of or conflict with any law, regulation, rule of a self-regulatory organization or judgment or order of any court or other government body, agency or self-regulatory organization applicable to PrinceRidge, in the case of clauses (b) and (c) above, which default, breach, cancellation, termination, acceleration, creation or violation would or would reasonably be expected to have a material adverse effect on the ability of PrinceRidge to perform its obligations under this Securities Transfer Agreement.

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(d)          Consents. No approval, authorization, clearance, exemption, waiver, permission or consent of any kind is required to be obtained from, no notice is required to be given to and no filing is required to be made with any Person (including but not limited to any governmental authority, self-regulatory organization or court in any country) by or on behalf of PrinceRidge (or the parent or any member of PrinceRidge if not a natural person) in order (a) for this Securities Transfer Agreement to constitute a legal, valid and binding obligation of PrinceRidge or (b) to authorize or permit the execution, delivery or performance of this Securities Transfer Agreement, by PrinceRidge or the consummation of the transactions contemplated hereby to be consummated by it except where the failure to obtain any such approval, authorization, clearance, exemption, waiver, permission or consent of any kind, give such notice or make such filing would not or would not reasonably be expected to have a material adverse effect on the ability of PrinceRidge to perform its obligations under this Securities Transfer Agreement.

4.2           AAC Representations and Warranties. AAC hereby represents and warrants to the Sellers as follows:

(a)          Organization. AAC is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. AAC has the trust or other organizational power and authority necessary to (a) execute, deliver and perform its obligations under this Securities Transfer Agreement, and (b) consummate the transactions contemplated hereby to be consummated by it. AAC is duly qualified or licensed and in good standing as a foreign entity authorized to do business under the Laws of each jurisdiction in which the current ownership, leasing or use of assets by it or the conduct of business by it requires such licensing or qualification, except where the failure to be so licensed or qualified and in good standing would not have a material adverse effect on the ability of AAC to perform its obligations under this Securities Transfer Agreement.

(b)          Authorization, Capacity, Execution and Enforceability. The execution and delivery of this Securities Transfer Agreement, the performance by AAC of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary trust or other organizational action on the part of AAC. This Securities Transfer Agreement constitutes a legal, valid and binding obligation of AAC, enforceable against AAC in accordance with its terms, except insofar as enforceability may be limited by Equitable Exceptions. This Securities Transfer Agreement has been duly executed by AAC.

(c)          No Breach. The execution and delivery of this Securities Transfer Agreement and the performance by AAC of its obligations hereunder, and the consummation by AAC of the transactions contemplated hereby to be consummated by it do not and will not (a) conflict with, result in any violation of or constitute a default under the Organizational Documents, if applicable, of AAC, (b) constitute a default under, result in a violation or breach of, result in the cancellation or termination of, accelerate the performance required under or result in the creation of any Lien upon any of the properties of AAC pursuant to any Contract to which AAC is a party or by which any of such properties is bound (with or without the giving of notice or lapse of time, or both) or (c) result in a violation of or conflict with any Law or Order applicable to AAC, in the case of clauses (b) and (c) above, which default, breach, cancellation, termination, acceleration, creation or violation would or would reasonably be expected to have a material adverse effect on the ability of AAC to perform its obligations under this Securities Transfer Agreement.

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(d)          Consents. No Consent is required to be obtained from, no notice is required to be given to and no filing is required to be made with any Person (including but not limited to any Governmental Authority or Judicial Authority in any country) by or on behalf of AAC (or the parent or any stockholder, member, or general or limited partner of AAC if not a natural person) in order (a) for this Securities Transfer Agreement to constitute a legal, valid and binding obligation of AAC or (b) to authorize or permit the execution, delivery or performance of this Securities Transfer Agreement, by AAC or the consummation of the transactions contemplated hereby to be consummated by it except where the failure to obtain any such Consent, give such notice or make such filing would not or would not reasonably be expected to have a material adverse effect on the ability of AAC to perform its obligations under this Securities Transfer Agreement.

(e)          Brokers, Finders. No finder, broker or similar intermediary acting on behalf of AAC is entitled to a commission, fee or other compensation in connection with the negotiation, execution or delivery of this Securities Transfer Agreement or any of the Related Agreements or the consummation of the other transactions contemplated hereby or thereby for which any Seller may have any liability.

ARTICLE 5

Conditions and Termination

5.1.         Conditions.

(a)          The obligation of each party hereto to consummate the transactions contemplated by this Securities Transfer Agreement shall be subject to the satisfaction (or waiver by each at or prior to the Transfers), of each of the following conditions (other than conditions that by their terms are to be satisfied by actions at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing):

(i)          No Law or Order shall have been enacted, issued, promulgated, enforced or entered by any Governmental Entity or Judicial Authority that prohibits the consummation of the transactions contemplated by this Securities Transfer Agreement; and

(ii)         The transactions contemplated by the Stock Purchase Agreement shall be consummated concurrently with the consummation of the transactions contemplated hereby.

(b)          The obligation of the Sellers to consummate the transactions contemplated by this Securities Transfer Agreement shall be subject to the satisfaction (or waiver) at or prior to the Transfers, of each of the following condition(s) (other than conditions that by their terms are to be satisfied by actions at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing):

(i)          Each of the representations and warranties of the Insider Holders, PrinceRidge and AAC contained in this Securities Transfer Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Securities Transfer Agreement and as of the Closing Date as though made on the Closing Date (except for those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of such specified date); provided, however, that the representations and warranties set forth in Sections 2.1(a), (b), (c) and (f), Sections 4.1(a), (b) and (c) and Sections 4.2(a), (b) and (c) shall be true and correct in all respects;

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(ii)        Each of the covenants and agreements contained in this Securities Transfer Agreement to be performed by the Insider Holders, PrinceRidge and AAC at or before Closing shall have been performed in all material respects by the Insider Holders, PrinceRidge and AAC, as applicable, at or before the Closing; and

(iii)        Each Seller shall have received each of the items set forth in Section 1.2(a) to the extent related to the Transferred Insider Securities being transferred to it.

(c)          The obligation of the Insider Holders to consummate the transactions contemplated by this Securities Transfer Agreement shall be subject to the satisfaction (or waiver) at or prior to the Transfers, of the following condition:

(i)          Each of the representations and warranties of the Sellers contained in this Securities Transfer Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Securities Transfer Agreement and as of the Closing Date as though made on the Closing Date (except for those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of such specified date).

5.2.          Termination. This Securities Transfer Agreement (i) may be terminated at any time prior to the Closing, upon the agreement of the Insider Holders, the Sellers and PrinceRidge and (ii) shall be terminated concurrently with any termination of the Stock Purchase Agreement.

article 6

General

6.1           Notices. All notices, consents, waivers, agreements and other communications provided for in this Securities Transfer Agreement shall be provided or made in writing and shall be transmitted by personal delivery, by nationally recognized overnight courier service, or by registered or certified mail, return receipt requested, postage prepaid, and shall be addressed as follows:

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(1)         if to the Sellers, to:

Harbinger Capital Partners Master Fund I, Ltd.
Harbinger Capital Partners Special Situations Fund, L.P.
Credit Distressed Blue Line Master Fund, Ltd.
c/o Harbinger Capital Partners LLC
450 Park Avenue

30th Floor

New York, New York 10022

Attention:          General Counsel

Facsimile:          (212) 339-5801

Email:                legal@harbingercapital.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:          Jeffrey D. Marell, Esq.

                          Raphael M. Russo, Esq.

Facsimile:          (212) 757-3990

Email:                jmarell@paulweiss.com

                           rrusso@paulweiss.com

(2)         if to any Insider Holder, to:

The address set forth for such Insider Holder on Annex I

with copies (which shall not constitute notice) to:

Australia Acquisition Corp.

Level 9 Podium

530 Collins Street

Melbourne Victoria 3000

Australia

Attn: Chief Executive Officer

Facsimile:         +61 3 9012 7475

Email:                pziegler@bigpond.net.au

and

Kelley Drye & Warren LLP

400 Atlantic Street, 13th Floor

Stamford, CT 06901

Attn:     M. Ridgway Barker, Esq.

Facsimile:         (203) 327-2669

Email:               mrbarker@kelleydrye.com

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(3)        if to AAC, to:

Australia Acquisition Corp.

Level 9 Podium

530 Collins Street

Melbourne Victoria 3000

Australia

Attn: Chief Executive Officer

Facsimile:           +61 3 9012 7475

Email:                 pziegler@bigpond.net.au

with copies (which shall not constitute notice) to:

Kelley Drye & Warren LLP

400 Atlantic Street, 13th Floor

Stamford, CT 06901

Attn:       M. Ridgway Barker, Esq.

Facsimile:         (203) 327-2669

Email:               mrbarker@kelleydrye.com

(4)        if to PrinceRidge, to:

The PrinceRidge Group LLC

1633 Broadway, 28th Floor

New York, NY 10019

Facsimile: (646) 792-5610

Attention: Jeffrey Silberman, Esq.

                    General Counsel

with a copy (which shall not constitute notice) to:

Bingham McCutchen LLP

399 Park Avenue

New York, New York 10022

Attention: Floyd I. Wittlin, Esq.

Facsimile: (212) 752-5378

A party may designate a new address to which communications shall thereafter be transmitted by providing written notice to that effect to the other party. Each communication transmitted in the manner described in this Section shall be deemed to have been provided, received and become effective for all purposes at the time it shall have been: (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail) or the affidavit or receipt of the messenger (if transmitted by personal delivery or courier service); or (ii) presented for delivery to the addressee as so addressed during normal business hours, if such delivery shall have been rejected, denied or refused for any reason.

6.2           Amendments; Waivers.

(a)          No purported amendment to any provision of this Securities Transfer Agreement shall be binding upon the parties to this Securities Transfer Agreement unless the Sellers, the Insider Holders and PrinceRidge have each duly executed and delivered to the other parties a written instrument which states that it constitutes an amendment to this Securities Transfer Agreement and specifies the provision(s) that are being amended.

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(b)          No purported waiver of any provision of this Securities Transfer Agreement shall be binding upon any of the parties to this Securities Transfer Agreement unless upon the party providing such waiver has duly executed and delivered to the other parties hereto a written instrument which states that it constitutes a waiver of one or more provisions of this Securities Transfer Agreement and specifies the provision(s) that are being waived. Any such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

6.3           Entire Agreement. This Securities Transfer Agreement, together with the Stock Purchase Agreement and the other Related Agreements and any other documents expressly referred to herein or therein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or between the parties with respect to the subject matter hereof, including any letter of intent or memorandum of terms entered into by the parties or their Affiliates; provided, however, that nothing contained herein shall affect any agreement to which PrinceRidge is a party with respect to the performance of services for AAC, including without limitation the underwriting agreement dated November 15, 2010 between AAC and PrinceRidge, as representative, or the right of PrinceRidge to receive any payment in connection with the closing of the Transaction.

6.4           Governing Law. THIS SECURITIES TRANSFER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

6.5           Counterparts. This Securities Transfer Agreement may be signed in any number of counterparts, which may be delivered via facsimile or other electronic transmission. Any counterpart so delivered shall be deemed to have been duly and validly delivered and shall be valid and effective for all purposes.

6.6           Consent to Jurisdiction. EACH PARTY AGREES THAT ANY AND ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS SECURITIES TRANSFER AGREEMENT SHALL BE COMMENCED AND PROSECUTED IN A FEDERAL OR STATE COURT IN THE STATE OF NEW YORK OR, IN THE CASE OF A PROCEEDING ARISING OUT OF OR RELATING TO A THIRD PARTY CLAIM THAT IS OR MAY BE SUBJECT TO INDEMNIFICATION HEREUNDER, IN THE COURT WHERE SUCH THIRD PARTY CLAIM IS BROUGHT AND EACH PARTY IRREVOCABLE WAIVES ANY RIGHT TO OBJECT TO SUCH VENUE. EACH PARTY CONSENTS AND SUBMITS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK IN RESPECT OF ANY SUCH PROCEEDING OR, WITH RESPECT TO A THIRD PARTY CLAIM, IN THE FORUM IN WHICH SUCH THIRD PARTY CLAIM WAS BROUGHT. EACH PARTY CONSENTS TO SERVICE OF PROCESS UPON IT WITH RESPECT TO ANY SUCH PROCEEDING BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAWS.

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6.7           Assignment. Neither this Securities Transfer Agreement nor any of any party’s rights or obligations hereunder may be assigned or delegated, in whole or in part, by any party without the prior written consent of each other party hereto; provided, that the Sellers shall be permitted to assign any of their rights hereunder to any Affiliate of the Sellers. Any purported assignment or delegation in violation of the preceding sentence will be null and void. Subject to the preceding sentences of this Section 6.7, this Securities Transfer Agreement will be binding upon the parties and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

6.8           Severability. If any provision of this Securities Transfer Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason: (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to such parties provided by, such provision or (b) if such provision cannot be so reformed, such provision shall be severed from this Securities Transfer Agreement and an equitable adjustment shall be made to this Securities Transfer Agreement (including addition of necessary further provisions to this Securities Transfer Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Securities Transfer Agreement.

6.9           Remedies. Each of the parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Securities Transfer Agreement. Without limiting the generality of the foregoing, each of the parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Securities Transfer Agreement and that irreparable harm would result if this Securities Transfer Agreement were not specifically enforced. Therefore, the rights and obligations of the parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law. A party’s right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

6.10         Third Party Beneficiaries. No Person other than the Sellers and the Insider Holders is or is intended to be a beneficiary of this Securities Transfer Agreement, other than successors and assigns of the parties permitted as provided in Section 6.7.

6.11         Fees and Expenses. Subject to the terms of the Stock Purchase Agreement, and with respect to PrinceRidge, any agreement to which PrinceRidge is a party with respect to the performance of services for AAC, including without limitation the engagement letter dated June 14, 2011 between AAC and PrinceRidge, each of the parties hereto agrees to bear and be responsible for its own expenses, fees and costs (including legal, accounting and consulting expenses, fees and costs) incurred by it in connection with preparing, negotiating, executing and implementing this Securities Transfer Agreement, and the transactions contemplated by this Securities Transfer Agreement, and any and all fees, commissions, compensation, reimbursement or other amounts due to any investment banker, broker or finder (or Person who performs a similar function) who claims to have been, or who was in fact, engaged by or on behalf of it in connection with the transactions contemplated by this Securities Transfer Agreement.

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6.12         Waiver of Right, Title, Interest or Claim to the AAC Trust Account. Each Seller and each Insider Holder acknowledges that until the Closing, neither it, nor any of its respective shareholders, managers, operators, officers, directors employees and affiliates, shall have any right, title, interest or claim of any kind in or to any cash, investments or other assets of any kind held in or for the AAC Trust Account or any distributions, disbursements or other payments therefrom (other than as and to the extent they may be released to AAC in accordance with the provisions of the Trust Agreement), and agrees not to make any claim of any kind in or to any cash, investments or other assets of any kind held in or for the AAC Trust Account or any distributions, disbursements or other payments therefrom.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have duly executed this Securities Transfer Agreement as of the date first written above.

SELLERS:

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners LLC,
its Investment Manager

By:
Name:
Title:

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By:	Harbinger Capital Partners Special Situations GP, LLC, its general partner

By:
Name:
Title:

CREDIT DISTRESSED BLUE LINE MASTER FUND, LTD.

By:	Harbinger Capital Partners II LP, its liquidator

By:
Name:
Title:

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INSIDER HOLDERS:

ZIEGLER ASSET PARTNERS PTY. LTD.,
as Trustee for the Ziegler Asset Partners
Trust
By:
Name:
Title:
Address:

THE DRUMMOND TRUST

By:
Name:
Title:
Address:

THE EDWARD STEPHEN STREETER AND
DANA STREETER AB LIVING TRUST

By:
Name:
Title:
Address:

BREBEC PTY. LIMITED,
as Trustee for the Chenoweth Family Trust

By:
Name:
Title:
Address:

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THELMA INVESTMENTS PTY. LTD.,
as Trustee for Thelma Investments Trust

By:
Name:
Title:
Address:

PARKTHORN NO. 2 PTY. LTD.

By:
Name:
Title:
Address:

THE PRINCERIDGE GROUP LLC

By:
Name:
Title:
Address:

AUSTRALIA ACQUISITION CORP.

By:
Name:
Title:

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ANNEX I

INSIDER HOLDERS OWNERSHIP TABLE

Insider Holder (Address)	Insider Shares	Insider Warrants
Ziegler Asset Partners Pty. Ltd.	1,850,667	6,940,000

The Drummond Trust	80,000	300,000

The Edward Stephen Streeter and Dana Street AB Living Trust	80,000	300,000

Brebec Pty. Limited	80,000	300,000

Thelma Investments Pty. Ltd.	21,333	80,000

Parkthorn No. 2 Pty. Ltd.	21,333	80,000

Total	2,133,333	8,000,000

ANNEX II

SELLERS PRO RATA PERCENTAGES

Harbinger Master – 55.19617%

Harbinger Special Situations – 30.58780%

Blue Line – 14.21603%

Exhibit F

Tender Offer Conditions

Reference is made to the Stock Purchase Agreement (the “Agreement”), dated as of July 11, 2012, by and among Australia Acquisition Corp., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Purchaser”), Harbinger Capital Partners Master Fund I, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Harbinger Master”), Harbinger Capital Partners Special Situations Fund, L.P., a limited partnership organized under the laws of the State of Delaware (“Harbinger Special Situations”) and Credit Distressed Blue Line Master Fund, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Blue Line” and, together with Harbinger Master and Harbinger Special Situations, the “Sellers” and each, a “Seller”). Capitalized terms that are used but not otherwise defined in this Exhibit F shall have the respective meanings ascribed thereto in the Agreement.

Notwithstanding any other provisions of the Tender Offer or the Agreement, and in addition to (and not in limitation of) the rights and obligations of Purchaser to extend, terminate and/or modify the Tender Offer (subject to the terms and conditions of the Agreement), Purchaser (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Purchaser Ordinary Shares promptly after termination or withdrawal of the Tender Offer)), pay for, or may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Purchaser Ordinary Shares and (ii) may terminate or amend the Tender Offer as to Purchaser Ordinary Shares not then paid for, in the event that at the then-scheduled Initial Expiration Date (as it may be extended pursuant to Section 9.3 of the Agreement) or immediately prior to such payment, (A) any Required Consents (other than those required under Contracts to which Purchaser is a party) shall not have been obtained or shall not remain in full force and effect, (B) the Maximum Tender Condition shall not have been satisfied, or (C) any of the following shall have occurred and exist as of the applicable scheduled Expiration Time:

(a) a Law shall have been enacted, issued, promulgated, enforced or entered by any Governmental Authority or Judicial Authority that prohibits, makes illegal or enjoins the consummation of the transactions contemplated by the Agreement;

(b) the representations and warranties of the Sellers set forth in the Agreement shall not be true and correct in all respects as of the date of the Agreement, and shall not be true and correct in all respects as of the Expiration Time as though made on and as of the Expiration Time, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall not have been true and correct in all respects as of such earlier date, and (ii) this condition shall be deemed satisfied unless the inaccuracy of such representations and warranties would, in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(c) the Sellers shall have materially breached or failed to comply in all material respects with all covenants and obligations that the Sellers are required to comply with or to perform under the Agreement prior to the Expiration Time;

(d) a Material Adverse Effect shall have occurred and be continuing;

(e) the Sellers shall have failed to deliver to Purchaser an officer certificate, duly executed by an authorized officer of each Seller (as to itself), dated as of the then-scheduled Expiration Time, certifying to the effect that, as of such date, the conditions specified in clauses (b), (c) and (d) of this Exhibit F have been satisfied; or

(f) the Agreement shall have been validly terminated in accordance with its terms.

The foregoing conditions and the Maximum Tender Condition are for the benefit of Purchaser and the Sellers and, subject to the terms and conditions of the Agreement, may be waived by Purchaser, in whole or in part, at any time and from time to time solely with the consent of the Sellers’ Representative (except for conditions to be satisfied solely by the Sellers, which may be waived by Purchaser, in whole or in part, at any time or from time to time in the sole discretion of the Purchaser), and, unless agreed to by Sellers’ Representative or required by the Commission, no material change may be made to the Tender Offer which imposes conditions to the Tender Offer in addition to those set forth in this Exhibit F or inconsistent with Section 9.3 of the Agreement, except as required to comply with any rule, regulation or interpretation of the Commission, or the staff thereof, in each case applicable to the Tender Offer. The failure or delay by Purchaser at any time to exercise any of the foregoing rights shall not operate as a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time in accordance with the terms and conditions of this Exhibit F and the Agreement.

Exhibit G

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of [________] [__], 2012 by and between Australian Acquisition Corp., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (the “Company”), and [name] (“Indemnitee”). Capitalized terms used but not otherwise defined in the body of this Agreement shall have the meanings set forth in Section 12 below.

RECITALS

WHEREAS, highly competent persons have become more reluctant to serve corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company's members and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, protection against undue risk of personal liability of directors and officers is currently provided through certain insurance coverage, but no assurance can be given that such insurance will be able to be maintained at reasonable cost or that such insurance coverage will be sufficient;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, this Agreement is a supplement to and in furtherance of the Memorandum and Articles of Association of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and

WHEREAS, Indemnitee does not regard the protection available under the Company’s Memorandum and Articles of Association and insurance as adequate in the present circumstances, and may not be willing to continue to serve as a director or to serve on board committees without adequate protection, and the Company desires Indemnitee to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be so indemnified.

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NOW, THEREFORE, in consideration of Indemnitee’s agreement to continue to serve as a director (and to serve on board committees as applicable) from and after the date hereof, the parties hereto agree as follows:

1.          Indemnity of Indemnitee. The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a)          Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(a) if, by reason of his Company Status, the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him, or on his behalf, in connection with such Proceeding or any claim, issue or matter therein (including without limitation the investigation, defense, settlement or appeal thereof), if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

(b)          Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of his Company Status, the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with such Proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that, if finally determined pursuant to applicable law, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the federal courts of the United States of America located in the Southern District of New York and the state court sitting in New York County shall determine that such indemnification may be made.

(c)          Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Company Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by applicable law against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

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2.          Additional Indemnity. In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 hereof, the Company shall and hereby does indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf if, by reason of his Company Status, he is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee. The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 hereof) to be prohibited by applicable law.

3.          Contribution.

(a)          Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b)          Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction or events from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the transaction or events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which applicable law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

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(c)          The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

(d)          To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

4.          Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Company Status, a witness, or is made (or asked) to respond to discovery requests, in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

5.          Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Company Status within thirty (30) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free.

6.          Procedures and Presumptions for Determination of Entitlement to Indemnification. It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the Companies Law and public policy of the Cayman Islands. Accordingly, the parties agree that the following procedures and presumptions shall apply if any question as to whether Indemnitee is entitled to indemnification under this Agreement:

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(a)          To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary (or other officer) of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification. Notwithstanding the foregoing, any failure of Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to Indemnitee unless, and to the extent that, such failure actually and materially prejudices the interests of the Company.

(b)          Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board: (1) by a majority vote of the Disinterested Directors, even though less than a quorum, (2) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, (3) if there are no Disinterested Directors or if the Disinterested Directors so direct, by independent legal counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee, or (4) if so directed by the Board, by the members of the Company.

(c)          If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(c). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board or its designees, and the Company shall give written notice to Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board or its designees, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company may, within 10 days after such written notice of selection shall have been given, deliver to the Company or to the Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 12 hereof, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the federal courts of the United States of America located in the Southern District of New York and the state court sitting in New York County or other court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.

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(d)          In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(e)          Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(f)          If the person, persons or entity empowered or selected under Section 6 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(f) shall not apply if the determination of entitlement to indemnification is to be made by the members of the Company pursuant to Section 6(b) hereof and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board or the Disinterested Directors, if appropriate, resolve to submit such determination to the members of the Company for their consideration at an annual general meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special general meeting of members of the Company is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.

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(g)          Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board or member of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(h)          The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. If any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(i)          The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

7.          Remedies of Indemnitee.

(a)          If (i) a determination is made pursuant to Section 6 hereof that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 hereof, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) hereof within 90 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within ten (10) days after receipt by the Company of a written request therefor or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 hereof, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of New York, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification. Indemnitee shall commence such proceeding seeking an adjudication within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a). The Company shall not oppose Indemnitee’s right to seek any such adjudication.

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(b)          If a determination shall have been made pursuant to Section 6(b) hereof that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b) hereof.

(c)          If a determination shall have been made pursuant to Section 6(b) hereof that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)          If Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of his rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on his behalf, in advance, any and all expenses (of the types described in the definition of Expenses in Section 12 hereof) actually and reasonably incurred by him in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.

(e)          The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance, to the extent not prohibited by law, such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors' and officers' liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.

(f)          Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

8.          Non-Exclusivity; Survival of Rights; Insurance; Primacy of Indemnification; Subrogation.

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(a)          The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Memorandum and Articles of Association of the Company, any agreement, a vote of members of the Company, a resolution of directors of the Company, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Company Status prior to such amendment, alteration or repeal. To the extent that a change in the Companies Law or other applicable law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Memorandum and Articles of Association of the Company and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)          To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the Company or of any other company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has directors’ and officers’ liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c)          Except as provided in Section 8(f), if any payment is made under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against the Other Indemnitor (as defined below)), who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d)          Except as provided in Section 8(f), the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(e)          Except as provided in Section 8(f), the Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

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(f)          The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary) with respect to matters for which indemnification is provided under this Agreement, and (ii) that it shall be required to advance the full amount of Expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law and as required by the terms of this Agreement and the organizational documents of the Company (or any other agreement between the Company and Indemnitee), without regard to any rights to indemnification, advancement of expenses and/or insurance provided to Indemnitee by a third party (an “Other Indemnitor”). Except as otherwise set forth herein, the Company further agrees that no advancement or payment by any other person or entity on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall reduce or otherwise alter the rights of Indemnitee or the obligations of the Company hereunder. In the event that any Other Indemnitor shall make any advancement or payment on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company, the Other Indemnitor making such payment shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company, and Indemnitee shall execute all papers reasonably required and take all action reasonably necessary to secure such rights, including, without limitation, execution of such documents as are necessary to enable such other person or entity to bring suit to enforce such rights. The Company and Indemnitee agree that each Other Indemnitor is an express third party beneficiary of the terms of this Section 8(f), entitled to enforce this Section 8(f) as though each such Other Indemnitor was a party to this Agreement.

9.          Exception to Right of Indemnification. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a)          for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except (x) with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision or (y) as provided in Section 8(f); or

(b)          for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law; or

(c)          in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

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10.         Security. To the extent requested by Indemnitee and approved by the Board (such approval not to be unreasonably withheld, delayed or conditioned), the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

11.         Enforcement.

(a)          The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve as a director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as a director of the Company.

(b)          This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

(c)          The Company shall not seek from a court, or agree to, a “bar order” which would have the effect of prohibiting or limiting the Indemnitee’s rights to receive advancement of expenses under this Agreement.

(d)          This Agreement shall be effective as of the date hereof and may apply to acts or omissions of Indemnitee which occurred prior to such date if Indemnitee was an officer, director, employee or other agent of the Company, or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, at the time such act or omission occurred.

12.         Definitions. For purposes of this Agreement:

(a)          “Change in Control” shall mean, and shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(i)          Acquisition of Stock by Third Party. Any person (other than (1) the Company, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or (3) any corporation owned, directly or indirectly, by the members of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding securities;

(ii)         Change in Board. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 12(a)(i), 12(a)(iii) or 12(a)(iv)) whose election by the Board or nomination for election by the Company’s members was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a least a majority of the members of the Board;

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(iii)        Company Transactions. Any sale or disposition by the Company of all or a majority of the Company’s assets, or the effective date of a merger or consolidation of the Company with any other entity (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the Board or other governing body of such surviving entity);

(iv)        Dissolution/Liquidation. The approval by the members of the Company of a plan of dissolution or complete or substantially complete liquidation of the Company; and

(v)         Other Events. Any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

(b)          “Companies Law” means the Companies Law (Revised) of the Cayman Islands.

(c)          “Company Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.

(d)          “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(e)          “Enterprise” shall mean the Company and any other company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.

(f)          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

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(g)          “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(h)          “Independence Criteria” means that the law firm, or partner (or, if applicable, member) of the law firm is experienced in matters of corporation law, is reputable and nationally recognized in the United States of America and neither presently is, nor in the past five years has been, retained to represent: (A) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (B) any other party to the Proceeding giving rise to a claim for indemnification hereunder.

(i)          “Independent Counsel” means a law firm, or a partner (or, if applicable, a member) of a law firm, that meets the Independence Criteria (unless the parties mutually agree that the law firm or partner (or member) need not so meet the Independence Criteria). Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and Expenses of the Independent Counsel referred to above and to enter into such other arrangements reasonably requested by the Independent Counsel relating to this Agreement or its engagement pursuant hereto.

(j)          “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of his or her Company Status, by reason of any action taken by him or of any inaction on his part while acting in his or her Company Status; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 7 hereof to enforce his rights under this Agreement.

13.         Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee indemnification rights to the fullest extent permitted by applicable laws. If any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

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14.         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

15.         Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

16.         Notice By Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.

17.         Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:

(a)          To Indemnitee at the address set forth below Indemnitee signature hereto.

(b) To the Company at:

Australian Acquisition Corp.

Attention:

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

18.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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19.         Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

20.         Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of two (2) years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

21.         Governing Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the federal courts of the United States of America located in the Southern District of New York and the state court sitting in New York County (the “Chosen Courts”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Chosen Courts for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Chosen Courts, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Chosen Courts has been brought in an improper or inconvenient forum.

22.         Specific Performance. The Company acknowledges that a breach or threatened breach of this Agreement by it is likely to cause irreparable harm to the Indemnitee and that remedies at law are likely to be inadequate and insufficient to protect the Indemnitee against any such actual or threatened breach. Accordingly, the Company agrees to the granting of specific performance, injunctive relief and other equitable remedies in favor of the Indemnitee in the event of any such breach or threatened breach, without proof of actual damages and without the requirement to post any bond or other security. Such performance, relief and remedies shall not be the exclusive remedy for such a breach or threatened breach, but shall be in addition to all other rights and remedies available at law, in equity or otherwise.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the day and year first above written.

AUSTRALIAN ACQUISITION CORP.

By:
Name:
Title:

[NAME]

Address:

[Signature Page to Indemnification Agreement]

EXHIBIT H

REGISTRATION RIGHTS AGREEMENT

among

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.,

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.,

CREDIT DISTRESSED BLUE LINE MASTER FUND, LTD.,

and

AUSTRALIA ACQUISITION CORP.

Dated as of [__], 2012

i

ii

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated [___], 2012 (this “Agreement”), among Australia Acquisition Corp., a company incorporated under the laws of the Cayman Islands (the “Company”), Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands exempted company (“Harbinger Master”), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (“Harbinger Special Situations”) and Credit Distressed Blue Line Master Fund, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Blue Line” and, together with Harbinger Master, Harbinger Special Situations and Blue Line, the “Harbinger Investors”).1 Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in Section 1.

RECITALS:

WHEREAS, concurrently with the execution and delivery of this Agreement, the parties hereto are consummating the transactions contemplated by the Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Company will issue to each Harbinger Investor a number of shares of Common Stock and a number of Class A Preference Shares and Class B Preference Shares of the Company in exchange for the contribution by such Harbinger Investor of a number of (i) ordinary shares, par value GBP 0.0001 per share (the “Ferrous Shares”), of Ferrous Resources Ltd., a company organized under the laws of the Isle of Man, which together with the Ferrous Shares to be contributed by the other Harbinger Investors thereunder, will represent at least [__]% of the Ferrous Shares outstanding as of the Closing Date, and/or (ii) a number of ordinary shares, no par value per share (the “ACDL Ordinary Shares”), of Asian Coast Development (Canada), Ltd., a company organized under the laws of British Columbia (“ACDL”), which together with the ACDL Ordinary Shares to be contributed by the other Harbinger Investors thereunder, will represent at least [__]% of the ACDL Ordinary Shares outstanding as of the Closing Date, and/or (iii) a number of Series V Special Shares, no par value per share (the “ACDL Series V Special Shares”), of ACDL, and/or (iv) number of shares of Class A, €1 (one euro) par value per share, and the number of convertible preferred equity certificates (CPECs) of Series A, €1 (one euro) par value per share (together, the “Subject Harbinger Blocker Shares”), of Harbinger II S.a.r.l., a private limited liability company organized under the laws of Luxembourg, which in turn owns a number of ACDL Ordinary Shares and ACDL Series V Special Shares, which together with the ACDL Ordinary Shares to be contributed by the Harbinger Investors thereunder, will represent at least [__]% of the ACDL Ordinary Shares outstanding as of the Closing Date, and which together with the ACDL Series V Special Shares to be contributed by the Harbinger Investors thereunder, will represent at least [__]% of the ACDL Series V Special Shares outstanding as of the Closing Date, and/or (v) number of shares of common stock, $0.001 par value per share (the “Blue Line Blocker Shares”), of Blue Line ACDL, Inc., a company incorporated under the laws of the State of Delaware, which in turn owns a number of ACDL Series V Special Shares, which together with the ACDL Series V Special Shares to be contributed by the Harbinger Investors thereunder, will represent at least [__]% of the ACDL Series V Special Shares outstanding as of the Closing Date and/or (vi) a number of Class VI Special Shares, no par value per share, of ACDL; and

1 Include other Harbinger Investors if called for by the Purchase Agreement and adjust recitals as appropriate.

WHEREAS, the Company and the Harbinger Investors desire to enter into this Agreement to provide the Harbinger Investors with certain rights relating to the registration of the Common Stock to be received by them initially and upon conversion of the Class A Preference Shares into shares of Common Stock, whether pursuant to the Purchase Agreement or otherwise, and any other securities that fall within the definition of “Registrable Securities” hereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.            Definitions and Interpretation.

(a)          Certain Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“ACDL” has the meaning set forth in the Recitals.

“ACDL Ordinary Shares” has the meaning set forth in the Recitals.

“ACDL Series V Special Shares” has the meaning set forth in the Recitals.

“Agreement” means this Agreement, as the same may be amended, supplemented or modified from time to time in accordance to the terms hereof.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 promulgated under the Exchange Act.

“Approved Underwriter” has the meaning set forth in Section 3(f).

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Blue Line” has the meaning set forth in the Preamble.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

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“Class A Preference Shares” means Class A shares of the preference stock, par value US$ 0.001 per share, of the Company.

“Class B Preference Shares” means shares of a newly created Class B of the Company’s preference stock, that will have no economic rights and will not be transferable (other than to other Harbinger Investors and their Affiliates), but will have voting rights for the election of directors to the board of directors of the Company.

“Closing Price” means, with respect to the Registrable Securities, as of the date of determination, (i) if the Registrable Securities are listed on a national securities exchange, the closing price per share of a Registrable Security officially reported on the principal national securities exchange on which the Registrable Securities are then listed or admitted to trading; or (ii) if the Registrable Securities are not then listed or admitted to trading on any national securities exchange, the average of the reported closing bid and asked prices of the Registrable Securities on such date on the principal over the counter market on which the Registrable Securities are traded; or (iii) if none of clauses (i) or (ii) is applicable, a market price per share determined in good faith by the disinterested members of the Board of Directors or, if such determination is not satisfactory to the Holder for whom such determination is being made, by a nationally recognized investment banking firm mutually selected by the Company and such Holder, the expenses for which shall be borne equally by the Company and such Holder. If trading is conducted on a continuous basis on any exchange, then the closing price shall be at 4:00 P.M. New York City time.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.001 per share, of the Company or any other capital stock of the Company (or any successor entity) into which such stock is reclassified or reconstituted and any other common stock of the Company (or any successor entity).

“Company” has the meaning set forth in the Preamble.

“Company Underwriter” has the meaning set forth in Section 4(a).

“Contemporaneous Company Offering” has the meaning set forth in Section 5(b).

“Demand Registration” has the meaning set forth in Section 3(a).

“Determination Date” has the meaning set forth in Section 5(f).

“Disclosure Package” means, with respect to any offering of securities, (i) the preliminary Prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including a contract of sale).

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“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder.

“Ferrous Shares” has the meaning set forth in the Recitals.

“FINRA” means the Financial Industry Regulatory Authority.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Harbinger Investors” has the meaning set forth in the Preamble.

“Harbinger Master” has the meaning set forth in the Preamble.

“Harbinger Special Situations” has the meaning set forth in the Preamble.

“Hedging Counterparty” means a broker-dealer registered under Section 15(b) of the Exchange Act or an Affiliate thereof.

“Hedging Transaction” means any transaction involving a security linked to the Registrable Class Securities or any security that would be deemed to be a “derivative security” (as defined in Rule 16a-1(c) promulgated under the Exchange Act) with respect to the Registrable Class Securities or transaction (even if not a security) which would (were it a security) be considered such a derivative security, or which transfers some or all of the economic risk of ownership of the Registrable Class Securities, including any forward contract, equity swap, put or call, put or call equivalent position, collar, non-recourse loan, sale of exchangeable security or similar transaction. For the avoidance of doubt, the following transactions shall be deemed to be Hedging Transactions:

(i)          transactions by a Holder in which a Hedging Counterparty engages in short sales of Registrable Class Securities pursuant to a Prospectus and may use Registrable Securities to close out its short position;

(ii)         transactions pursuant to which a Holder sells short Registrable Class Securities pursuant to a Prospectus and delivers Registrable Securities to close out its short position;

(iii)        transactions by a Holder in which the Holder delivers, in a transaction exempt from registration under the Securities Act, Registrable Securities to the Hedging Counterparty who will then publicly resell or otherwise transfer such Registrable Securities pursuant to a Prospectus or an exemption from registration under the Securities Act; and

(iv)        a loan or pledge of Registrable Securities to a Hedging Counterparty who may then become a selling stockholder and sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares, in each case, in a public transaction pursuant to a Prospectus.

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“Holder” means the Harbinger Investors and any Permitted Transferee thereof to whom Registrable Securities are transferred in accordance with Section 9(g) other than a transferee to whom Registrable Securities have been transferred pursuant to a Registration Statement under the Securities Act or Rule 144 or Regulation S promulgated under the Securities Act.

“Holder Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the relevant Holder or used or referred to by such Holder in connection with the offering of Registrable Securities.

“Holders’ Counsel” has the meaning set forth in Section 7(a)(i).

“Incidental Registration” has the meaning set forth in Section 4(a).

“Indemnified Party” has the meaning set forth in Section 8(c).

“Indemnifying Party” has the meaning set forth in Section 8(c).

“Initiating Holders” has the meaning set forth in Section 3(a).

“Inspectors” has the meaning set forth in Section 7(a)(viii).

“Liability” has the meaning set forth in Section 8(a).

“Lock-up Agreements” has the meaning set forth in Section 6(a).

“Long-Form Registration” has the meaning set forth in Section 3(a).

“Market Price” means, on any date of determination, the average of the daily Closing Price of the Registrable Securities for the immediately preceding 30 days on which the national securities exchanges are open for trading.

“Permitted Transferee” means any Person who has acquired Registrable Securities in accordance with Section 9(g).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Prospectus” means any “prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Purchase Agreement” has the meaning set forth in Recitals.

“Records” has the meaning set forth in Section 7(a)(viii).

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“Registrable Class Securities” means the Registrable Securities and any other securities of the Company that are of the same class as the relevant Registrable Securities.

“Registrable Securities” means each of the following: (i) any and all shares of Common Stock owned after the date hereof by the Holders (irrespective of when acquired) and any shares of Common Stock issuable or issued upon exercise, conversion or exchange of other securities of the Company; and (ii) any securities of the Company issued in respect of the shares of Common Stock issued or issuable to any of the Holders with respect to the Registrable Securities by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise and any shares of Common Stock issuable upon conversion, exercise or exchange thereof.

“Registration Expenses” has the meaning set forth in Section 7(d).

“Registration Statement” means a registration statement filed pursuant to the Securities Act, including an Automatic Shelf Registration Statement.

“Requested Shelf Registered Securities” has the meaning set forth in Section 5(b).

“Seasoned Issuer” means an issuer eligible to use Form S-3 or F-3 under the Securities Act for a primary offering in reliance on General Instruction I.B.1 to those Forms.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

“Shelf Initiating Holders” has the meaning set forth in Section 5(a).

“Shelf Registered Securities” means, with respect to a Shelf Registration, any Registrable Securities whose sale is registered pursuant to the Registration Statement filed in connection with such Shelf Registration.

“Shelf Registration” has the meaning set forth in Section 5(a).

“Shelf Requesting Holder” has the meaning set forth in Section 5(b).

“Short-Form Registration” has the meaning set forth in Section 3(a).

“Transfer” means, with respect to any security, the offer for sale, sale, pledge, transfer or other disposition or encumbrance (or any transaction or device that is designed to or could be expected to result in the transfer or the disposition by any Person at any time in the future) of such security, and shall include the entering into of any swap, hedge or other derivatives transaction or other transaction that transfers to another in whole or in part any rights, economic benefits or risks of ownership, including by way of settlement by delivery of such security or other securities in cash or otherwise.

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“underwritten public offering” of securities means a public offering of such securities registered under the Securities Act in which an underwriter, placement agent or other intermediary participates in the distribution of such securities, including a Hedging Transaction in which a Hedging Counterparty participates.

“Valid Business Reason” has the meaning set forth in Section 3(b).

“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (i) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (ii) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 or Form F-3 under the Securities Act.

(b)          Interpretation.   Unless otherwise noted:

(i)          All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time.

(ii)         All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successor thereto.

(iii)        All references to agreements and other contractual instruments shall be deemed to be references to such agreements or other instruments as they may be amended from time to time.

(iv)        Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

2.            General; Securities Subject to this Agreement.

(a)          Grant of Rights.  Subject to, and conditioned upon, the closing of the Transactions (as such term is defined in the Purchase Agreement), the Company hereby grants registration rights to the Holders upon the terms and conditions set forth in this Agreement.

(b)          Registrable Securities.  For the purposes of this Agreement, any given Registrable Securities will cease to be Registrable Securities when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) such Registrable Securities have been sold pursuant to Rule 144 promulgated under the Securities Act, (iii)  such Holder (together with any other person who would be considered a “person”with such Holder under Rule 144(a)(2) and any person whose Common Stock would be aggregated with such Holder for purposes of Rule 144(e)) owning such Registrable Securities owns less than 1% of the outstanding shares of Common Stock on a fully diluted basis, (iv) the Registrable Securities are proposed to be sold or distributed by a Person not entitled to the registration rights granted by this Agreement, or (v) such Registrable Securities are no longer outstanding.

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(c)          Holders of Registrable Securities.  A Person is deemed to be a holder of Registrable Securities whenever such Person owns of record or beneficially owns Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities.

3.            Demand Registration.

(a)          Request for Demand Registration. At any time, and from time to time, one or more of the Holders (the “Initiating Holders”) may make a written request to the Company to register, and the Company shall register, in accordance with the terms of this Agreement, the offer or other distribution of the number of Registrable Securities stated in such request under the Securities Act, at the election of the Initiating Holders, (i) on Form S-1 or any similar long-form registration (a “Long-Form Registration”) or (ii) on Form S-3 or any similar short-form registration (other than a Shelf Registration), if such a short-form is then available to the Company (a “Short-Form Registration” and, together with a Long-Form Registration, a “Demand Registration”); provided, however, that the Company shall not be obligated to effect (A) more than three such Long-Form Registrations for each Holder and (B) a Demand Registration if the Initiating Holders propose to sell their Registrable Securities at an anticipated aggregate offering price (calculated based upon the Market Price of the Registrable Securities on the date of filing of the Registration Statement with respect to such Registrable Securities and including any Registrable Securities subject to any applicable over-allotment option) to the public of less than (x) $10,000,000.00 in the case of a Long-Form Registration or (y) $5,000,000.00 in the case of a Short-Form Registration. For purposes of the preceding sentence, two or more Registration Statements filed in response to one demand for a Long-Form Registration shall be counted as one Long-Form Registration. Each request for a Demand Registration by the Initiating Holders shall state the amount of the Registrable Securities proposed to be registered and the intended method of disposition thereof. The Initiating Holders shall be entitled to no more than one Short-Form Registration every six months.

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(b)          Limitations on Demand Registrations.  If the Board of Directors, in its good faith judgment, determines that any registration of Registrable Securities should not be made or continued because it would materially interfere with any material financing, acquisition, corporate reorganization or merger or other material transaction involving the Company or is necessary to avoid premature disclosure of a matter the Board of Directors has determined would not be in the best interests of the Company to be disclosed at such time (a “Valid Business Reason”), (i) the Company may postpone filing a Registration Statement relating to a Demand Registration until such Valid Business Reason no longer exists, and (ii) in case a Registration Statement has been filed relating to a Demand Registration, the Company, upon the approval of a majority of the Board of Directors, may postpone amending or supplementing such Registration Statement and, if the Valid Business Reason has not resulted from actions taken by the Company, may cause such Registration Statement to be withdrawn and its effectiveness terminated. The Company shall give written notice to all Holders of its determination to postpone or withdraw a Registration Statement and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof. If the Company gives notice of its determination to postpone or withdraw a Registration Statement pursuant to this Section 3(b), the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, in the case of a Long-Form Registration, the period referred to in the second sentence of Section 3(d)) by the number of days during the period from (and including) the date of the giving of such notice pursuant to this Section 3(b) to (and including) the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by and meeting the requirements of Section 7(a)(vi). Notwithstanding anything to the contrary contained herein, the Company may not withdraw a filing under this Section 3(b) or Section 5(c) due to a Valid Business Reason more than once in any 12 month period, and may not postpone an offering under this Section 3(b) or Section 5(c) due to a Valid Business Reason for a period of greater than 90 days during any 12-month period.

(c)          Incidental or “Piggy-Back” Rights with Respect to a Demand Registration.  Any Holder which has not requested the relevant Demand Registration under Section 3(a)) may offer such Holder’s Registrable Securities under any such Demand Registration pursuant to this Section 3(c). The Company shall (i) as promptly as reasonably practicable but in no event later than five days after the receipt of a request for a Demand Registration from any Initiating Holders, give written notice thereof to all of the Holders (other than such Initiating Holders), which notice shall specify the number of Registrable Securities subject to the request for Demand Registration, whether such Demand Registration is a Short-Form Registration or Long-Form Registration, the names and notice information of the Initiating Holders and the intended method of disposition of such Registrable Securities and (ii) subject to Section 3(f), include in the Registration Statement filed pursuant to such Demand Registration all of the Registrable Securities requested by such Holders for inclusion in such Registration Statement from whom the Company has received a written request for inclusion therein within 10 days after the receipt by such Holders of such written notice referred to in clause (i) above. Each such request by such Holders shall specify the number of Registrable Securities proposed to be registered and such Holder shall send a copy of such request to the Initiating Holders. The failure of any Holder to respond within such 10-day period referred to in clause (ii) above shall be deemed to be a waiver of such Holder’s rights under this Section 3(c) with respect to such Demand Registration. Any Holder may waive its rights under this Section 3(c) prior to the expiration of such 10-day period by giving written notice to the Company, with a copy to the Initiating Holders. If a Holder sends the Company a written request for inclusion of part or all of such Holder’s Registrable Securities in a registration, such Holder shall not be entitled to withdraw or revoke such request without the prior written consent of the Company in the Company’s sole discretion unless, as a result of facts or circumstances arising after the date on which such request was made relating to the Company or to market conditions, such Holder reasonably determines that participation in such registration would have a material adverse effect on such Holder.

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(d)          Effective Demand Registration.  The Company shall use its reasonable best efforts to cause any such Demand Registration to become effective within (i) 60 days after it receives a request under Section 3(a) for a Long-Form Registration and (ii) 45 days after it receives a request under Section 3(a) for a Short-Form Registration, and in each case to remain effective thereafter. A registration shall not constitute a Long-Form Registration until it has become effective and remains continuously effective for the lesser of (A) the period during which all Registrable Securities registered in the Long-Form Registration are sold and (B) 120 days; provided, however, that a registration shall not constitute a Long-Form Registration if (x) after such Long-Form Registration has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency, court or other Person for any reason not attributable to the Initiating Holders and such interference is not thereafter eliminated or (y) the conditions specified in the underwriting agreement, if any, entered into in connection with such Long-Form Registration are not satisfied or waived, other than by reason of a failure by the Initiating Holders.

(e)          Expenses. The Company shall pay all Registration Expenses in connection with a Demand Registration, whether or not such Demand Registration becomes effective; provided, however, that in no event shall the Company be responsible for the expenses of any Holder who voluntarily withdraws Registrable Securities from any registration or offering (except as contemplated by Section 3(f)) or was required to withdraw such Registrable Securities as a result of a breach, or failure to satisfy any condition, of this Agreement.

(f)           Underwriting Procedures. If the Company or the Initiating Holders holding a majority of the Registrable Securities held by all of the Initiating Holders so elect, the Company shall use its reasonable best efforts to cause the offering made pursuant to such Demand Registration to be in the form of a firm commitment underwritten public offering, and the managing underwriter or underwriters for such offering shall be an investment banking firm or firms of national reputation selected to act as the managing underwriter or underwriters of the offering in accordance with Section 3(g) (each, an “Approved Underwriter”). In connection with any Demand Registration under this Section 3 involving an underwritten public offering, none of the Registrable Securities held by any Holder making a request for inclusion of such Registrable Securities pursuant to Section 3(c) shall be included in such underwritten public offering unless such Holder accepts the terms of the offering as agreed upon by the Company, the Initiating Holders and the Approved Underwriters, and then only in such quantity as will not, in the opinion of the Approved Underwriters, jeopardize the success of such offering by the Initiating Holders. If the Approved Underwriters advise the Company that the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the success of such offering, then the Company shall include in such registration only the aggregate amount of Registrable Securities that the Approved Underwriters believe may be sold without any such material adverse effect and shall reduce the amount of Registrable Securities to be included in such registration, first, as to the equity securities offered by the Company for its own account; second, as to the Registrable Securities of Holders who are not Initiating Holders, as a group (if any), pro rata within such group based on the number of Registrable Securities owned by each such party; and third, as to the Registrable Securities of the Initiating Holders, as a group (if any), pro rata within such group based on the number of Registrable Securities owned by each such party; provided, however, that any party whose right to participate in such offering is reduced by greater than thirty percent (30%) may withdraw all of its Registrable Securities from such registration.

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(g)          Selection of Underwriters in a Demand Registration. If an offering of Registrable Securities made pursuant to any Demand Registration is in the form of an underwritten public offering, the Initiating Holders holding a majority of the Registrable Securities held by all of the Initiating Holders shall select the Approved Underwriters; provided, however, that the Approved Underwriters shall, in any case, also be reasonably acceptable to the Company.

4.            Incidental or “Piggy-Back” Registration.

(a)          Request for Incidental or “Piggy-Back” Registration. If the Company proposes to file a Registration Statement with respect to an offering by the Company for its own account (other than a Registration Statement on Form S-4 or S-8) or for the account of any stockholder of the Company (other than for the account of any Holder pursuant to Section 3 or Section 5), then the Company shall give written notice of such proposed filing to each of the Holders as promptly as reasonably practicable but in no event later than 5 days before the anticipated filing date, and such notice shall describe the proposed registration, offering price (or reasonable range thereof) and distribution arrangements, and offer such Holders the opportunity to register the number of Registrable Securities as each such Holder may request (an “Incidental Registration”). In connection with any Incidental Registration under this Section 4(a) involving an underwritten public offering, the Company shall use its reasonable best efforts to cause the managing underwriter or underwriters (the “Company Underwriter”) to permit each of the Holders who has requested in writing to participate in the Incidental Registration to include the number of such Holder’s Registrable Securities specified by such Holder in such offering on the same terms and conditions as the securities of the Company or for the account of such other stockholder, as the case may be, included therein. In connection with any Incidental Registration under this Section 4(a) involving an underwritten public offering, the Company shall not be required to include any Registrable Securities in such underwritten public offering unless the Holders thereof accept the terms of the underwritten public offering as agreed upon between the Company, such other stockholders, if any, and the Company Underwriter, and then only in such quantity as the Company Underwriter believes will not jeopardize the success of the offering by the Company. If the Company Underwriter advises the Company that the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the success of such offering, then the Company shall include in such Incidental Registration only the aggregate amount of Registrable Securities that the Company Underwriter believes may be sold without any such material adverse effect and shall include in such registration, first, all of the securities to be offered for the account of the Company; second, the Registrable Securities to be offered for the account of the Holders pursuant to this Section 4, as a group (if any), pro rata based on the number of Registrable Securities owned by each such Holder; and third, any other securities requested to be included in such offering by other security holders of the Company, as a group (if any), pro rata based on the number of relevant securities owned by the securityholders in such group; provided, however, that any party whose right to participate in such offering is reduced by greater than thirty percent (30%) may withdraw all of its Registrable Securities from such registration.

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(b)          Expenses. The Company shall bear all Registration Expenses in connection with any Incidental Registration pursuant to this Section 4, whether or not such Incidental Registration becomes effective; provided, however, that in no event shall the Company be responsible for the expenses of any Holder who voluntarily withdraws Registrable Securities from any registration or offering (except as contemplated by Section 4(a)) or was required to withdraw such Registrable Securities as a result of a breach, or failure to satisfy any condition, of this Agreement.

(c)          Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it prior to the effectiveness of such registration whether or not any Holder has requested to include Registrable Securities in such registration.

5.            Shelf Registration.

(a)          Request for Shelf Registration. Upon the Company becoming eligible for use of a Short-Form Registration under the Securities Act in connection with a secondary public offering of its equity securities, in the event that the Company shall receive from one or more of the Holders (the “Shelf Initiating Holders”), a written request that the Company register, under the Securities Act in an offering on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act (a “Shelf Registration”), the sale of at least $25,000,000.00 of Registrable Securities owned by such Shelf Initiating Holders, the Company shall give written notice of such request to all of the Holders (other than the Shelf Initiating Holders) as promptly as reasonably practicable but in no event later than 10 days before the anticipated filing date of such Short-Form Registration, and such notice shall describe the proposed Shelf Registration, the intended method of disposition of such Registrable Securities and any other information that at the time would be appropriate to include in such notice, and offer such Holders the opportunity to register the number of Registrable Securities as each such Holder may request in writing to the Company, given within 10 days after their receipt from the Company of the written notice of such Shelf Registration. The “Plan of Distribution” section of such Short-Form Registration shall permit all lawful means of disposition of Registrable Securities, including firm-commitment underwritten public offerings, block trades, agented transactions, sales directly into the market, purchases or sales by brokers, Hedging Transactions, distributions to stockholders, partners or members of such Holders and sales not involving a public offering. With respect to each Shelf Registration, the Company shall (i) as promptly as reasonably practicable after the written request of the Shelf Initiating Holders, file a Registration Statement and (ii) use its reasonable best efforts to cause such Registration Statement to be declared effective within 45 days after it receives a request therefor, and remain effective until there are no longer any Shelf Registered Securities. The obligations set forth in this Section 5(a) shall not apply if the Company has a currently effective Automatic Shelf Registration Statement covering all Registrable Securities in accordance with Section 5(f) and has otherwise complied with its obligations pursuant to this Agreement.

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(b)          Shelf Underwriting Procedures. Upon written request made from time to time by a Holder of Shelf Registered Securities (the “Shelf Requesting Holder”), which request shall, subject to Section 5(a), specify the amount of such Shelf Requesting Holder’s Shelf Registered Securities to be sold (the “Requested Shelf Registered Securities”), the Company shall use its reasonable best efforts to cause the sale of such Requested Shelf Registered Securities to be in the form of a firm commitment underwritten public offering (unless otherwise consented to by the Shelf Requesting Holder) if the anticipated aggregate offering price (calculated based upon the Market Price of the Registrable Securities on the date of such written request and including any Registrable Securities subject to any applicable over-allotment option) to the public equals or exceeds $10,000,000.00 (including causing to be produced and filed any necessary Prospectuses or Prospectus supplements with respect to such offering). The managing underwriter or underwriters selected for such offering shall be selected by the Shelf Requesting Holder and shall be reasonably acceptable to the Company, and each such underwriter shall be deemed to be an Approved Underwriter with respect to such offering. Notwithstanding the foregoing, in connection with any offering of Requested Shelf Registered Securities involving an underwritten public offering that occurs or is scheduled to occur within 30 days of a proposed registered underwritten public offering of equity securities for the Company’s own account (a “Contemporaneous Company Offering”), the Company shall not be required to cause such offering of Requested Shelf Registered Securities to take the form of an underwritten public offering but shall instead offer the Shelf Requesting Holder the ability to include its Requested Shelf Registered Securities in the Contemporaneous Company Offering pursuant to Section 4.

(c)          Limitations on Shelf Registrations. If the Board of Directors has a Valid Business Reason, (i) the Company may postpone filing a Registration Statement relating to a Shelf Registration until such Valid Business Reason no longer exists and (ii) in case a Registration Statement has been filed relating to a Shelf Registration, the Company, upon the approval of a majority of the Board of Directors, may postpone amending or supplementing such Registration Statement and, if the Valid Business Reason has not resulted from actions taken by the Company, may cause such Registration Statement to be withdrawn and its effectiveness terminated. The Company shall give written notice to all Holders of its determination to postpone or withdraw a Registration Statement and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Company may not withdraw a filing under this Section 5(c) or Section 3(b) due to a Valid Business Reason more than once in any 12 month period, and may not postpone an offering under this Section 5(c) or Section 3(b) due to a Valid Business Reason for a period of greater than 90 days during any 12-month period.

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(d)          Expenses. The Company shall bear all Registration Expenses in connection with any Shelf Registration pursuant to this Section 5, whether or not such Shelf Registration becomes effective; provided, however, that in no event shall the Company be responsible for the expenses of any Holder who voluntarily withdraws Registrable Securities from any registration or offering (except as contemplated by Section 3(f)) or was required to withdraw such Registrable Securities as a result of a breach, or failure to satisfy any condition, of this Agreement.

(e)          Additional Selling Stockholders. After the Registration Statement with respect to a Shelf Registration is declared effective, upon written request by one or more Holders (which written request shall specify the amount of such Holders’ Registrable Securities to be registered), the Company shall, as promptly as reasonably practicable after receiving such request, (i) if it is a Seasoned Issuer or Well-Known Seasoned Issuer, or if such Registration Statement is an Automatic Shelf Registration Statement, file a Prospectus supplement to include such Holders as selling stockholders in such Registration Statement or (ii) if it is not a Seasoned Issuer or Well-Known Seasoned Issuer, and the Registrable Securities requested to be registered represent more than 1% of the outstanding Registrable Securities, file a post-effective amendment to the Registration Statement to include such Holders in such Shelf Registration and use reasonable best efforts to have such post-effective amendment declared effective.

(f)          Automatic Shelf Registration. Upon the Company becoming a Well-Known Seasoned Issuer, (i) the Company shall give written notice to all of the Holders as promptly as reasonably practicable but in no event later than five Business Days thereafter, and such notice shall describe, in reasonable detail, the basis on which the Company has become a Well-Known Seasoned Issuer, and (ii) the Company shall, as promptly as reasonably practicable, register, under an Automatic Shelf Registration Statement, the sale of all of the Registrable Securities in accordance with the terms of this Agreement. The Company shall use its reasonable best efforts to file such Automatic Shelf Registration Statement within 10 Business Days after it becomes a Well-Known Seasoned Issuer, and to cause such Automatic Shelf Registration Statement to remain effective thereafter until there are no longer any Registrable Securities. The Company shall give written notice of filing such Registration Statement to all of the Holders as promptly as reasonably practicable thereafter. At any time after the filing of an Automatic Shelf Registration Statement by the Company, if it is reasonably likely that it will no longer be a Well-Known Seasoned Issuer as of a future determination date (the “Determination Date”), at least 30 days prior to such Determination Date, the Company shall (A) give written notice thereof to all of the Holders as promptly as reasonably practicable but in no event later than 10 Business Days prior to such Determination Date and (B) if the Company is eligible to file a Short-Form Registration with respect to a secondary public offering of its equity securities, file a Short-Form Registration with respect to a Shelf Registration in accordance with Section 5(a), treating all selling stockholders identified as such in the Automatic Shelf Registration Statement (and amendments or supplements thereto) as Shelf Requesting Holders and use all commercially reasonable efforts to have such Registration Statement declared effective prior to the Determination Date. Any registration pursuant to this Section 5(f) shall be deemed a Shelf Registration for purposes of this Agreement.

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(g)          Not a Demand Registration. No Shelf Registration pursuant to this Section 5 shall be deemed a Demand Registration pursuant to Section 3.

6.            Lock-up Agreements.

(a)          Demand Registration. With respect to any Demand Registration, the Company shall not (except as part of such Demand Registration or another Demand Registration) effect any Transfer of Registrable Class Securities, or any securities convertible into or exchangeable or exercisable for Registrable Class Securities (except pursuant to a Registration Statement on Form S-8), during the period beginning on the effective date of any Registration Statement in which the Holders are participating and ending on the date that is 120 days after date of the final Prospectus relating to such offering, except as part of such Demand Registration. Upon request by the Approved Underwriters or the Company Underwriter (as the case may be), the Company shall, from time to time, enter into customary Lock-up agreements (“Lock-up Agreements”) on terms consistent with the preceding sentence.

(b)          Shelf Registration. With respect to any Shelf Registration and offering of Requested Shelf Registered Securities that takes the form of an underwritten public offering, the Company shall not (except as part of such offering) effect any Transfer of Registrable Class Securities, or any securities convertible into or exchangeable or exercisable for such Registrable Class Securities (except pursuant to a Registration Statement on Form S-8), during the period beginning on the date the Shelf Requesting Holder delivers its request pursuant to the first sentence of Section 5(b) and ending on the date that is 90 days after date of the final Prospectus relating to such offering, except as part of such Shelf Registration. Upon request by the Approved Underwriters or the Company Underwriter (as the case may be), the Company shall, from time to time, enter into Lock-up Agreements on terms consistent with the preceding sentence.

(c)          Additional Lock-up Agreements. With respect to each relevant offering, the Company shall use its reasonable best efforts to cause all of its officers, directors and holders of more than 1% of the Registrable Class Securities (or any securities convertible into or exchangeable or exercisable for such Registrable Class Securities) (but excluding any Holder) to execute lock-up agreements that contain restrictions that are no less restrictive than the restrictions contained in the Lock-up Agreements executed by the Company; provided, that the Company shall not be required to use its reasonable best efforts to cause such officers, directors and holders to execute lock-up agreements more than twice in any twelve month period.

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(d)          Third Party Beneficiaries in Lock-up Agreements. Any Lock-up Agreements executed by the Company, its officers, its directors or other stockholders pursuant to this Section 6 shall contain provisions naming the selling stockholders in the relevant offering that are Holders as intended third-party beneficiaries thereof and requiring the prior written consent of such stockholders holding a majority of the Registrable Securities for any amendments thereto or waivers thereof.

7.            Registration Procedures.

(a)          Obligations of the Company. Whenever registration of Registrable Securities has been requested or required pursuant to Section 3, Section 4 or Section 5, the Company shall, subject to any terms, conditions or limitations set forth in Section 3, Section 4 or Section 5, as applicable, use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as promptly as reasonably practicable, and in connection with any such request or requirement, the Company shall:

(i)          as soon as reasonably practicable, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and cause such Registration Statement to become effective; provided, however, that (A) before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including any documents incorporated by reference therein), or before using any Free Writing Prospectus, the Company shall provide the single law firm selected as counsel by the Holders holding a majority of the Registrable Securities being registered in such registration (“Holders’ Counsel”) and any other Inspector with an adequate and appropriate opportunity to review and comment on such Registration Statement, each Prospectus included therein (and each amendment or supplement thereto), each document incorporated by reference therein and each Free Writing Prospectus to be filed with the Commission, subject to such documents being under the Company’s control, and (B) the Company shall notify the Holders’ Counsel and each seller of Registrable Securities pursuant to such Registration Statement of any stop order issued or threatened by the Commission and take all actions required to prevent the entry of such stop order or to remove it if entered;

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(ii)         as soon as reasonably practicable, prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the lesser of (A) 120 days and (B) such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold; provided, that in the case of a Shelf Registration, the Company shall keep such Registration Statement effective until all Registrable Securities covered by such Registration Statement shall have been sold, and shall comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(iii)        as soon as reasonably practicable, furnish to each seller of Registrable Securities, prior to filing a Registration Statement, at least one copy of such Registration Statement as is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any Prospectus filed pursuant to Rule 424 promulgated under the Securities Act and any Free Writing Prospectus as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(iv)        as soon as reasonably practicable, register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Securities may request, and to continue such registration or qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as any such seller requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 7(a)(iv), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

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(v)         as soon as reasonably practicable, notify each seller of Registrable Securities: (A) when a Prospectus, any Prospectus supplement, any Free Writing Prospectus, a Registration Statement or a post-effective amendment to a Registration Statement has been filed with the Commission, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective; (B) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement, related Prospectus or Free Writing Prospectus or for additional information; (C) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation or threatening of any proceedings for that purpose; (D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose; (E) of the existence of any fact or happening of any event of which the Company has knowledge which makes any statement of a material fact in such Registration Statement, related Prospectus or Free Writing Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which would require the making of any changes in the Registration Statement, Prospectus or Free Writing Prospectus in order that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such Prospectus or Free Writing Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (F) of the determination by counsel of the Company that a post-effective amendment to a Registration Statement is advisable;

(vi)        as soon as reasonably practicable, upon the occurrence of any event contemplated by Section 7(a)(v)(E) or, subject to Sections 3(b) and 5(c), the existence of a Valid Business Reason, as promptly as reasonably practicable, prepare a supplement or amendment to such Registration Statement, related Prospectus or Free Writing Prospectus and furnish to each seller of Registrable Securities a reasonable number of copies of such supplement to or an amendment of such Registration Statement, Prospectus or Free Writing Prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such Prospectus or Free Writing Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii)       enter into and perform customary agreements (including underwriting and indemnification and contribution agreements in customary form with the Approved Underwriter or the Company Underwriter, as applicable) and take such other commercially reasonable actions as are required in order to expedite or facilitate each disposition of Registrable Securities and shall provide all reasonable cooperation, including causing appropriate officers to attend and participate in “road shows” and other information meetings organized by the Approved Underwriter or Company Underwriter, if applicable, and causing counsel to the Company to deliver customary legal opinions in connection with any such underwriting agreements;

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(viii)      make available at reasonable times for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition of such Registrable Securities pursuant to a Registration Statement, Holders’ Counsel and any attorney, accountant or other agent retained by any such seller or any managing underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such Registration Statement. Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (A) the disclosure of such Records is necessary, in the Inspector’s judgment, to avoid or correct a misstatement or omission in the Registration Statement, (B) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (C) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public. Each seller of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(ix)         if such sale is pursuant to an underwritten public offering, use its commercially reasonable best efforts to obtain a “cold comfort” letter or letters, dated as of such date or dates as the Holders’ counsel or the managing underwriter reasonably requests, from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as Holders’ Counsel or the managing underwriter reasonably requests;

(x)          furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the Registration Statement with respect to such securities becomes effective, an opinion with respect to legal matters and a negative assurance letter with respect to disclosure matters, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such matters with respect to the registration in respect of which such opinion and letter are being delivered as the underwriters, if any, and such seller may reasonably request and are customarily included in such opinions and negative assurance letters;

(xi)         with respect to each Free Writing Prospectus or other materials to be included in the Disclosure Package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) promulgated under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of the Holders of the Registrable Securities covered by such registration statement, which Free Writing Prospectuses or other materials shall be subject to the review of Holders’ Counsel;

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(xii)        as soon as reasonably practicable and within the deadlines specified by the Securities Act, make all required filings of all Prospectuses and Free Writing Prospectuses with the Commission;

(xiii)       as soon as reasonably practicable and within the deadlines specified by the Securities Act, make all required filing fee payments in respect of any Registration Statement or Prospectus used under this Agreement (and any offering covered thereby);

(xiv)      comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but no later than 15 months after the effective date of the Registration Statement, an earnings statement covering a period of 12 months beginning after the effective date of the Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(xv)       cause all such Registrable Securities to be listed on each securities exchange on which Registrable Class Securities issued by the Company are then listed, provided that the applicable listing requirements are satisfied;

(xvi)      as expeditiously as practicable, keep Holders’ Counsel advised in writing as to the initiation and progress of any registration under Section 3, Section 4 or Section 5 and provide Holders’ Counsel with all correspondence with the Commission in connection with any such Registration Statement;

(xvii)     cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xviii)    if such registration is pursuant to a Short-Form Registration, include in the body of the prospectus included in such Registration Statement such additional information for marketing purposes as the managing underwriter reasonably requests; and

(xix)       take all other steps reasonably necessary to effect the registration and disposition of the Registrable Securities contemplated hereby.

(b)          Seller Obligations. In connection with any offering under any Registration Statement under this Agreement:

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(i)          each Holder shall promptly furnish to the Company in writing such information with respect to such Holder and the intended method of disposition of its Registrable Securities as the Company may reasonably request or as may be required by law for use in connection with any related Registration Statement or Prospectus (or amendment or supplement thereto) and all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not contain a material misstatement of fact or not omit a material fact with respect to such Holder necessary in order to make the statements therein not misleading;

(ii)         each Holder shall comply with the Securities Act and the Exchange Act and all applicable state securities laws and comply with all applicable regulations in connection with the registration and the disposition of the Registrable Securities;

(iii)        each Holder shall not use any Free Writing Prospectus without the prior written consent of the Company;

(iv)        with respect to any underwritten offering pursuant to Section 3, (x) each Initiating Holder shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters and (y) no selling Holder may participate in any such underwritten offering unless such selling Holder completes and/or provides all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents or information reasonably required under the terms of, or in connection with, such underwriting agreement; and

(v)         each Shelf Requesting Holder shall enter into an underwriting agreement in customary form with managing underwriter or underwriters, and no Shelf Requesting Holder shall participate in any underwritten registration pursuant to Section 5(b) unless such selling Holder completes and/or provides all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents or information reasonably required under the terms of, or in connection with such underwriting agreement.

(c)          Notice to Discontinue. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 7(a)(v)(E), such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended Prospectus or Free Writing Prospectus contemplated by Section 7(a)(vi) and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus or Free Writing Prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including the period referred to in Section 7(a)(ii)) by the number of days during the period from (and including) the date of the giving of such notice pursuant to Section 7(a)(v)(E) to (and including) the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended Prospectus or Free Writing Prospectus contemplated by and meeting the requirements of Section 7(a)(vi).

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(d)          Registration Expenses. Subject to the last sentence of this Section 7(d), and except as otherwise provided in this Agreement, the Company shall pay all expenses arising from or incident to its performance of, or compliance with, this Agreement, including (i) Commission, stock exchange and FINRA registration and filing fees, (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (iii) all printing, messenger and delivery expenses, (iv) the reasonable fees, charges and expenses of Holders’ Counsel, any necessary counsel with respect to state securities law matters, counsel to the Company and of its independent public accountants, and any other accounting fees, charges and expenses incurred by the Company (including any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification) and any reasonable legal fees, charges and expenses incurred by the Initiating Holders, the Shelf Initiating Holders or the Shelf Requesting Holders, as the case may be, and (v) any liability insurance or other premiums for insurance obtained in connection with any Demand Registration or piggy-back registration thereon, Incidental Registration or Shelf Registration pursuant to the terms of this Agreement, regardless of whether such Registration Statement is declared effective. All of the expenses described in the preceding sentence of this Section 7(d) are referred to herein as “Registration Expenses.” Notwithstanding the foregoing, (x) the Holders of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to the registration and sale of such Holders’ Registrable Securities and, subject to clause (iv) above, shall bear the fees and expenses of their own counsel, and (y) in no event shall the Company be responsible under the foregoing clause (iv) above for any fees, charges or expenses with respect to any Holder who voluntarily withdraws Registrable Securities from any registration or offering (except as contemplated by Section 3(f)) or was required to withdraw such Registrable Securities as a result of a breach, or failure to satisfy any condition, of this Agreement.

(e)          Hedging Transactions.

(i)          The Company agrees that, in connection with any proposed Hedging Transaction, if, in the reasonable judgment of Holders’ Counsel, it is necessary or desirable to register under the Securities Act such Hedging Transaction or sales or transfers (whether short or long) of Registrable Class Securities in connection therewith, then the Company shall use its reasonable best efforts to take such actions (which may include, among other things, the filing of a post-effective amendment to a Registration Statement to include additional or changed information that is material or is otherwise required to be disclosed, including a description of such Hedging Transaction, the name of the Hedging Counterparty, identification of the Hedging Counterparty or its Affiliates as underwriters or potential underwriters, if applicable, or any change to the plan of distribution) as may reasonably be required to register such Hedging Transaction or sales or transfers of Registrable Class Securities in connection therewith under the Securities Act in a manner consistent with the rights and obligations of the Company hereunder with respect to the registration of Registrable Securities. Any information provided by the Holders regarding the Hedging Transaction that is included in a Registration Statement, Prospectus or Free Writing Prospectus pursuant to this Section 7(e) shall be deemed to be information provided by the Holders selling Registrable Securities pursuant to such Registration Statement for purposes of Section 7(b).

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(ii)         All Registration Statements in which Holders may include Registrable Securities under this Agreement shall be subject to the provisions of this Section 7(e), and the registration of Registrable Class Securities thereunder pursuant to this Section 7(e) shall be subject to the provisions of this Agreement applicable to any such Registration Statements; provided, however, that the selection of any Hedging Counterparty shall not be subject to Section 3(g), but the Hedging Counterparty shall be selected by the Holders of a majority of the Registrable Class Securities subject to the Hedging Transaction that are proposed to be included in such Registration Statement.

(iii)        If in connection with a Hedging Transaction, a Hedging Counterparty or any Affiliate thereof is (or may be considered) an underwriter or selling stockholder, then it shall be required to provide customary indemnities to the Company regarding the plan of distribution and like matters.

(iv)        The Company further agrees to include, under the caption “Plan of Distribution” (or the equivalent caption), in each Registration Statement, and any related Prospectus (to the extent such inclusion is permitted under applicable Commission regulations and is consistent with comments received from the Commission during any Commission review of the Registration Statement), language substantially in the form of Schedule 1 hereto and to include in each Prospectus supplement filed in connection with any proposed Hedging Transaction language mutually agreed upon by the Company, the relevant Holders and the Hedging Counterparty describing such Hedging Transaction.

(v)         Notwithstanding any provision of this Agreement, the Company shall not enter into any Hedging Transaction if such Hedging Transaction violates applicable law.

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8.            Indemnification; Contribution.

(a)          Indemnification by the Company. The Company shall indemnify and hold harmless each Holder, its stockholders, partners, members, directors, managers, officers, employees, trustees, attorneys, advisors, Affiliates and each Person who controls (within the meaning of Section 15 of the Securities Act) such Holder from and against any and all losses, claims, damages, liabilities and expenses, or any action or proceeding in respect thereof (including reasonable costs of investigation and reasonable attorneys’ fees and expenses) (each, a “Liability”) arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus or in any amendment or supplement thereto, (ii) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other federal law, any state or foreign securities law, or any rule or regulation promulgated under any of the foregoing laws, relating to the offer or sale of the Registrable Securities; provided, however, that the Company shall not be liable in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Disclosure Package, Registration Statement, Prospectus or preliminary prospectus or amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holder (including the information provided pursuant to Section 7(b)(i)) expressly for use therein.

(b)          Indemnification by Holders. In connection with any offering in which a Holder is participating pursuant to Section 3, 4 or 5, such Holder shall indemnify and hold harmless the Company, each other Holder, their respective directors, officers, other Affiliates and each Person who controls the Company, and such other Holders (within the meaning of Section 15 of the Securities Act) from and against any and all Liabilities arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus, any Holder Free Writing Prospectus or in any amendment or supplement thereto, and (ii) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus, any Holder Free Writing Prospectus or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading, in each case, to the extent such Liabilities arise out of or are based upon written information furnished by such Holder or on such Holder’s behalf expressly for inclusion in the Disclosure Package, the Registration Statement, the Prospectus or any amendment or supplement thereto relating to the Registrable Securities (including the information provided pursuant to Section 7(b)(i)); provided, however, that the obligation to indemnify shall be individual, not joint and several, for each Holder and the total amount to be indemnified by such Holder pursuant to this Section 8(b) shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Holder in the offering to which the Registration Statement, Prospectus, Disclosure Package or Holder Free Writing Prospectus relates.

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(c)          Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder (the “Indemnified Party”) shall give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (A) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (B) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party; it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the written consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

(d)          Contribution. If the indemnification provided for in this Section 8 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Liabilities referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 8(a), 8(b) and 8(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that the total amount to be contributed by any Holder shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Holder in the offering. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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(e)          Exchange Act Reporting and Rule 144. The Company covenants that it shall (a) file any reports required to be filed by it under the Exchange Act and (b) take such further action as each Holder may reasonably request (including providing any information necessary to comply with Rule 144 promulgated under the Securities Act), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 promulgated under the Securities Act, as such rule may be amended from time to time, or Regulation S promulgated under the Securities Act, as the same may be amended from time to time, or (ii) any similar rules or regulations hereafter adopted by the Commission. The Company shall, upon the request of any Holder, deliver to such Holder a written statement as to whether it has complied with such requirements.

9.            Miscellaneous.

(a)          Termination. In the event the Purchase Agreement is terminated, this Agreement shall automatically terminate and be of no further force and effect. This Agreement shall automatically terminate with respect to a Holder once such Holder no longer owns Registrable Securities.

(b)          Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the shares of Common Stock and (ii) any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, recapitalization, reorganization or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the shares of Common Stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets, recapitalization, reorganization or otherwise) to assume this Agreement or enter into a new registration rights agreement with the Holders on terms substantially the same as this Agreement as a condition of any such transaction.

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(c)          No Inconsistent Agreements. The Company represents and warrants that it has not granted to any Person the right to request or require the Company to register any securities issued by the Company, other than the rights granted to the Holders herein. The Company shall not enter into any agreement with respect to its securities that provide for registration rights that are prior to those set forth herein or that are otherwise inconsistent with the rights granted to the Holders in this Agreement.

(d)          Remedies. The Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement, without need for a bond. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate or that there is need for a bond.

(e)          Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by (i) the Company and (ii) the Holders holding Registrable Securities representing (after giving effect to any adjustments) at least a majority of the aggregate number of Registrable Securities owned by all of the Holders; provided that such majority shall include the Harbinger Investors. Any such written consent shall be binding upon the Company and all of the Holders.

(f)          Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be made by registered or certified first-class mail, return receipt requested, telecopy, electronic transmission, courier service or personal delivery:

(i)           if to the Company:

Australia Acquisition Corp.
c/o Level 9 Podium
530 Collins Street
Melbourne Vic. 3000
Australia
Attn: Chief Executive Officer

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with a copy (which shall not constitute notice hereunder) to:

Kelley Drye & Warren LLP

400 Atlantic Street, 13th Floor

Stamford, CT 06901

Attn: M. Ridgway Barker, Esq.

(ii)          if to the Harbinger Investors:

Harbinger Capital Partners Master Fund I, Ltd.
Harbinger Capital Partners Special Situations Fund, L.P.
Credit Distressed Blue Line Master Fund, Ltd.
c/o Harbinger Capital Partners LLC

450 Park Avenue, 30th Floor
New York, New York 10022
Fax: (212) 658-9311
Attn: Robin Roger, General Counsel

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Fax: (212) 757-3990
Attn:    Jeffrey D. Marell, Esq.
            Raphael M. Russo, Esq.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied or electronically transmitted. Any party may by notice given in accordance with this Section 9(f) designate another address or Person for receipt of notices hereunder.

(g)          Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as provided herein. The registration rights and requirements and related rights of the Holders contained in this Agreement, shall be with respect to any Registrable Security, transferred to any Person who is the transferee of such Registrable Security, without the consent of the Company, but only if transferred in compliance with this Agreement and only to the extent such transfer would not cause the Registrable Securities to cease being Registrable Securities under Section 2(b). At the time of the transfer of any Registrable Security as contemplated by this Section 9(g), such transferee shall execute and deliver to the Company an instrument, in form and substance reasonably satisfactory to the Company, to evidence its agreement to be bound by, and to comply with, this Agreement as a Holder. All of the obligations of the Company hereunder shall survive any such transfer. The Company shall not assign this Agreement, in whole or in part. Except as provided in Section 8, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

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(h)          Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(i)           GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement or the affairs of the Company. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(j)           WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE, WHETHER IN WHOLE OR IN PART, UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(k)          Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

(l)           Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(m)          Interpretation. The parties hereto acknowledge and agree that (i) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

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(n)          Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

(o)          Further Assurances. Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

(p)          Other Agreements. Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of Registrable Securities or other securities of the Company imposed by, any other agreement, including the Purchase Agreement.

(q)          Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

AUSTRALIA ACQUISITION CORP.

By:
Name:
Title:

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners LLC,
its investment manager

By:
Name:
Title:

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By:	Harbinger Capital Partners Special Situations GP, LLC, its general partner

By:
Name:
Title:

CREDIT DISTRESSED BLUE LINE MASTER FUND, LTD.

By:	Harbinger Capital Partners II LP, its liquidator

By:
Name:
Title:

Schedule 1

Plan of Distribution

A selling stockholder may also enter into hedging and/or monetization transactions. For example, a selling stockholder may:

(a)          enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling stockholder and engage in short sales of the common stock under this prospectus, in which case the other party may use shares of common stock received from the selling stockholder to close out any short positions;

(b)          itself sell short common stock under this prospectus and use shares of common stock held by it to close out any short position;

(c)          enter into options, forwards or other transactions that require the selling stockholder to deliver, in a transaction exempt from registration under the Securities Act, common stock to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling stockholder and publicly resell or otherwise transfer that common stock under this prospectus; or

(d)          loan or pledge common stock to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling stockholder and sell the loaned shares or, in an event of default in the case of a pledge, become a selling stockholder and sell the pledged shares, under this prospectus.